Exhibit 96.1

S-K 1300 Technical Report Summary

Illinois Creek Project, Western Alaska, USA

Western Alaska Minerals Corp.

3573 E. Sunrise Drive, Suite 233, Tucson, AZ 85718

Prepared by:

Bruce Davis, Ph.D., FAusIMM, BD Resource Consulting, Inc.

Jack DiMarchi, C.P.G., Core Geoscience LLC

Deepak Malhotra, PhD, SME(RM), DM Consulting

Effective Date: January 31, 2025

Signature Date: April 30, 2025

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table of Contents

Table of Contents		i
1.0	Executive Summary	1-1
1.1	Summary	1-1
1.2	Property Description and Ownership	1-1
1.3	Geological Setting, Mineralization, and Deposit	1-2
1.4	Status of Exploration	1-3
1.5	Metallurgy	1-5
1.6	Mineral Resource Estimates	1-5
1.7	Conclusions	1-10
1.8	Recommendations and Proposed Budget	1-11
2.0	Introduction	2-1
2.1	Qualified Persons	2-1
2.2	Site Visits	2-1
2.3	Sources of Information	2-2
2.4	Units of Measurement	2-2
2.5	Abbreviations and Acronyms	2-3
3.0	Property Description	3-1
3.1	Location	3-1
3.2	Land Tenure	3-2
3.3	Royalties, Agreements, and Encumbrances	3-5
3.4	Environmental Liabilities	3-6
3.5	Environmental Studies	3-6
3.6	Permitting	3-9
3.7	Other Significant Factors and Risks	3-10
4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography	4-1
4.1	Accessibility	4-1
4.2	Climate	4-1
4.3	Local Resources	4-2
4.4	Infrastructure	4-2
4.5	Physiography	4-3
5.0	History	5-1
5.1	Historical Exploration	5-1
5.2	Past Production	5-15

Signature Date:April 30, 2025	i

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

6.0	Geological Setting, Mineralization, and Deposit	6-1
6.1	Regional Geology	6-1
6.2	Property Geology	6-8
6.3	Mineral Deposits	6-17
6.4	Other WAM Properties	6-35
6.5	Deposit Types	6-36
7.0	Exploration	7-1
7.1	Exploration	7-1
7.2	Drilling	7-15
7.3	Hydrogeology Data	7-30
7.4	Geotechnical Data	7-30
8.0	Sample Preparation, Analyses, and Security	8-1
8.1	Sample Preparation	8-1
8.2	Security	8-6
8.3	Assaying and Analytical Procedures	8-7
8.4	Quality Assurance/Quality Control	8-8
8.5	QP’s Opinion	8-12
9.0	Data Verification	9-1
9.1	Historical Data Verification	9-1
9.2	WAC&G Data Verification	9-1
9.3	QP Data Verification	9-1
9.4	QP’s Opinion	9-2
10.0	Mineral Processing and Metallurgical Testing	10-1
10.1	Historical Metallurgical Test Work	10-1
10.2	Conceptual Process Flowsheet	10-5
10.3	QP’s Opinion	10-5
11.0	Mineral Resource Estimates	11-1
11.1	Summary	11-1
11.2	Illinois Creek	11-5
11.3	Waterpump Creek	11-44
11.4	QP’s Mineral Resources Opinion	11-67
11.5	Mineral Resource Reporting	11-69
12.0	Mineral Reserve Estimates	12-1
13.0	Mining Methods	13-1

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

14.0	Processing and Recovery Methods	14-1
15.0	Infrastructure	15-1
16.0	Market Studies	16-1
17.0	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	17-1
18.0	Capital and Operating Costs	18-1
19.0	Economic Analysis	19-1
20.0	Adjacent Properties	20-1
21.0	Other Relevant Data and Information	21-1
22.0	Interpretation and Conclusions	22-1
23.0	Recommendations	23-1
24.0	References	24-1
25.0	Reliance on Information Provided by the Registrant	25-1
26.0	Date and Signature Page	26-1

Tables

Table 1-1:	Mineral Resource Estimate for Illinois Creek In Situ Mineral Resources – July 21, 2021	1-6
Table 1-2:	Mineral Resource Estimate for Leach Pad Mineral Resources – July 21, 2021	1-6
Table 1-3:	Mineral Resource Estimate for Combined Illinois Creek In Situ and Leach Pad Mineral Resources – July 21, 2021	1-7
Table 1-4:	Waterpump Creek Sulfide Mineral Resource Estimate - February 20, 2024	1-8
Table 1-5:	Waterpump Creek Oxide Mineral Resource Estimate – February 1, 2024	1-9
Table 1-6:	Recommendations for the Illinois Creek Project with Proposed Budgets	1-12
Table 3-1:	Summary of WAM Lands	3-2
Table 3-2:	Mine Permits	3-9
Table 5-1:	Anaconda Soil Surveys 1980-1984	5-5
Table 5-2:	Echo Bay and USMX Soil Surveys 1993-1995	5-6
Table 5-3:	NovaGold and Piek Exploration Soil Surveys 2006-2015	5-7
Table 5-4:	Airborne and Ground Magnetic Surveys at Illinois Creek	5-9
Table 5-5:	Various Electrical Geophysical Surveys at Illinois Creek	5-10
Table 5-6:	Gravity Surveys at Illinois Creek	5-12
Table 5-7:	Drill Campaigns 1980-2006 at Illinois Creek	5-13
Table 6-1:	Age Determinations - Illinois Creek District	6-7
Table 6-2:	Current Lithology Codes for the Illinois Creek District	6-14

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 6-3:	Historical Lithology Codes at the Illinois Creek Deposit	6-17
Table 6-4:	2021, 2022, and 2023 Sulfide Intervals from Waterpump Creek	6-22
Table 6-5:	Sulfide Zone Minerals at the Waterpump Creek Deposit	6-27
Table 6-6:	Oxide Zone Minerals at the Waterpump Creek Deposit	6-29
Table 6-7:	Mineralogy of the Illinois Creek Oxide Deposit	6-33
Table 7-1:	Major Exploration Targets - Illinois Creek Property	7-15
Table 7-2:	Drill Campaigns 1981 through 2024	7-16
Table 7-3:	Summary of Illinois Creek Drilling Campaigns by Drill Contractor	7-18
Table 8-1:	Sample Preparation Procedures - Drill Campaigns 1981 through 2023	8-1
Table 8-2:	Summary of On-site Specific Gravity Measurements	8-4
Table 8-3:	Specific Gravity - USMX 1996 Feasibility Study	8-5
Table 8-4:	Analytical Laboratories and Protocols - Drill Campaigns 1981 through 2024	8-7
Table 8-5:	Certified Reference Materials Utilized by WAC&G from 2021 through 2024	8-9
Table 8-6:	Core and Quality Control Materials - 2021, 2022, 2023, and 2024	8-10
Table 8-7:	Certified Reference Materials Utilized by WAC&G during the 2021/22 Season	8-11
Table 8-8:	Acme Check Assays - Bondar-Clegg	8-11
Table 8-9:	Chemex Check Assays - 1991	8-12
Table 8-10:	USMX Bondar-Clegg vs Chemex Check Assays - 1996	8-12
Table 10-1:	Feed Analyses of Three Bulk Samples	10-3
Table 10-2:	Column Leach Test Results for Three Bulk Samples	10-3
Table 11-1:	Mineral Resource Estimate for Combined Illinois Creek In Situ and Leach Pad Mineral Resources – July 21, 2021	11-2
Table 11-2:	Waterpump Creek Mixed Oxide/Sulfide and Sulfide Mineral Resource Estimate – February 20, 2024	11-3
Table 11-3:	Waterpump Creek North Oxide Mineral Resource Estimate – February 1, 2024	11-4
Table 11-4:	Summary of Basic Statistics of Data Proximal to the Mineral Resource Model	11-11
Table 11-5:	Treatment of Outlier Sample Data	11-16
Table 11-6:	Variogram Parameters	11-17
Table 11-7:	Block Model Limits	11-17
Table 11-8:	Interpolation Parameters for In Situ Mineral Resources	11-18
Table 11-9:	Summary of Basic Statistics of Leach Pad Sample Data	11-29
Table 11-10:	Treatment of Outlier Samples in Leach Pad Data	11-30
Table 11-11:	Variogram Parameters of Leach Pad Sample Data	11-31

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-12:	Interpolation Parameters for Leach Pad Area Mineral Resources	11-32
Table 11-13:	Mineral Resource Estimate for Illinois Creek In Situ Mineral Resources – July 21, 2021	11-38
Table 11-14:	Mineral Resource Estimate for Leach Pad Mineral Resources – July 21, 2021	11-38
Table 11-15:	Mineral Resource Estimate for Combined Illinois Creek In Situ and Leach Pad Mineral Resources – July 21, 2021	11-39
Table 11-16:	Sensitivity of In Situ Mineral Resources to Gold Price	11-42
Table 11-17:	Averaged Bulk Density Results by Domain	11-50
Table 11-18:	Summary of Basic Statistics of Assay Data by Mineralized Domains	11-51
Table 11-19:	Lithology and Mineralized Domains with Corresponding Codes	11-53
Table 11-20:	Summary of Basic Statistics of 1.5 m Composites by Mineralized Domains	11-54
Table 11-21:	Outlier Limitation Grade Thresholds and Range by Domain	11-56
Table 11-22:	Variogram Parameters	11-57
Table 11-23:	Block Model Limits	11-57
Table 11-24:	Interpolation Parameters for In Situ Mineral Resources – Waterpump Creek	11-58
Table 11-25:	In Situ Underground Mineral Resource Estimate at Waterpump Creek Deposit Declared using 200 g/t AgEqR Cut-off for the Mixed Oxide/Sulfide (600) and Sulfide (665) Domains – Effective February 20, 2024	11-64
Table 11-26:	In Situ Underground Mineral Resource Estimate at Waterpump Creek Deposit Reported using Comparative AgEqR Cut-offs	11-65
Table 11-27:	In Situ Open Pit Mineral Resource Estimate at Waterpump Creek Deposit Declared using 40 g/t Ag Cut-off for the North Oxide Domain (620) – February 1, 2024	11-66
Table 11-28:	In Situ Mineral Resource Estimate at Waterpump Creek Deposit Reported using Comparative AgEq Cut-offs	11-67
Table 11-29:	In Situ Mineral Resource Estimate at Waterpump Creek Deposit Reported for Underground and Open Pit Extraction Methods	11-68
Table 23-1:	Recommendations for the Illinois Creek Project with Proposed Budgets	23-2

Figures

Figure 3-1:	Property Location Map	3-1
Figure 3-2:	Land Holdings of WAM in the Illinois Creek Mining District	3-3
Figure 3-3:	Illinois Creek Claims with Uplands Lease Area	3-4
Figure 5-1:	Simplified Plan Map Showing Mineralized Zones, Drill Collars, Simplified Map Units, and Major Mineralization-controlling Structures	5-2
Figure 5-2:	Total Field Magnetics - Kaiyuh Hills	5-8

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 5-3:	Total Field Magnetics and Regional Gravity Survey	5-9
Figure 5-4:	Regional Gravity Survey (Edcon, 1983)	5-11
Figure 5-5:	2004 NovaGold/Edcon Gravity Survey	5-12
Figure 6-1:	Generalized Geologic Map of the Southern Kaiyuh Mountains	6-2
Figure 6-2:	Existing Tectonic Models for the Ruby Terrane	6-3
Figure 6-3:	West-Central Alaska Deformation 145-113 Ma	6-4
Figure 6-4:	West-Central Alaska Deformation 113-86 Ma	6-5
Figure 6-5:	West-Central Alaska Deformation 86-66 Ma	6-6
Figure 6-6:	Simplified Geologic Map of the Illinois Creek Property with Primary Mineralization-Controlling Structures and Simplified Geologic Domains	6-9
Figure 6-7:	Stratigraphic Column	6-11
Figure 6-8:	Plan Map of the Waterpump Creek Drill Collars	6-19
Figure 6-9:	Longitudinal Section Down Axis of Waterpump Creek Manto	6-20
Figure 6-10:	3D Plan Map Projection of the Waterpump Creek Sulfide Body	6-21
Figure 6-11:	Argentiferous Galena with Pyrite, Fe-rich Sphalerite, and Dolomite: WPC22-20	6-24
Figure 6-12:	Partial Replacement Textures Showing Primary Bedding	6-25
Figure 6-13:	Complete Massive Replacement Textures	6-26
Figure 6-14:	Complex Brecciated Chimney Mineralization	6-26
Figure 6-15:	WPC Oxide Zone Drill Core: WP-83-006: 14.1 m at 25.3 oz/st (866.4 g/t) Ag, 44% Pb, and 2.3% Zn	6-28
Figure 6-16:	WPC Oxide Zone Trench CC Samples	6-28
Figure 6-17:	Core Sample Photograph of FG and FMG	6-29
Figure 6-18:	3D Perspective View of Illinois Creek Deposit Showing FG and FQ Units (Red) and Calcareous and Dolomitic Quartzites (Yellow)	6-30
Figure 6-19:	3D Perspective View of the Illinois Creek Deposit Showing Gold Grades	6-30
Figure 6-20:	3D Perspective View of Illinois Creek Deposit Showing Silver Grades	6-31
Figure 6-21:	Reflected Light Photomicrographs of Rare Primary Minerals at Illinois Creek	6-32
Figure 6-22:	Fugitive Calcite Veins Under Natural Light and SWUV Light WPC22-21 at 167.5 m	6-34
Figure 6-23:	Schematic Cross-Section Showing the Alteration Zonation of WPC	6-34
Figure 6-24:	Strong Sanding in the Illinois Creek Central Pit	6-35
Figure 6-25:	Comparison of Illinois Creek CRD System with Major Worldwide CRD Systems	6-37
Figure 7-1:	Lead Soil Geochemistry - Illinois Creek Property	7-2
Figure 7-2:	Zinc Soil Geochemistry - Illinois Creek Property	7-2

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-3:	Arsenic Soil Geochemistry - Illinois Creek Property	7-3
Figure 7-4:	Gold Soil Geochemistry - Illinois Creek Property	7-3
Figure 7-5:	Copper Soil Geochemistry - Illinois Creek Property	7-4
Figure 7-6:	Gold Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit	7-5
Figure 7-7:	Silver Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit	7-6
Figure 7-8:	Arsenic Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit	7-6
Figure 7-9:	Copper Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit	7-7
Figure 7-10:	Lead Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit	7-7
Figure 7-11:	Zinc Soil Geochemistry and Exploration Targets Near the Illinois Creek Deposit	7-8
Figure 7-12:	2022 CSAMT Survey	7-9
Figure 7-13:	Resistivity Profile Through the Waterpump Creek Sulfide Body	7-10
Figure 7-14:	East-Looking View of the Waterpump Creek/Last Hurrah Resistivity Anomaly	7-11
Figure 7-15:	South-Looking View of the <30-ohm IP Resistivity Anomaly Looking from Waterpump Creek Through the Last Hurrah Target Area	7-11
Figure 7-16:	Two Oblique Views of the 5 ohm-m and 25 ohm-m Modelled Domains	7-13
Figure 7-17:	Plan Map Showing Drill Campaigns in the Waterpump Creek/Last Hurrah Trend	7-19
Figure 7-18:	Plan Map Showing Drill Campaigns in the Illinois Creek Deposit Area	7-20
Figure 7-19:	Plan Map Showing RC and Core Drill Holes in the Illinois Creek Deposit Area	7-20
Figure 8-1:	Plot Showing ALS and Zonge SG vs. Field-measured SG	8-3
Figure 11-1:	Plan View of Gold Grades in Drilling	11-7
Figure 11-2:	Isometric View of Available Gold Data in Drilling	11-7
Figure 11-3:	Isometric View of Available Silver Data in Drilling	11-8
Figure 11-4:	Isometric View of Available Copper Data in Drilling	11-8
Figure 11-5:	Isometric View of Gold Data in Drilling following Treatment of Unsampled Intervals	11-9
Figure 11-6:	Isometric View of Silver Data in Drilling following Treatment of Unsampled Intervals	11-10
Figure 11-7:	Isometric View of Gold Probability Grade Shell Domain	11-12
Figure 11-8:	Isometric View of Silver Probability Grade Shell Domain	11-13

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-9:	Boxplots of Gold and Silver Data Inside vs Outside of the Probability Grade Shell Domains	11-14
Figure 11-10:	Contact Profiles of Gold and Silver Grades Across Grade Shell Domains Boundaries	11-15
Figure 11-11:	Gold Grades in Drilling and Block Model	11-19
Figure 11-12:	Silver Grades in Drilling and Block Model	11-19
Figure 11-13:	Gold Equivalent Grades in Block Model	11-19
Figure 11-14:	Herco Grade/Tonnage Plot for Gold and Silver Models	11-20
Figure 11-15:	Grade/Tonnage Comparison of Gold and Silver Models	11-21
Figure 11-16:	Swath Plot of Gold and Silver OK and NN Models by Easting	11-22
Figure 11-17:	Plan View Showing Drilling on the Illinois Creek Deposit and in the Leach Pad Area	11-24
Figure 11-18:	Plan View of Drilling on the Leach Pad Area	11-25
Figure 11-19:	Isometric View of Available Gold Data in Leach Pad Drilling	11-26
Figure 11-20:	Isometric View of Available Silver Data in Leach Pad Drilling	11-26
Figure 11-21:	Isometric View of Available Copper Data in Leach Pad Drilling	11-27
Figure 11-22:	Isometric View of Available Lead Data in Leach Pad Drilling	11-27
Figure 11-23:	Isometric View of Available Zinc Data in Leach Pad Drilling	11-28
Figure 11-24:	Isometric View of AuCN/AuTotal Ratios in Leach Pad Drilling	11-28
Figure 11-25:	Gold Grades in Drilling and Block Model in the Leach Pad Area	11-33
Figure 11-26:	Silver Grades in Drilling and Block Model in the Leach Pad Area	11-33
Figure 11-27:	Herco Grade/Tonnage Plot for Gold and Silver Models in the Leach Pad Area	11-34
Figure 11-28:	Swath Plot of Gold and Silver OK and NN Models by Easting in the Leach Pad Area	11-35
Figure 11-29:	Isometric View of Base Case Mineral Resources (North)	11-40
Figure 11-30:	Isometric View of Base Case Mineral Resources (South)	11-40
Figure 11-31:	Plan View of Silver Grades in Drilling, Ag g/t	11-45
Figure 11-32:	Long Section View of Silver Grades in Drilling, Ag g/t	11-46
Figure 11-33:	Plan View of Lead Grades in Drilling, Pb %	11-47
Figure 11-34:	Longitudinal Section View of Lead Grades in Drilling, Pb %	11-48
Figure 11-35:	Plan View of Zinc Grades in Drilling, Zn %	11-49
Figure 11-36:	Long Section View of Zinc Grades in Drilling, Zn %	11-50
Figure 11-37:	Plan View of Mineralized Domains at Waterpump Creek Deposit	11-52
Figure 11-38:	Long Section View of Mineralized Domains at Waterpump Creek Deposit	11-53

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-39:	Histogram/Probability Plots of 1.5 m Composites for Ag g/t, Pb%, and Zn% in Domain 665	11-55
Figure 11-40:	Grades in Drilling and Block Model, Section 558240E, Domains 600 and 665	11-59
Figure 11-41:	Grades in Drilling and Block Model, Section 558255E, Domains 600 and 665	11-60
Figure 11-42:	Grades in Drilling and Block Model, Section 558270E, Domains 600 and 665	11-61
Figure 11-43:	Swath Plot of Gold and Silver OK and NN Models by Easting for All Domains	11-62

Signature Date:April 30, 2025	ix

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

1.0	Executive Summary

1.1	Summary

Bruce Davis Consulting (BDC), Core Geoscience LLC (Core Geoscience), and DM Consulting were retained by Western Alaska Minerals Corp. (WAM) to prepare a Technical Report Summary (TRS) on its Illinois Creek Property (the Property or the Project), located in western Alaska, USA. This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. The purpose of this TRS is to disclose the Mineral Resource estimates at the Property in support of a planned initial public offering (IPO) on a US securities exchange. The QPs for this TRS are Bruce Davis, Jack DiMarchi, and Deepak Malhotra.

The Illinois Creek Property is one of the five properties controlled by WAM in the Illinois Creek mining district. WAM is a public company trading on the TSX-V exchange under the symbol WAM, which through its wholly owned subsidiary Western Alaska Copper and Gold Inc. (WAC&G) owns a 100% interest in the five properties. Since 2010, WAM and its precursor companies have been exploring and advancing its interests in the Illinois Creek mining district located in western Alaska near the Yukon River.

Mineral Resources at the Property are located in two areas, Illinois Creek and Waterpump Creek. Illinois Creek Mineral Resources consist of Illinois Creek oxide gold-silver mineralization and leach heap pad material from the historical Illinois Creek mine. Mineral Resources at Waterpump Creek consist of near surface oxide lead-zinc-silver and deeper sulfide silver mineralization.

The effective date of this report is January 31, 2025. The effective date of the Illinois Creek Mineral Resource estimate is July 21, 2021; no work has been completed at Illinois Creek since this date. The effective date of the Waterpump Creek sulfide Mineral Resource estimate is February 20, 2024, and the effective date of the Waterpump Creek oxide Mineral Resource estimate is February 1, 2024. Drilling on the Property in 2024 was on two new exploration targets, Warm Springs and LH, which are located between the Illinois Creek and Waterpump Creek deposits. The QP has confirmed that there were no changes in the Mineral Resource estimates between the effective date and December 31, 2024.

1.2	Property Description and Ownership

The Property is located in the southern Kaiyuh Mountains just east of the Yukon River in western Alaska, approximately 490 km west of Fairbanks, 52 km southeast of the village of Kaltag, and 85 km south-southwest of the community of Galena. The Property is geographically isolated with no current road access or nearby power infrastructure.

On October 17, 2018, Piek Inc. (Piek) and WAC&G entered into a joint venture agreement to actively explore and develop the Illinois Creek Property owned 100% by Piek, an Alaska-based corporation.

Under the terms of the agreement and amendments to the agreement, a JV Company was established whereby WAC&G could acquire a 100% ownership in the Illinois Creek Property through a series of milestones.

Signature Date:April 30, 2025	1-1

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

On March 31, 2021, in anticipation of listing WAC&G on the TSX-V exchange, WAC&G completed the purchase of the Property from Joe Piekenbrock (Piekenbrock), the underlying 100% owner of Piek. Under terms of the purchase agreement, WAC&G exercised its option to purchase the remaining 50% interest in the Property for US$3.698 million via promissory note and 120 shares in WAC&G.

In October 2021, as a precursor to going public, the Illinois Creek JV was completed and terminated and WAC&G was vested with 100% interest in the Property by purchasing Piek. WAC&G then went public in November 2022 by completing a reverse takeover of WAC&G using a shell company 1246779 B.C. Ltd which subsequently was renamed Western Alaska Minerals Corp., which holds title to both the WAC&G claims and Piek Inc. claims within WAC&G.

Subsequent claim staking in 2021, 2022, and 2024 consolidated WAM’s land holdings (through Piek and WAC&G) in the district. In July 2024, WAC&G converted 70 of the Illinois Creek Property mining claims to an Upland Mining Lease (ADL#422236). The total land package consists of 390 State of Alaska mining claims and one Upland Mining Lease totaling 114.86 square miles (73,535 acres or approximately 29,759 ha). This total includes the Illinois Creek Property (241 claims) and the Round Top (88 claims), Honker (24 claims), Khotol Ridge (19 claims), and the Pawprint (18 claims) properties.

1.3	Geological Setting, Mineralization, and Deposit

The Illinois Creek mining district is characterized by intrusion related hydrothermal systems including porphyry copper/molybdenum/silver deposits (PCDs) and surrounding poly-metallic silver/zinc/lead/copper/gold carbonate replacement deposits (CRDs) along with distal low- sulfidation precious-metal veins related to the porphyries. The porphyries in the district are of mid- and late-Cretaceous ages. A Jurassic through mid-Cretaceous fold/thrust event obducts rocks of the Triassic/Jurassic Angayucham terrain over a thick, poorly documented lower Paleozoic sedimentary stratigraphy which is also foreshortened with deep water stratigraphic units to the east overthrust and stacked on progressively more continental margin rocks to the west.

At the Illinois Creek Property, mineralization is characterized by the extensive development of Ag/Zn/Pb/Cu/Au carbonate replacement bodies deposited in the over-thickened continental margin carbonate assemblages. The Property is divided into two distinct structural blocks herein dubbed the East Block and the West block, which are reinterpreted as thrust sheets. Both blocks show distinctive stratigraphic sequences, but both are overprinted by the same 110-114 Ma Illinois Creek mineralization event. That event is metallogenetically related to the relaxation at the end of the compressional event which resulted in the emplacement of the Khotol Mountain suite of intrusions.

Both primary sulfide mineralization and secondary gossan-hosted oxide mineralization are present on the Property, and both are viable exploration targets. Current oxide and sulfide resources are reported in this TRS, including the initial Mineral Resource for the Waterpump Creek zone.

Signature Date:April 30, 2025	1-2

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

1.4	Status of Exploration

Exploration on the Property began in the early 1980s and an open pit mine was built in the late 1990s with limited production through the early 2000s, when mining was halted due to falling metal prices and corporate financial difficulties for the operators at that time.

Historically, the Property has been explored and exploited for oxide Au and Ag mineralization in gossans developed from the deep weathering of the sulfide carbonate replacement bodies developed in the dolomites and dolomitic quartzites of both the East and West blocks.

With the consolidation of the district holdings of both Piek Inc and WAC&G in 2019, WAC&G began evaluation of the historical Illinois Creek oxide mineralization and conducted extensive drilling of the leach pad with the corporate strategy to redevelop the oxide mine. The Illinois Creek gossan is a deeply weathered, massive sulfide body oxidized to as much as 400 m below the existing surface which contains exploitable Au/Ag/Cu mineralization.

In 2021, WAC&G began to explore not just for extensions to the oxide gossan mineralization but made its initial test of sulfide mineralization at Waterpump Creek that had been discovered by Anaconda Minerals Company (Anaconda) in 1983. Drilling in 2021 first targeted oxide gossan mineralization and then drilled downdip of a number of historical Anaconda drill holes that had encountered high-grade sulfide mineralization. Results from WPC21-09 returned 11.5 m of 522 g/t Ag, 22.5% Zn, and 14.8% Pb. The impact of this high-grade hole caused the company to pivot its exploration strategy to focus on the sulfide potential of the Property.

Since 2021, a major reinterpretation of the Property geology has been ongoing using 1) a better understanding of CRD morphologies; 2) a multi-element inductively coupled plasma (ICP) soil database, which was substantially expanded in 2021 and 2022; 3) reinterpretation and inversions of historical geophysical surveys; 4) a 2022 controlled source audio- magnetotellurics (CSAMT) and a 2023 three-dimensional (3D) resistivity and induced polarization (3DIP) geophysical surveys, undertaken to domain resistivity and chargeability at depth; and 5) ongoing drilling and mapping.

Drilling in 2022 and 2023 at Waterpump Creek has outlined a CRD containing massive to semi-massive sulfide mineralization dominated by coarse-grained sphalerite, argentiferous galena, and pyrite in recrystallized ferroan dolomite. Drilling to date has outlined a sulfide body approximately 495 m in strike length by 25 m to 75 m in width, and with thicknesses varying from 5 m to over 100 m.

Mineralization is controlled by the north-northeast (NNE)-trending Waterpump Creek fault that down drops and folds the pre-existing schist/dolomite thrust surface into the fault. Mineralization occurs as massive sulfide replacement of the footwall dolomite both at the contact and within upper portions of the dolomite as it rolls into the fault. Mineralization remains open both to the north and south along the structure and at depth along the Waterpump Creek fault. Significant thickening of the mineralized dolostone to >100 m around drill hole WPC22-18 suggests a chimney like expansion of the mineralized body.

In conjunction with the 2022 drill program, WAM commissioned a property wide CSAMT (controlled-source audio-magnetotellurics) survey with Zonge International to better understand the overall structural architecture of the system. CSAMT is a deep-sounding resistivity technique that effectively defines areas of similar resistivity and highlights structures bounding those discrete resistivity domains. Profiles from the CSAMT have improved the understanding of the structural framework and stratigraphic sections permissive for CRD mineralization in both the East and West structural blocks.

A high resolution 3DIP survey was acquired by DIAS Geophysical (DIAS) covering the Waterpump Creek and Last Hurrah target areas during the 2023 summer field season. Over three million dipole combinations were generated using the DIAS common voltage reference technique to provide an extremely data rich survey for resolving both shallow and deep subsurface electrical properties over an area of approximately 11 km2. Inversion modeling with UBC DCIP3D and Loke Res3DInv reveals distinct structural, stratigraphic controls to CRD mineralization as well as outline the increasing alteration halo to the south from Waterpump Creek, through Last Hurrah and into the Illinois Creek area.

Signature Date:April 30, 2025	1-3

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

In the East Block, the mineralization-controlling NNE-trending Waterpump Creek fault is apparent over the entire 6 km strike length of the survey. With the success of 2022 drilling at Waterpump Creek in the East Block and the potential to greatly expand the mineralization footprint, WAM also commissioned a reinversion of the historical 2005 NovaGold Resources Inc. (NovaGold) pole-dipole IP survey using an updated 3D inversion algorithm. This survey covers 2 km of the Waterpump Creek fault south from the WPC21-09 discovery hole including the currently outlined extent of the mineralized body. The new 3D inversion shows a direct correlation between both resistivity and chargeability with the Waterpump Creek sulfide body. The data also shows the conductive anomaly extending over 1.4 km south of the current Waterpump drilling into the Last Hurrah target area. Extensions to the Waterpump Creek sulfide mineralization and the conductive anomaly was a focus of 2023 drilling.

In the West Block, the new CSAMT profiles have led to the recognition of a slightly oblique fault south of the Illinois Creek fault called the Warm Springs fault. Between the two faults, deep oxidation up to 400 m has formed the Illinois Creek gossan. The oxide resources described in this TRS occur in the gossan. The low-grade East Illinois Creek manto extends east and south of the Illinois Creek gossan. The East Illinois Creek manto appears to lie at or near the contact between the dolomitic quartzites and dolomites.

South of the Warm Springs fault, an extensive greenstone thrust plate caps the permissive stratigraphy and looks to provide an aquitard similar to that seen with the Waterpump Creek (WPC)-LH trend where the Kaiyuh pelitic schists cap the dolomites. Two exploration holes were drilled late in the 2022 season south of the Warm Springs fault along the eastern margin of the West Block. Though both holes were lost after cutting the uppermost 50 m of the dolomitic quartzites, the holes encountered major alteration as multiphase silicification and pyrite with anomalous Pb, Zn and Ag. This permissive stratigraphy occurs in a CRD target area of 4 km x 2 km defined by the CSAMT survey. The target lies to east and south of the Illinois Creek oxide resource pit. In addition to the geophysical support for the Warm Springs target, expanded soil sampling coverage shows a major coincident Cu, Au, Pb, and As anomaly covering a 1.5 km x 1.5 km area south of the Illinois Creek pit. The soil samples suggest that a porphyry target may be developing in this direction.

The Warm Springs along with the LH (previously called the Last Hurrah) CRD targets were drill tested by the 2024 drill program. Seven of nine drill holes targeting Warms Spring target intersected multiple pulses of mineralization including massive to semi-massive pyrite associated with gold, copper, and local silver mineralization, recrystalized ankerite associated with sphalerite (zinc) and galena (lead) mineralization, and extensive gossan (oxide). The mineralization is hosted within an intense silicification and brecciation zone that is an order of magnitude greater in size of Waterpump Creek, thus defining a large CRD hydrothermal system. The LH drilling (four holes totaling 1,347 m) intersected a few gossanous breccia intervals, but no significant sulfide manto mineralization. This drilling, along with extensive trench mapping, shows that the LH mineralization is more likely vertically oriented and higher in the CRD system than Waterpump Creek and the high grade manto target is deeper than originally anticipated.

Potential analogs to the Illinois Creek style of mineralization include: Hermosa and Magma in Arizona, USA; Tintic and Bingham Canyon in Utah, USA; the Leadville and Gilman districts in Colorado, USA; and a series of deposits including Santa Eulalia, Cinco de Mayo, and Naica in Mexico.

Notably, the Hermosa discovery in Arizona and subsequent acquisition by S32, a major Australian mining company, for $1.3B in 2018, has led to a resurgence in CRD exploration.

Signature Date:April 30, 2025	1-4

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

1.5	Metallurgy

Initial metallurgical analysis of the Waterpump Creek sulfide is currently ongoing at ALS in Kamloops, British Columbia, with results expected in the second quarter of 2025. Historical metallurgical work undertaken for the development of the Illinois Creek oxide Au/Ag deposit indicates that the highly oxidized rocks are amenable to a relatively low-cost leaching extraction of gold and silver using cyanide solutions. Additional work is now being undertaken by DM Consulting and Pro Solv LLC in Lakewood, Colorado, to ascertain the amenability of the oxide resources to Merrill-Crowe and sulfidization, acidification, recycling and thickening (SART) processing to optimize Ag and Cu recoveries, respectively.

1.6	Mineral Resource Estimates

1.6.1	Illinois Creek

Mineral Resources were estimated for the Illinois Creek oxide deposit and historical heap leach pad. The estimates were generated using drill hole sample assay results and the interpretation of geologic models that relate to the spatial distribution of gold and silver. Grade estimates are made using ordinary kriging into 3D model blocks measuring 10 m × 10 m × 5 m (L × W × H) and the effects of anomalous high-grade samples were controlled by a combination of top cutting and outlier limitations, which restrict the distance of influence of high-grade samples during estimation. The results of the modeling process were validated using a combination of visual and statistical methods to ensure the model grades are reasonable representations of the underlying sample data.

Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves dated May 10, 2014 (CIM (2014) definitions). Mineral Resources delineated by drilling on a maximum nominal spacing of 30 m are included in the Indicated category. In situ Mineral Resources within a maximum distance of 100 m from a drill hole are included in the Inferred category. Inferred Resources on the leach pad are within a maximum distance of 60 m from a drill hole. To ensure the Mineral Resources exhibit reasonable prospects for economic extraction, the in situ resources are constrained within a pit shell generated using projected technical and economic parameters and tabulated at a base case cut-off grade of 0.35 g/t recoverable gold equivalent (AuEqR). The leach pad Mineral Resources are tabulated at a zero-cut-off grade.

Estimates of the in situ, leach pad, and combined Illinois Creek Indicated and Inferred Mineral Resources are shown in Table 1-1, Table 1-2, and Table 1-3, respectively.

Signature Date:April 30, 2025	1-5

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 1-1:	Mineral Resource Estimate for Illinois Creek In Situ Mineral Resources – July 21, 2021

Class	Tonnes (Mt)	Average Grade				Contained Metal				Metallurgical Recoveries
		AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	7.4	1.39	0.98	32.7	111.1	331	234	7.8	26.5	92	65
Inferred	3.1	1.47	1.02	35.9	117.5	148	102	3.6	11.8	92	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     In Situ Mineral Resources are constrained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 92% metallurgical recovery Au, 65% metallurgical recovery Ag and an average pit slope of 45 degrees. The cut-off grade for resources considered amenable to open pit extraction methods is 0.35 g/t AuEqR. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t). The formula for AuEqR is AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65).

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

5.     Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

6.     Totals may not add due to rounding.

Table 1-2:	Mineral Resource Estimate for Leach Pad Mineral Resources – July 21, 2021

Class	Tonnes (Mt)	Average Grade				Contained Metal				Metallurgical Recoveries
		AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	1.30	1.00	0.44	44.3	79.5	41.8	18.6	1.9	3.4	92	65
Inferred	0.15	0.90	0.37	42.6	72.2	4.4	1.8	0.2	0.3	92	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     It is assumed that the entire volume of the material on the leach pad will be processed and therefore, no selectivity is possible, and the Mineral Resources are presented at a zero-cut-off grade. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t).

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

5.     Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

6.     Totals may not add due to rounding.

Signature Date:April 30, 2025	1-6

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 1-3:	Mineral Resource Estimate for Combined Illinois Creek In Situ and Leach Pad Mineral Resources – July 21, 2021

Class	Tonnes (Mt)	Average Grade				Contained Metal				Metallurgical Recoveries
		AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	8.7	1.33	0.90	34.4	106.4	373	253	9.6	29.8	92	65
Inferred	3.3	1.44	0.99	36.2	115.4	152	104	3.8	12.1	92	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014), were followed for Mineral Resources.

2.     In Situ Mineral Resources are stated as contained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 92% metallurgical recovery Au, 65% metallurgical recovery Ag and an average pit slope of 45 degrees. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t).The cut-off grade for resources considered amenable to open pit extraction methods is 0.35 g/t AuEqR. The formula for AuEqR is AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65).

3.     It is assumed that the entire volume of the material on the leach pad will be processed and therefore, no selectivity is possible, and the Leach Pad Mineral Resources are presented at a zero-cut-off grade.

4.     Metal prices are based on industry consensus long term pricing.

5.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

6.     Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

7.     Totals may not add due to rounding.

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction at Illinois Creek can be resolved with further work.

1.6.2	Waterpump Creek

The 2021 through 2023 drilling at Waterpump Creek, along with historical Anaconda and NovaGold drilling, is of sufficient density and continuity to prepare an Inferred Mineral Resource estimate for the near surface oxide and the deeper sulfide deposit.

The Mineral Resource estimates were generated using drill hole sample assay results and the interpretation of geologic models that relate to the spatial distribution of silver, lead, and zinc. Grade estimates are made using ordinary kriging into 3D model blocks measuring 15 m × 15 m × 3 m (L × W × H) and the effects of anomalous high-grade samples were controlled by outlier limitations, which restrict the distance of influence of high-grade samples during estimation. The results of the modeling process were validated using a combination of visual and statistical methods to ensure the model grades are reasonable representations of the underlying sample data.

In situ Mineral Resources within a maximum distance of 100 m from a drill hole are included in the Inferred category for both the oxide and sulfide zone. No resource is included in the Indicated category. To ensure the Mineral Resources exhibit reasonable prospects for economic extraction, the in situ sulfide resources were examined and show reasonable continuity for extraction by underground mining methods using projected technical and economic parameters and at a base cut-off grade of 200 g/t silver equivalent (AgEq). The in situ oxide resources are constrained within a pit shell generated using projected technical and economic parameters and tabulated at a base case cut-off grade of 40 g/t Ag.

Estimates of the sulfide and oxide Inferred Mineral Resources are shown in Table 1-4 and Table 1-5, respectively. The effective date of the Waterpump Creek sulfide Mineral Resource estimate is February 20, 2024, and the effective date of the Waterpump Creek oxide Mineral Resource estimate is February 1, 2024.

Signature Date:April 30, 2025	1-7

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 1-4:	Waterpump Creek Sulfide Mineral Resource Estimate - February 20, 2024

Class	Domain	Tonnes (Mt)	Average Grade						Contained Metal				Metallurgical Recoveries
			AgEq (g/t)	Ag (g/t)	Zn (%)	Pb (%)	ZnEq (%)	AgEq (Moz)	Ag (Moz)	Zn (Mlb)	Pb (Mlb)	ZnEq (Mlb)	Ag (%)	Zn (%)	Pb (%)
Inferred	Oxide/Sulfide	0.04	302	302	-	-	-	0.3	0.3				75	-	-
Inferred	Sulfide	2.38	980	279	11.28	9.87	26.4	74.9	21.4	591.2	517.3	1,383	75	84	70

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     In situ Mineral Resources are stated based on estimated recoveries of 75% Ag, 70% Pb, and 84% Zn and metal pricing of US$24/oz Ag, US$1.30/lb Zn, and US$ 1.00/lb Pb. The formulas for AgEq and ZnEq based on the above metal prices are AgEq (g/t) = Ag (g/t) + 28.56 x Pb (%) + 37.12 x Zn (%) and ZnEq (%) = Zn (%) + Pb (%) x 0.7692 + Ag (g/t) x 0.0269. The cut-off grade for resources considered amenable to underground extraction methods is 200 g/t AgEq and includes recoveries in the calculations: AgEq(recovery) = Ag (g/t) x 75% + 28.56 x Pb (%) x 70% + 37.12 x Zn (%) x 84%.

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

5.     Totals may not add due to rounding.

Signature Date:April 30, 2025	1-8

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 1-5:	Waterpump Creek Oxide Mineral Resource Estimate – February 1, 2024

Class	Tonnes (Mt)	Average Grade		Contained Metal		Metallurgical Recoveries
		AgEq (g/t)	Ag (g/t)	AgEq (Moz)	Ag (Moz)	Ag (%)
Inferred	0.72	150	150	3.5	3.5	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     In situ Mineral Resources are stated as contained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 65% metallurgical recovery Ag, and an average pit slope of 45 degrees. AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz. The cut-off grade for resources considered amenable to open pit extraction methods is 40 g/t AgEq.

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

5.     Totals may not add due to rounding.

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction at Waterpump Creek can be resolved with further work.

Signature Date:April 30, 2025	1-9

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

1.7	Conclusions

Based on the evaluation of the data available from the Illinois Creek Project, the QPs of this TRS conclude the following:

•	At the effective date of this TRS, the Illinois Creek Property consists of 241 contiguous State of Alaska mining claims and one Uplands Mining Lease, which are part of a larger mineral tenure package totaling 390 mining claims covering 29,759 ha.

•	WAM, through its 100% owned WAC&G and Piek subsidiaries, holds a 100% interest in the Property. WAC&G also maintains a 100% ownership of four additional properties in the Illinois Creek mining district including the Round Top, Honker, Khotol Ridge, and Pawprint claims.

•	The Illinois Creek Au/Ag/Cu oxide deposit is characterized as a CRD, with zones of predominantly massive sulfides pervasively oxidized to depths approaching 400 m below surface. The remaining iron-oxide gossans contain appreciable amounts of gold, silver, and copper plus minor amounts of lead and zinc.

•	Exploration on the Property began in the early 1980s. In the late 1990s and early 2000s, there was limited production, and exploration was halted due to falling metal prices and corporate financial difficulties for the operators at that time.

•	The Illinois Creek deposit is estimated to contain 7.4 million tonnes (Mt) of in situ Mineral Resources in the Indicated category at a grade of 0.98 g/t Au and 32.7 g/t Ag plus 3.1 Mt of Inferred in situ Mineral Resources at an average grade of 1.02 g/t Au and 35.9 g/t Ag. These Mineral Resources are constrained within a pit shell generated using a gold price of US$1,600/oz and a silver price of US$20/oz and summarized using a base case cut-off grade of 0.35 g/t AuEqR.

•	A leach pad area on the Property contains a volume of mineralized material that was stacked during previous mining activities and leached intermittently from 1997 through mine closure. During the summer of 2020, WAC&G drilled and sampled the leach pile. It is estimated to contain 1.3 Mt of Indicated Mineral Resources at a grade of 0.44 g/t Au and 44.3 g/t Ag and 0.15 Mt of Inferred Mineral Resources at a grade of 0.37 g/t Au and 42.6 g/t Ag.

•	Exploration from 2021 through 2023 has largely focused on advancing the Waterpump sulfide mineralization first discovered by Anaconda in 1983. Drilling in 2021, 2022, and 2023 by WAM has encountered high-grade massive and semi-massive sulfide mineralization with economically important Ag, Pb, Zn grades. Initial metallurgical investigation of the sulfide mineralization has begun with a series of composites delivered to ALS in Kamloops, British Columbia.

•	Drilling in 2024 focused on exploring for extensions of the two resource areas.

o	The Warms Springs drilling tested 1.5 km east of the Illinois Creek oxide Mineral Resource and intersected scattered sulfide and oxide Au-Ag-Pb-Zn mineralization within a large (~750 m) alteration halo.

o	Drilling at the LH prospect, which lies 2.2 km south-southeast of the Waterpump Creek Mineral Resource, intersected local gossan zones with minor Ag-Pb-Zn enrichment.

Signature Date:April 30, 2025	1-10

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

•	Drilling at Waterpump Creek through 2023 has outlined primary sulfide CRD mineralization along 495 m of strike length with possible widths varying from 25 m to 75 m, and with thicknesses varying from 5 m to over 100 m.

•	The Waterpump Creek deposit is estimated to contain 2.38 Mt of sulfide Mineral Resource in the Inferred category at a grade of 279 g/t Ag, 9.87% Pb, and 11.28% Zn and 0.04 Mt of mixed (oxide/sulfide) Mineral Resource material in the Inferred category at a grade of 302 g/t Ag, all of which is amenable to underground extraction, and 0.72 Mt of oxide Mineral Resource amenable to open pit extraction in the Inferred category at a grade of 150 g/t Ag.

•	Preliminary metallurgical work indicates that the highly oxidized rocks are amenable to relatively low-cost leaching extraction of gold and silver using cyanide solutions. No test work has been completed for Pb and Zn recoveries for the oxidized rocks at Waterpump Creek.

•	There are no known factors related to metallurgical, environmental, permitting, legal, title, taxation, socio-economic, marketing, or political issues which could materially affect the Mineral Resource estimates.

1.8	Recommendations and Proposed Budget

Based on the evaluation of the data available from the Project, the QPs recommend the following two-phase program as detailed in Table 1-6 below.

The total estimated direct program costs are approximately US$11.0 million for Phase 1 and US$15.5 million for Phase 2, which includes site costs such as camp support, overhead and other indirect costs, excluding corporate general and administration (G&A) costs.

Phase 2 is contingent on positive drill results at either Waterpump Creek, Warm Springs, or elsewhere. A sufficient mineral inventory will need to be established before proceeding to in-fill drilling and an Initial Assessment.

Signature Date:April 30, 2025	1-11

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 1-6:	Recommendations for the Illinois Creek Project with Proposed Budgets

Item	Description	Metrics	Estimated Cost
Phase 1
Exploration Drilling - WPC/LH	Continued exploration and extension drilling of the WPC mineralization to expand the Mineral Resource to both the south and to the north along the Waterpump Creek structure.	Minimum of 7,500 m of core drilling and 15 holes	$6.0 M
Exploration Drilling - Warm Springs and other	Follow-up drilling of the Warm Springs target and initial drilling of the numerous targets recognized in the 2024 geophysical program.	Minimum of 6,000 m of core drilling and 12 holes	$4.8 M
Environmental Base Line Studies	Continued environmental baseline monitoring studies to support environmental and permitting activities.		$0.2 M

Total Phase 1 Cost			$11.0 M
Phase 2
In-Fill Drilling -WPC	In-fill drilling to convert the majority of current resource and portion of any exploration success in Phase 1 to Indicated Resource to support an Initial Assessment.	Minimum of 12,000 m of drilling and 35 holes	$9.6 M
Geotech Investigation - WPC	Complete oriented Geotechnical drilling.	Minimum of 2,500 m of drilling and 8 holes plus physical property test work	$2.7 M
Metallurgical Test Work -WPC	Complete PQ drilling to attain bulk samples and complete variability and Lock cycle flotation metallurgical test work to de-risk program.	4 PQ drill holes (1,500 m) and test work	$2.2 M
Continued and Additional Environmental base line studies	Continue the Phase 1 studies and commence additional studies (ARD, water quality) to support an Initial Assessment.		$0.5 M
Initial Assessment	Initial assessment on an updated Mineral Resource estimate.		$0.5 M
Total Phase 2 Cost			$15.5 M

Signature Date:April 30, 2025	1-12

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

2.0	Introduction

Bruce Davis Consulting (BDC), Core Geoscience LLC. (Core Geoscience), and DM Consulting were retained by Western Alaska Minerals Corp. (WAM) to prepare a Technical Report Summary (TRS) on its Illinois Creek Property (the Property or the Project), located in western Alaska. This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. The purpose of this TRS is to disclose the Mineral Resource estimate at the Property in support of a planned initial public offering (IPO) on a US securities exchange.

WAM is a public exploration company trading on the TSX Venture exchange under the trading symbol WAM. It controls the Illinois Creek Property through its wholly owned WAC&G and Piek subsidiaries. Since 2010, WAC&G has been exploring and advancing its interests in several properties in the Illinois Creek mining district located in western Alaska.

The Property is located in the southern Kaiyuh Mountains east of the Yukon River, approximately 490 km west of Fairbanks, 52 km southeast of the village of Kaltag, and 85 km south-southwest of the community of Galena. Mineral Resources at the Property are located in two areas, Illinois Creek and Waterpump Creek. Illinois Creek Mineral Resources consist of Illinois Creek oxide gold-silver mineralization and leach heap pad material from the historical Illinois Creek mine. Mineral Resources at Waterpump Creek consist of near surface oxide lead-zinc-silver and deeper sulfide lead-zinc-silver mineralization. Waterpump Creek and Illinois Creek leach pad Mineral Resources are reported for the first time.

2.1	Qualified Persons

Bruce Davis, Deepak Malhotra, and Jack DiMarchi are independent qualified persons (QPs) as defined in S-K 1300, and are employed by BDC, Core Geoscience, and DM Consulting, respectively. The QPs and their respective employers have no beneficial interest in WAM, WAC&G, or the Property. The QPs and their respective employers are not insiders, associates, employees or affiliates of WAM, WAC&G or any other entity that has an ownership, royalty or other interest in the Property.

Bruce Davis is responsible for the overall preparation of this TRS, excluding Sections 3.5, 3.6, 7.3, and 10. Jack DiMarchi is responsible for Sections 3.5, 3.6, and 7.3, and related disclosure in Sections 1, 22, 23, and 24. Deepak Malhotra is responsible for Section 10 and related disclosure in Sections 1, 22, 23, and 24.

2.2	Site Visits

Bruce Davis conducted site visits to the Illinois Creek Project on June 12-14, 2018, July 15-18, 2021, and September 7-8, 2023. The QP reviewed the drilling procedures, site facilities, historical and recent drill core where available, logging procedures, data capture, and sample handling.

Jack DiMarchi conducted a site visit on August 14-15, 2024. The QP inspected the current infrastructure, active and reclaimed work sites, and reviewed the adherence to current permit requirements. Jack DiMarchi reviewed all reports related to environmental and permitting information to disclose data in Sections 3.5 and 3.6 prior to a site visit.

Deepak Malhotra has not visited the Property. Deepak Malhotra reviewed all historical reports and metallurgical test work from his office. No recent metallurgical test work has been completed at site.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

2.3	Sources of Information

In preparing this TRS, the authors reviewed geological reports, maps, and miscellaneous technical papers listed in Section 24.0 References of this TRS. Additional information was provided by WAM personnel.

This TRS is based on information known to the authors as of January 31, 2025.

During the preparation of this TRS, discussions were held with personnel from Western Alaska Minerals:

•	Andrew W West, P.Geo., Former Vice President of Exploration, Western Alaska Minerals

•	Sage Langston-Stewart, Senior Project Geologist, Western Alaska Minerals

2.4	Units of Measurement

The coordinate system used in this TRS is Universal Transverse Mercator (UTM) Zone 4N, and the datum used is the North American Datum 1983 (NAD 83).

All units of measurement in this report are metric, unless otherwise stated. Imperial units are used in Section 6 (History).

All currency is expressed in 2025 U.S. dollars, unless otherwise stated.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

2.5	Abbreviations and Acronyms

The following abbreviations, acronyms, and symbols were used in this TRS.

Abbreviation	Definition	Abbreviation	Definition
°C	degree Celsius	M	mega (million); molar
°F	degree Fahrenheit	Ma	million years
ft	foot	masl	meters above sea level
g	gram	mgal	milligal
g/cc	grams per cubic centimeter	mm	millimeter
g/t	gram per tonne	nT	nanotesla
ha	hectare	ohm-m	Ohm-meter
in.	inch	oz	Troy ounce (31.1035g)
kg	kilogram	oz/st	ounces per short ton
km	kilometer	P100	100% passing
km2	Square kilometer	P80	80% passing
koz	thousand ounces	P95	95% passing
kt	thousand tonnes	ppb	part per billion
kW	kilowatt	ppm	part per million
L	liter	st	short ton
lb	pound	t	metric tonne
m	meter	US$	United States dollar
m3	cubic meter	W	watt

Acronym	Description
AA	atomic absorption
AAS	atomic absorption spectrometry
ABA	Acid-Base Accounting
ABR	Alaska Biological Research, Inc
ADEC	Alaska Department of Environmental Conservation
ADF&G	Alaska Department of Fish and Game
ADGGS	Alaska Division of Geologic and Geophysical Surveys
ADL	Alaska Division of Lands
ADNR	Alaska Department of Natural Resources
AES	atomic emission spectrometer
AHEA	Annual Hardrock Exploration Activity

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Acronym	Description
AIDEA	Alaska Industrial Development and Export Authority
AK	Alaska
Anaconda	Anaconda Minerals Company
ANCSA	Alaskan Native Claims Settlement Act
APDES	Water Discharge Permit
APMA	Miscellaneous Land Use Permit #9831
ARCO	Atlantic Richfield Company
ARG	American Reclamation Group
ARLIS	Alaska Resources Library and Information Services
ASCII	American Standard Code for Information Interchange
ATI	Angayucham/Tozitna/Innoko
BC	British Columbia
BD	Bulk density
BGS	Bolin Geophysical Services LLC
BMD	Bruce Davis
BS	Bachelor of Science
CG	Core Geosciences LLC
CIM	Canadian Institute of Mining, Metallurgy, and Petroleum
CIRI	Cook Inlet Region, Inc.
CN	cyanide
COC	chain of custody
CPG	Certified Professional Geologist
CRD	carbonate replacement deposit
CRM	Certified reference material
CSAMT	Controlled source audio-magnetotellurics
CV	Coefficient of Variation
CWA	Clean Water Act
Dakota	Dakota Mining Corporation
DD	diamond drill
DDH	diamond drill hole
DIAS	DIAS Geophysical
DMBW	Derry, Michener, Booth, and Wall
DPG	deep penetrating geochemistry
dxf	drawing exchange format

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Acronym	Description
EA	Environmental Assessment
Echo Bay	Echo Bay Mines
EDA	exploratory data analysis
Edcon	Exploration Data Consultants
EIS	Environmental Impact Statement
EM	electromagnetic
ENE	East-northeast
EPA	Environmental Protection Agency
Ertec	Ertec Western Inc.
ESE	East-southeast
FA	fire assay
FAusIMM	Fellow Australasian Institute of Mining and Metallurgy
FDA	Food and Drug Administration
G&A	general and administrative
GE	Geochemical Exploration
GNSS	global navigation satellite system
GO	Assay
GPS	global positioning system
HQ	hydrothermal quartz
IC	Illinois Creek deposit
ICP	inductively coupled plasma
ID	identification
ID2	inverse distance weighted
IP	induced polarization
JV	joint venture
LGGC	Lions Gate Geologic Consultants
LH	Last Hurrah
LL	low lead
ME	Multi-element
MLA	McClintock Land Associates
MRDI	Mineral Resource Development, Inc.
MRMR	Mineral Resources and Mineral Reserves
MS	Master of Science
MSGP	Alaska Multi-Sector General Permit

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Acronym	Description
NAD	North American Datum
NE	Northeast
NEPA	National Environmental Policy Act
NI 43-101	National Instrument 43-101
NLUR	Northern Land Use Research
NN	nearest neighbour
NNE	North-northeast
NOAA	National Oceanic and Atmospheric Administration
NovaGold	NovaGold Resources Inc.
NPMC	North Pacific Mining Company
NR	No Recovery
NSR	net smelter return
NV	Nevada
NW	northwest
OB	Overburden
OK	ordinary kriging
OP	open pit
P.Geo.	Professional Geoscientist
PCD	porphyry copper deposit
PEA	preliminary economic assessment
PhD	Doctor of Philosophy
Piek Exploration	Piek Exploration LLC
Plan B	Plan B Minerals
PPP	public-private partnership
Project	Illinois Creek Project
Property	Illinois Creek Property
ProSolv	Pro Solv LLC
QA/QC	quality assurance/quality control
QC	Quality control
QP	qualified person
RC	reverse-circulation
ROM	run-of-mine
RTK	real-time kinetics
RTR	RTR Inc.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Acronym	Description
Salisbury & Associates	Salisbury & Associates Inc.
SART	sulfidize, acidify, recycle, and thicken
SDS	Slotted Drive Shaft
SE	southeast
SEM	scanning electron microscope
SG	specific gravity
SGI	SIM Geological Inc.
Silver Predator	Silver Predator Inc.
SME-RM	Society of Metallurgical Engineers - Registered Member
SMU	selective mining unit
SPCC	Spill Prevention, Control, and Countermeasure
SRK	SRK Consulting
SWUV	short wave ultraviolet
TG	Tims Gossan North
TGN	Tims Gossan North
TRC	TRC Environmental Corporation
TSX-V	Toronto Stock Exchange-Venture
UBC	University of British Columbia
UG	underground
US	United States
USA	United States of America
USACE	U.S. Army Corps of Engineers
USGS	United States Geologic Survey
USMX	United States Mining Corporation
UTM	Universal Transverse Mercator
UV	ultraviolet
V	Void
Viceroy	Viceroy Resource Corporation
VLF	very low frequency
WA	Washington
WAC&G	Western Alaska Copper & Gold Inc.
WAM	Western Alaska Minerals Inc.
WPC	Waterpump Creek deposit
xls	Microsoft Excel spreadsheet
XRF	X-ray fluorescence
YKPS	Yukuskokon Professional Services

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Symbol or Formula	Description
Ag	silver
AgEq	silver equivalent
AgEqR	recoverable silver equivalent
Ar	argon
Ar-Ar	argon-argon
As	arsenic
Au	gold
AuCN	cyanide-soluble gold
AuEq	gold equivalent
AuEqR	recoverable gold equivalent
Bi	bismuth
Cl	chlorine
CMCbGS	chlorite-muscovite-carbonate-graphite schist
CS	chlorite schist
Cu	copper
DOL	dolomite
DOLF	fossiliferous dolomite
DQ	Dolomitic quartzite
Fe	iron
FG	ferruginous gossan
FI	felsic intrusive
FMG	ferruginous manganiferous gossan
FMQ	ferruginous manganiferous quartzite
FQ	ferruginous quartzite
G	Gossan
GRN	Greenstone
GS	graphite schist
Hbx	Hydrothermal breccia
HCl	hydrochloric acid
Hg	mercury

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Symbol or Formula	Description
HNO3	nitric acid
K	potassium
K-Ar	potassium-argon
LST	Limestone
M	Marble
MAG	magnetite schist
MCGS	muscovite-chlorite-graphite schist
MFG	manganiferous ferruginous gossan
Mg	magnesium
Mn	manganese
Mo	molybdenum
Os	osmium
P	Phyllite
Pb	lead
Q	Quartzite
Qa	altered quartzite
QCMS	quartz-chlorite-muscovite schist
QCS	quartz-chlorite schist
QGS	quartz-graphite schist
QMCCbGS	quartz-muscovite-chlorite-carbonate-graphite schist
QMCGS	quartz-muscovite-chlorite-graphite schist
QMCS	quartz-muscovite-chlorite schist
QMGS	quartz-muscovite-graphite schist
QMS	quartz-muscovite schist
Qs	sanded quartzite
Re-Os	rhenium-osmium
Sb	antimony
SK	skarn
Sn	tin
SULF	massive sulfides
Zn	zinc
ZnEq	zinc equivalent

Signature Date:April 30, 2025	2-9

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

3.0	Property Description

3.1	Location

The Illinois Creek Project is located in the State of Alaska, approximately 490 km west of Fairbanks, 52 km southeast of the village of Kaltag, and 85 km south-southwest of the regional supply center of Galena (Figure 3-1). Geographic coordinates of the Property are N64°2’ 7.31” latitude and W157° 54’ 55.92” longitude [Universal Transverse Mercator (UTM) North American Datum (NAD) 83, Zone 4W coordinates 553000E, 7101400N].

The Property is located in the southern Kaiyuh Mountains of west-central Alaska just east of the Yukon River. The Property is in the Nulato A-4 and A-5 quadrangles, Kateel River Meridian T16S, R4E, sections 13, 14, 23-25, and 36; T16S, R5E, sections 10-36; T16S, R6E, sections 7, 18,19, 30 and 31; T17S, R4E, sections 1, 11-14, 23-26, 35 and 36; and T17S, R5E, sections 1-13, 15-24, and 26-35.

Figure 3-1:	Property Location Map

Source: WAC&G 2025.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

3.2	Land Tenure

The WAM-controlled lands in the Illinois Creek mining district include five distinct properties: Illinois Creek, Round Top, Honker, Khotol Ridge, and Pawprint. The total land tenure package consists of 390 State of Alaska mining claims and one Upland Mining Lease, comprising the following claim groups: Illinois Creek (241 claims and one Uplands Mining Lease), Round Top (88 claims), Honker (24 claims), Khotol Ridge (19 claims), and Pawprint (18 claims). The claim holdings cover 114.86 square miles (73,535 acres or approximately 29,759 ha). WAM controls a 100% interest in the claims through their subsidiaries WAC&G and Piek Inc. All claims are on State of Alaska lands and include both mineral and surface rights administered by the State of Alaska Department of Natural Resources (ADNR).

All permits related to the claims and required by ADNR are valid through December 31, 2028. They are to be renewed by WAM before November 30, 2028.

The State of Alaska claims provide sufficient surface rights to conduct mining operations once all required permits are issued (see Table 3-2).

In January 2024 WAM submitted an application to ADNR to convert 70 of the Illinois Creek claims (ICP01 to ICP70) staked and held under Piek Inc. (Piek) to a single Upland Mining Lease to be held by Piek, as outlined in Figure 3-3. The Upland Mining Lease was signed on July 1, 2024, is valid for 20 years and can be renewed, and provides insulation from any challenges to the Property on a claim-by-claim basis. The annual fees for the lease are $22,938.10 and the annual work requirement is $27,900. Expenditures in excess of this amount can be carried forward for four additional years. Because of the substantial amount spent in 2024, the lease currently has satisfied the labor requirements for 2025, 2026, 2027 and 2028.

The requirements for both claims and the lease are similar and require annual work or labor. The annual rental payment is calculated by ADNR each year and varies as some claims are older with higher payments per claim. The total 2024 payment by WAC&G for the mining claims not included in the lease was $131,175.00, and the payment for claims owned by Piek Inc not included in the mining lease was $13,200. All claims and the lease are currently in good standing.

A summary of the WAM land holdings is shown in Table 3-1.

Table 3-1:	Summary of WAM Lands

Owner	Property	Number	Type	Acres	Hectares
WAC&G	Illinois Creek	201	State Claims	32,160	13,015
	Round Top	88	State Claims	14,080	5,698
	Honker	24	State Claims	3,840	1,554
	Khotol Ridge	19	State Claims	3,040	1,230
	Pawprint	18	State Claims	2,880	1,165
Piek Inc.	Illinois Creek	40	State Claims	6,400	2,590
	Upland Lease	1	Upland Lease	11,135	4,506

Figure 3-2 shows WAM land holdings within the Illinois Creek mining district, and Figure 3-3 shows the Illinois Creek Property and claims.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 3-2:	Land Holdings of WAM in the Illinois Creek Mining District

Source: WAC&G 2025.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 3-3:	Illinois Creek Claims with Uplands Lease Area

Source: WAC&G (2024)

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

3.3	Royalties, Agreements, and Encumbrances

3.3.1	State of Alaska Claims

All claims controlled by WAM as well as proposed development infrastructure lie on lands owned by the State of Alaska and are subject to State of Alaska mining claim regulations. As such, the State of Alaska maintains a 3% net income production royalty on all production from state claims, as outlined in Alaska Statute Sec. 38.05.212 Production Royalty.

3.3.2	Illinois Creek Joint Venture Agreement

On October 17, 2018, Piek and WAC&G entered into a joint venture agreement to actively explore and develop the Illinois Creek Property owned 100% by Piek, an Alaska-based corporation. Under the terms of the agreement and amendments to the agreement, a JV Company was established whereby WAC&G could acquire a 100% ownership in the Illinois Creek Property through a series of milestones.

3.3.3	Purchase of Piek Inc

On March 31, 2021, in anticipation of listing WAC&G on the TSX-V exchange, WAC&G completed the purchase of the Illinois Creek Property (ICP Claims 1-110) from Joe Piekenbrock (Piekenbrock), the underlying owner of Piek Inc.

Under terms of the purchase agreement, WAC&G exercised its option to purchase Piek Inc. in order to acquire the Property that consisted of ICP Claims 1-110 for US$3.698 million via promissory note and 120 shares in WAC&G, valued at US$540,000. The purchase of Piek Inc. by WAC&G closed on March 31, 2021. On September 30, 2023, the remaining balance of the promissory note was US$2,785,333 with US$85,333 accrued interest and the terms were amended to the following:

•	a monthly principal payment of US$25,000 shall commence at the later of March 31, 2024, or at the closing of the next round of financing by Western Alaska Minerals;

•	a principal payment of 6% of financing amount shall be due and payable upon the closing of each round of financing in the event Western Alaska Minerals closes financing rounds in 2024 and subsequent years;

•	a principal payment of US$750,000 due on May 1, 2025, and remaining principal balance and all accrued interest are due on December 1, 2025.

On December 31, 2024, the remaining balance of the promissory note was US$2,356,065 with US$239,148 being accrued interest and the terms were further amended to the following:

•	a monthly principal payment of US$10,000 shall commence until the closing of the next financing by Western Alaska Minerals, at which time the monthly principal payments will increase to US$25,000;

•	a principal payment of 6% of financing amount shall be due and payable upon the closing of each round of financing in the event Western Alaska Minerals closes financing rounds in 2025 and subsequent years;

•	a principal payment of US$750,000 due on June 1, 2026, and remaining principal balance and all accrued interest are due on December 1, 2026.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

3.3.4	TSX-V Listing

On November 10, 2021, Western Alaska Minerals Corp. (formerly 1246779 B.C. Ltd.) announced the completion of its business combination transaction whereby WACG Acquisition Co., a wholly owned subsidiary of the Resulting Issuer (WAM), and Western Alaska Copper & Gold Company completed a plan of merger under Alaskan law that resulted in the reverse takeover of the Resulting Issuer by WAC&G.

On November 15, 2021, Western Alaska Minerals Corp. began trading on the TSX Venture exchange under the symbol WAM.

3.4	Environmental Liabilities

After closure of the historical Illinois Creek mine, the State of Alaska remediated the site through its agreement with American Reclamation Group (ARG). Though there are no current environmental liabilities related to the mine, the State of Alaska continues to monitor water quality at the site. WAC&G purchased a portion of the historical Illinois Creek workforce camp which is used for ongoing exploration. WAC&G maintains responsibility for cleanup and closure of the workforce camp.

3.5	Environmental Studies

This section summarizes the existing environmental information for the Illinois Creek Project area.

There was a concerted effort to collect baseline data for a number of environmental resource categories in the Project area in the early to mid-1990s as part of the mine development efforts of United States Mining Corporation (USMX). The mine was eventually closed, and in 2005 it was fully reclaimed by American Reclamation Group (ARG). In 2019, WAC&G initiated surface water-quality sampling, and in 2020, WAC&G updated the wetlands mapping and initiated aquatic biomonitoring in the area. The environmental baseline work is briefly discussed in Sections 3.5.1 to 3.5.7 and includes surface water and groundwater quality, wetlands mapping, aquatic biomonitoring, groundwater hydrogeology, cultural resources, waste rock characterization, and meteorology.

3.5.1	Surface Water and Groundwater Quality

During historical mining operations in the 1990s, USMX monitored surface water and groundwater quality at nine stream sites, four springs, and six monitoring wells in the general mine area. Limited data from that effort are available.

In 2006, ADNR assumed responsibility for monitoring surface water and groundwater quality at the site and conducted various sampling campaigns from 2006 through 2019.

Beginning in 2019, WAC&G initiated a renewed surface water quality sampling campaign at two additional surface sites. No water quality sampling was performed in 2020.

WAC&G initiated a broader program in 2021 and 2022 at a total of 20 sites.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

3.5.2	Wetlands Mapping

In 2020, WAC&G engaged Alaska Biological Research, Inc. (ABR) to prepare a desktop wetland delineation map for the Project to assess the current existence of wetlands in the Illinois Creek mine area. This was primarily an exercise to update the wetland delineation map that ABR generated in 1995 under contract with USMX.

In 2022, ABR was again engaged to perform desktop wetlands mapping of the area within the Waterpump Creek drainage immediately east of the wetlands area mapped in 2020.

ABR completed a ground-based wetland delineation survey in August of 2024 covering a 2.4-acre area surrounding a potential bridge site over Illinois Creek.

If additional Project plans indicate unavoidable impacts to wetlands or waters, then a site- specific wetland map, supported by field wetland determinations, will be required to support the permitting process required under Section 404 of the Clean Water Act (CWA).

3.5.3	Aquatic Biomonitoring

Beginning in 1995, the Alaska Department of Fish and Game, Habitat Division (ADF&G) was engaged by the mine to conduct fish studies. Work was completed in 1995, 1996, and 1997 with an emphasis on juvenile Coho (silver) salmon. In summary, these earlier fish studies suggest that annual summer populations of Coho and Chum salmon vary significantly but that Illinois Creek provides a healthy habitat for salmon spawning and rearing.

In 2020, WAC&G engaged ADF&G to initiate biomonitoring in streams potentially impacted by a reopening of the Illinois Creek mine or development of the nearby Honker and Round Top prospects. These efforts were repeated in 2021, 2022, 2023, and 2024 and will continue in 2025.

Biomonitoring efforts included surveys of periphyton (measured by chlorophyll-a) and aquatic macroinvertebrates in Illinois Creek. Juvenile fish were captured in minnow traps in Illinois Creek, as well as streams in the nearby Dome, Minnesota, Colorado, California, and Eddy Creek drainages. One unnamed tributary of the Little Mud River was also trapped. Juvenile Coho salmon from Illinois Creek were analyzed for whole-body concentrations of several metals, and their length frequencies were described. Juvenile Coho population characteristics and metal concentrations in 2020 were compared to historical data. The 2024 biomonitoring program was expanded to add a control steam outside the Project area and sample for periphyton and macroinvertebrates at other stream besides Illinois Creek.

Baseline periphyton standing crop and aquatic macroinvertebrate population characteristics were described and can be used as an indicator of future environmental changes. Metal concentrations found in juvenile Coho salmon captured in Illinois Creek were generally comparable to those found in the 1990s. The exception was mercury, which was notably elevated compared to the previous collection, though they are still below FDA action levels. Other metal concentrations differed only slightly from those found in the 1990 samples. Catches and length-frequency distributions of juvenile Coho salmon in Illinois Creek were comparable to the historical data.

Fish communities vary depending on stream characteristics, consisting primarily of resident Dolly Varden and slimy sculpin in high-gradient headwater streams, and mixed communities of Alaska blackfish, slimy sculpin, Arctic grayling, and juvenile salmon in the lower reaches. Abundant large beaver dam complexes in these drainages alter fish distribution on a decades- long timescale.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

3.5.4	Cultural Resource Surveys

Owen Mason and Howard Maxwell conducted cultural resource surveys for North Pacific Mining Company (NPMC) in 1991 and 1992, respectively, for a proposed laydown area on the Yukon River, the proposed transportation corridor, and the Illinois Creek mine area. In 1994, Northern Land Use Research (NLUR) conducted work in the Illinois Creek mine area at six specific sites that Maxwell had previously identified as having high archaeological potential. In addition, NLUR conducted work at the Macho Grande prospect and along the route of the then-proposed new road connecting the mine site with the airstrip; all at the request of USMX. The survey combined a pedestrian survey, intensive and extensive surface examinations, and subsurface testing where appropriate (NLUR, 1995).

In 1994, NLUR identified one archaeological site on Quartzite Knob (NUL-076). NLUR evaluated this site through intensive surface survey, subsurface testing and monitoring of sediments removed in preparation of this locality for drilling. The site overlooks the Little Mud River and a broad open section of the Innoko River flood plain. No artifacts were recovered that were sufficient to confidently assess temporal or cultural affiliation nor can the artifacts be directly attributed to a possible historical Native group (either Holikachuk or Koyukon Athabaskan). Based on other interior Alaskan archaeological chronologies, the microblade technology could date anywhere between 8,000 and 12,000 years ago or as late as 1,500 years ago. NLUR determined the site was not eligible for the National Register of Historic Places (NLUR, 1995). At the time, NLUR recommended that mine development work be allowed to proceed, but any additional areas within the Illinois Creek mining lease boundary be considered to have potential for the discovery of archaeological or historical resources and should be field examined at a reconnaissance level prior to any work in those areas.

WAC&G will likely be required to conduct additional cultural resource surveys depending on the footprint of any new mine and access road proposed for the Project. In 2023, WAC&G engaged NLUR Alaska to perform a desktop Cultural Resource study of a broad corridor along the potential access road from the Yukon River and pedestrian surveys of the proposed barge lands, Khotol River crossing, and several potential material sites along the road corridor.

3.5.5	Waste Rock Characterization

In 1995, SRK conducted waste rock characterization studies and assessed the potential for acid generation from these rocks. To characterize waste rock, SRK used both static and kinetic testing, including saturated paste, Acid-Base Accounting (ABA), and humidity cell tests. SRK (1995) concluded that the testing completed to date indicated that any waste rock produced at Illinois Creek (USMX mine plan) would have a very low potential for acid generation.

WAC&G may need to complete additional waste rock characterization studies depending on any new mine plan proposed for the site.

3.5.6	Meteorology

In the early 1990s, USMX maintained an on-site meteorological monitoring station. Between August 19, 1992, and August 18, 1993, data were collected and used by consultant TRC Environmental Corporation for modeling to obtain the air quality control permits required for the historical mine.

WAC&G will likely need to collect additional meteorological data to support air permitting for any future mine development at Illinois Creek. New air dispersion modeling will be required to obtain new air permits for construction and operations that incorporate the meteorological data with WAC&G’s updated mine plans and an inventory of all expected emission sources at the new mine.

3.5.7	Additional Baseline Data Requirements

As mentioned in each of the environmental resource categories shown here, WAC&G will likely need to continue and expand baseline environmental monitoring to support permitting for a new mine at Illinois Creek. WAC&G has initiated formal engagement with the regulatory agencies and other Project staff to identify any additional data requirements as the Project design advances.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

3.6	Permitting

This section describes the major permits during the exploration phase and those potentially required to develop the Project into a mine.

3.6.1	Exploration Permits

WAC&G is presently exploring the Illinois Creek property under authority of Approved Plan of Operations Authorization #9831, which has an issue date of April 26, 2024, and expires on December 31, 2028. The Approved Plan of Operations authorizes work on both the Illinois Creek mining claims and Upland Mining Lease ADL# 422236. The Approved Plan of Operations has reclamation stipulations and includes requirements for filing an annual work plan and an Annual Reclamation Report with ADNR, describing reclamation activities. WAC&G submits annual Reclamation Reports to ADNR and a Notice of Intent to fulfill any carryover reclamation obligations into the next year. Certain aspects of camp operations, including management of solid wastes, are authorized under permit SWGPCAMP-28.

3.6.2	Major Mine Permits

The following discussion identifies the major permits and approvals that will likely be required for the development of a new mine at Illinois Creek. “Major” mine permits are somewhat subjectively defined here, but these permits specifically authorize mining activities, including construction of facilities, mine operations, and mine closure. A significant number of other permits are also required for items such as river barge operations, camp operations, and explosives handling that are not discussed here. A list of likely required major mine permits is shown in Table 3-2; the timeline for the listed permits is unknown at this time.

Table 3-2:	Mine Permits

Agency	Authorization
State of Alaska
ADNR	Plan of Operations Approval (including Reclamation Plan and Financial Assurance)
Upland Mining Lease
Mill Site Lease
Reclamation Financial Assurance
Certificate of Approval to Construct a Dam
Certificate of Approval to Operate a Dam
Water Use Authorization to Appropriate Water
ADF&G	Title 16 Permits for Fish Passage (authorize stream crossings, if required)
ADEC	APDES Water Discharge Permit (if required)
Alaska Multi-Sector General Permit (MSGP) for Stormwater
Stormwater Discharge Pollution Prevention Plan (requirement of MSGP)

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Agency	Authorization
Section 401 Water Quality Certification of the CWA Section 404 Permit (for CWA Section 404 permit)
Integrated Waste Management Permit
Air Quality Control – Construction Permit
Air Quality Control – Title V Operating Permit
Reclamation Financial Assurance (shared with ADNR)
Federal Government
EPA	Spill Prevention, Control, and Countermeasure (SPCC) Plan (fuel transport and storage)
USACE	CWA Section 404 Dredge and Fill Permit (if required)

3.7	Other Significant Factors and Risks

The QP is not aware of any environmental liabilities on the Property. WAM has all required permits to conduct the proposed work on the Property. The QP is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the Property.

Signature Date:April 30, 2025	3-10

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1	Accessibility

The Illinois Creek Property is located in western Alaska, approximately 490 km west of Fairbanks, 52 km southeast of the village of Kaltag, and 85 km south-southwest of the regional supply center of Galena.

4.1.1	Air

Primary access to the Property is by air using either fixed-wing aircraft or helicopters.

There is a 1,340 m (4,400 ft), well-maintained gravel airstrip located on the Property that can accommodate charter fixed-wing aircraft, up to and including C-130 and DC-6 aircraft. There is daily commercial air service from Fairbanks to the nearby village of Galena (largest local community) and from Galena to Kaltag (closest community to the Property).

4.1.2	Water

There are no direct water routes that provide access to the Property. Following the discovery of the Illinois Creek deposit in 1980 by Anaconda, a winter ice-road was built from the Yukon River to the Project to transport heavy machinery into the Project area to help construct the Illinois Creek airstrip. This access corridor was again used during construction and decommissioning of the Illinois Creek mine in 1996 and 2003, respectively.

During operation of the mine, the Alaska Industrial Development and Export Authority (AIDEA) commissioned an engineering study of the Yukon River access route. The study proposed a 47.5 km (29.5 mile) access road that connected to a port located on the river with a greater than 40 ft draft and serviceable by deep-water barges for five months of the year from either upstream at Nenana or downstream at Saint Mary’s/Emmonak deep-water port (NPMC, Hughes, R. and Smith, M., 1993).

AIDEA is a public-private partnership (PPP) whose mission is to promote, develop, and advance economic growth and diversification in Alaska by providing various means of financing and investment. AIDEA has the authority to own and operate facilities which advance this goal.

4.2	Climate

The climate in the region is typical of a subarctic environment. Exploration is generally conducted from late May until late September. Weather conditions on the Property can vary significantly from year to year and can change suddenly. During the summer exploration season, average maximum high temperatures reach up to 20°C (68°F), and average low temperatures in January reach -28°C (-18°F) (Western Regional Climate Center, 2019). By early October, unpredictable weather conditions can limit safe helicopter travel on the Property. Winter temperatures are routinely below -25 °C (-13 °F) and can occasionally exceed -50°C (-58°F). Precipitation in the region averages 335 mm (13.2 in.) per year with the most rainfall occurring from June through September, and the most snowfall occurring from November through January.

Signature Date:April 30, 2025	4-1

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

4.3	Local Resources

Galena (population 472; 2020 U.S. Census), Nulato (population 237; 2020 U.S. Census) and Kaltag (population 158; 2017 U.S. Census) are the nearest communities and, as was the case during operation of the Illinois Creek mine, they provided a significant portion of the workforce at the mine.

Galena is a potential source of limited mining-related supplies; it is the nearest center serviced by regularly scheduled, large commercial aircraft (via Fairbanks). Fairbanks Northstar Borough (population 97,149; 2020 U.S. Census) has a long mining history and can provide most mining- related supplies and support that cannot be sourced closer to the Property.

Drilling and mapping programs are seasonal and supported out of the Illinois Creek mine camp which WAC&G purchased in 2013 from NovaGold. The camp provides office space and accommodations for the geologists, drillers, pilots, and support staff.

In 2023, the Illinois Creek camp provided housing for approximately 35 people. Historical ATCO trailer facilities were used for cooking, dining, administration, housing, and hygiene. Additional housing and bathroom facilities were provided by Weatherport tents. Two 16 ft x 30 ft and one 24 ft x 40 ft Weatherport tents were utilized for core logging, cutting, and sampling. The core logging facilities were run by both 7 kW and 5 kW portable unleaded generators. Diesel generators (two 8 kW and one 50 kW) powered small electrical grids. The historical mine camp used a well to provide drinking water to camp. This well was put back into service in 2022 and currently provides all the Illinois Creek camp’s water supply.

Upgrades during the 2023 field season included sleeper cabin construction and additional sleeper tents, raising the camp capacity to approximately 40 people.

4.4	Infrastructure

4.4.1	Road/Barge

In 1993, during operation of the Illinois Creek mine, AIDEA conducted an engineering study of the Yukon access route from a laydown area south of Kaltag to the mine titled the Illinois Creek Transportation Study. That study proposed a 47.5 km (29.5 mile) access road that connected to a port located on the river with a greater than 40 ft draft and serviceable by deep-water barges for five months of the year from either upstream at Nenana or downstream at Saint Mary’s/Emmonak deep-water port (NPMC, Hughes, R. and Smith, M., 1993).

The 1993 AIDEA Transportation Study outlined costs to build the access route, including laydown area, two 100 ft bridges, and a ferry at $12.2 million.

AIDEA is a public corporation of the State of Alaska, created in 1967 by the Alaska Legislature, whose mission is to promote, develop, and advance economic growth and diversification in Alaska by providing various means of financing and investment. AIDEA has the authority to own and operate facilities which advance this goal.

WAM is currently updating the transportation corridor studies to a pre-feasibility level.

4.4.2	Power

During the mine operation, diesel fuel was transported by DC-6 or C-130 aircraft from Galena to the mine site (fuel was barged down the Yukon River from Nenana near Fairbanks and then staged in Galena). The 1993 AIDEA Transportation Study also looked at the impact of direct shipping to the Kaltag laydown site and outlined a >26% cost savings for fuel. Capital costs (1993) for proposed tankage at the laydown area were $650,000. Current exploration activities rely on the delivery of diesel and 100 LL fuel to the Illinois Creek airstrip by various aircraft. The DC-6 aircraft is the most cost-effective aircraft for fuel delivery.

Signature Date:April 30, 2025	4-2

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

4.5	Physiography

The Project is located adjacent to the confluence of the Illinois Creek and the Little Mud River at the southern edge of the Kaiyuh Mountains in west-central Alaska. Topography in the area is gentle with the maximum relief in the Kaiyuh Hills of approximately 800 masl (2,800 ft). The Illinois Creek mine camp lies at approximately 230 masl (750 ft), and the confluence of the Illinois Creek and the Little Mud River lies at approximately 45 masl (150 ft). Talus covers the upper portions of the Kaiyuh Mountains; glacial and fluvial sediments cover low-lying hills and occupy the valleys.

The Kaiyuh Mountains are located at the transition between boreal forest and Arctic tundra. Spruce, birch, and poplar are found in portions of the valley, with a ground cover of lichens (reindeer moss). Willow and alder thickets and isolated cottonwoods follow drainages, and alpine tundra is found at higher elevations. Tussock tundra and low, heath-type vegetation covers most of the valley floor.

Wildlife in the area is typical of arctic and subarctic fauna and includes larger animals such as moose, grizzly and black bears, wolves, lynx, and fox. Fish species include salmon and arctic grayling.

Signature Date:April 30, 2025	4-3

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

5.0	History

5.1	Historical Exploration

Regional exploration in the Kaiyuh Hills began with the Anaconda/Cook Inlet Region, Inc. (CIRI) joint venture. CIRI is one of the 13 regional native corporations defined in Alaskan Native Claims Settlement Act (ANCSA). The Anaconda/CIRI joint venture identified prospective mineral-endowed lands for CIRI to select under that federal legislation.

In July 1980, an Anaconda/CIRI reconnaissance team, headed by Gorol Dimo, made a series of gossan discoveries, initially at the Round Top porphyry prospect located 24 km to the northeast of the Illinois Creek deposit. Continued reconnaissance silt sampling led to the recognition of six anomalous areas, and follow-up of a 0.6 ppm Ag and 38 ppm Pb anomaly led to the discovery of the Illinois Creek gossan.

At that time, monthly reporting by Anaconda field geologists recorded “A very large, high-grade polymetallic massive sulfide gossan has been discovered near Illinois Creek. The gossan is exposed in a 3.2 km (2 mile) long linear zone of rubble float and outcrop. The width of the zone varies from 120 ft to at least 450 ft. Preliminary assays from 12 grab samples of the gossan are as follows: copper 1,000 ppm to 2%, lead 1,000 ppm to 1%, silver 6 to 100 ppm, zinc less than 650 ppm, and gold 50 ppb to 3,075 ppb” (Dimo 1980).

Figure 5-1 shows the distribution of the various mineralized occurrences and exploration drilling on the Illinois Creek property that has taken place between 1980 and 2024. The image is annotated with local terminology and place names to aid the reader.

Signature Date:April 30, 2025	5-1

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 5-1:	Simplified Plan Map Showing Mineralized Zones, Drill Collars, Simplified Map Units, and Major Mineralization-controlling Structures

Waterpump Creek
LEGEND
Oxide mineralization
Sulfide mineralization
Dolostone, undifferentiated
Greenstone 1
Survey Ridge Quartzite
Greenstone 2
Graphitic Schist
Quartz-muscovite schist, variable
Alluvium and colluvium, undivided
Contact
Fault
Thrust contact
Normal fault
Drill hole collar
*Dashed line if uncertain
WPC North Target
WPC fault
4700N fault
WPC South Target
IC Fold Axis?
LH
WPC Graben fault?
Illinois Creek Past-producing Mine
West Block
Macho Grande Gossan
5 o'clock Gossan
Leach Pad Gossan
Gossan Hill
IC fault
Warm Springs fault
Warm Springs Target
East Block
N
1 km
NAD 83 UTM
549000
550000
551000
552000
553000
554000
555000
556000
557000
558000
7106000
7105000
7104000
7103000
7102000
7101000
7100000
7099000

Source: WAC&G 2025.

In 1981, Anaconda completed extensive soil sampling and mapping at Illinois Creek and completed nine initial diamond drill holes (DDHs) totaling 1,427.60 m. Five of the drill holes encountered significant intervals of oxidized gossanous mineralization to depths approaching 350 m below surface. Soil sampling in 1981 outlined a 2,000 m by 50 m anomaly with very high values of lead, zinc, copper, silver, gold and arsenic with zinc zoned to the east and copper zoned to the west (Brewer 1982).

Anaconda also drilled 1,668.4 m at the nearby Round Top porphyry prospect in seven DDHs. Ongoing exploration led to the discovery of the nearby high-grade Honker gold vein with rock chip samples up to 31.5 g/t Au.

In the spring of 1982, heavy equipment was mobilized by Cat train to Illinois Creek, and a major expansion of the airstrip and camp was completed. Exploration in 1982 included four additional DDHs totaling 1,586 m, 18 reverse-circulation (RC) drill holes totaling 2,344 m, and 11 bulldozer and backhoe trenches.

Approximately 1,000 m of drilling at Honker was also completed in 10 short drill holes. Five holes intersected mineralization from 0.08 oz/st (2.7 g/t) to 0.21 oz/st (7.2 g/t) Au, varying in thickness from 0.5 m to 4.5 m. Reports from the drilling program state that overall sample recoveries were poor (Brewer and Millholland 1982).

Signature Date:April 30, 2025	5-2

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

In 1983, follow-up drilling of a 500 m by 150 m soil anomaly located northeast of the Illinois Creek gossan intersected a 28.9 m interval grading 16.2 oz/st (554.8 g/t) Ag and 28.3% Pb. Adjacent trench sampling returned a 70 m interval of 12.8% Zn. The prospect, named Waterpump Creek, quickly became the focus of ongoing exploration by Anaconda along with the continued evaluation of the gold potential of the gossan.

During 1983 and 1984, a total of 38 drill holes totaling 5,166.5 m were completed at the Waterpump Creek prospect. At Illinois Creek, seven additional trenches were cut and 10 drill holes, totaling 1,264 m, were completed. Six DDHs, totaling 254 m, were also completed at Macho Grande, a major gossan-showing located roughly 2 km to 3 km west-northwest of the Illinois Creek gossan. IP and resistivity surveys were also completed in selected areas (Gillerman and Brewer 1985).

In 1985, the Illinois Creek Project went into a hiatus following ARCO’s decision to close and liquidate Anaconda.

After Anaconda closed, the Illinois Creek Property was taken over by CIRI, Anaconda’s JV partner on the Project. In 1988, CIRI entered into a JV agreement to explore the Illinois Creek Property with the Goldmor Group, Ltd. (Goldmor), an Alaskan-based corporation.

During 1988, the Goldmor JV completed 49 short RC holes and one DDH for a total of 1,115 m of drilling targeting the central area of the Illinois Creek deposit to depths of about 30 m (100 ft) below surface.

In 1990, the Goldmor JV drilled an additional 38 RC holes totaling 1,815.8 m that also targeted the central area of the Illinois Creek deposit to depths of about 60 m (200 ft) below surface (Goldmor, 1990).

In 1991, North Pacific Mining Company (NPMC), a wholly owned subsidiary of CIRI, began the process of purchasing Goldmor’s JV ownership in the Property and completed the transaction in June 1992 to again control 100% of the Property.

In 1991, NPMC drilled 21 DDHs totaling 1,560.5 m that primarily targeted the central area of the Illinois Creek deposit.

In 1992, an additional 21 DDHs, totaling 1,528.9 m, tested the western and eastern extensions of the Illinois Creek deposit (NPMC, 1991).

In January 1993, NPMC and Echo Bay Mines (Echo Bay) entered into a JV agreement whereby Echo Bay could earn a 70% interest in the Project subject to certain performance requirements until a production decision was reached.

In 1993, Echo Bay drilled 166 RC holes totaling 18,849.2 m. This program delineated most of the 3.5 km strike length of the Illinois Creek deposit to depths approaching 200 m below surface with holes spaced at approximately 30 m to 60 m (100 to 200 ft) intervals. In 1993 to 1994, after a series of major gold acquisitions, Echo Bay elected to withdraw from the Project (Kirkham and Apel 1993).

In July 1994, NPMC entered into a JV agreement to develop the Illinois Creek mine with United States Mining Corporation (USMX) with the option for NPMC to revert to a participating interest or net smelter return (NSR) royalty when a production decision was reached.

In 1994, USMX drilled 37 additional DDHs totaling 2,364.3 m on the Illinois Creek deposit and also initiated a feasibility study. A series of water-monitoring and geotechnical holes were also completed, and, although the collar locations of these holes are known, the majority of drill logs and assay results are missing (USMX 1994).

Signature Date:April 30, 2025	5-3

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

In 1995, an additional 84 drill holes (10 DDHs and 74 RC holes, totaling 5,961.3 m) were completed that further delineated the western and eastern parts of the Illinois Creek deposit. Additional geotechnical and monitoring wells were also completed.

In February 1996, USMX published a feasibility study on the Property. In the summer of 1996, construction began resulting in limited ore production that fall (USMX, 1996a; Fluor Daniel, 1996).

In early 1997, USMX merged with Dakota Mining Corporation (Dakota), and USMX became a wholly owned subsidiary of Dakota. Mining began in May 1997, and heap leaching was initiated. Mining ceased through the 1997 winter, but heap leaching of run-of-mine (ROM) ore continued year-round.

In 1998, hampered by early cost overruns, falling gold prices, and corporate financial difficulties, USMX and Dakota were forced to close the mine and declare bankruptcy. At that time, the State of Alaska took control of the Project.

In 1999, Viceroy Resource Corporation (Viceroy) entered into an agreement with the State of Alaska to lease and manage the Property pending a March 2000 decision-date to either develop a reclamation and mining plan to exploit the remainder of the deposit or return the Project to the State of Alaska.

As a result, Viceroy commissioned Mineral Resource Development, Inc. (MRDI) to complete the following:

•	audit the drill-hole sample database supporting mineral resource estimates.

•	evaluate geological interpretations of ore controls.

•	review the current mineral resource model.

•	assist in revising the mineral resource model to meet industry standards.

Based on the results of the MRDI audit and review, Viceroy declined to develop a reclamation and mining plan with the State of Alaska (MRDI and Viceroy, 2000).

In 2001, American Reclamation Group (ARG), under the direction of a former head of the ADNR, entered into an agreement with the State of Alaska to develop a reclamation and mining plan to exploit the remainder of the deposit. Though the agreement and production figures during this time were not made public, ARG continued mining and remediation efforts through early 2003 when, under the terms of the agreement, the mine was closed.

In 2002, Piek Exploration LLC (Piek Exploration) began to acquire the lands surrounding the Illinois Creek mining leases while the Property was in remediation and closure by ARG. Unfortunately, during this period, ARG destroyed all the Illinois Creek core and core storage facilities, except for a handful of core holes from one of the late USMX drill campaigns.

In 2003, as part of an agreement to purchase components of the Illinois Creek mine for its Rock Creek mine development outside of Nome, Alaska, NovaGold agreed to scan and provide to the state all of the data files stored in the Illinois Creek mine offices.

In 2004, Piek Exploration optioned its portion of the Property to NovaGold, who then actively explored the Waterpump Creek area. During that option period, NovaGold staked claims and re- staked the core claims as the ARG mining lease was terminated.

In 2006, NovaGold returned the Property, the scanned files, drill core, and results of its exploration to Piek Exploration.

Signature Date:April 30, 2025	5-4

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

In June 2011, Piek Exploration optioned the Property to Silver Predator Inc. (Silver Predator) who expanded the claim block and completed limited compilation, largely rebuilding the dataset contained within the scanned data files captured by NovaGold.

In 2013, hampered by deteriorating market conditions, Silver Predator sub-optioned the Property to Plan B Minerals (Plan B) who began preparations for an updated preliminary economic assessment (PEA) based on the historical drilling. Plan B contracted with Yukuskokon Professional Services (YKPS) to complete an updated PEA who in turn completed a draft mineral resource estimation using CIM (2014) definitions and then contracted Lyntek Inc., the process plant design team for the original mine, to cost out a rebuild of the original plant. Although work by Plan B was never published in any technical reports, it made some of its draft studies available to Piek Exploration and WAC&G.

In 2014, as market conditions continued to worsen, Plan B returned the Property to Silver Predator who in turn returned it to Piek Exploration.

In 2018, Piek Exploration dropped the claims, and they were re-staked by Piek Inc. to rectify some potential technical discrepancies in filings from a decade earlier.

In October 2018, Piek Inc. and WAC&G entered into a JV agreement to explore and develop the Illinois Creek Property.

5.1.1	Geochemistry

Due to the relatively flat topography and abundance of wind-blown loess, surface mapping has had only limited impact in exploration targeting beyond the few discovery outcrops that were originally found by Anaconda. Most importantly, deep-soil sampling through the wind-blown loess layer and up slope from alluvial-filled creek bottoms has been the preferred exploration targeting tool.

In 2001, ARG compiled a database of all the known soil programs conducted on the Property between 1980 and the development of the mine in 1997.

Between 1980 and 1984, Anaconda completed more than 14 individual surveys totaling 2,624 soil samples. These surveys are summarized in Table 5-1.

Table 5-1:	Anaconda Soil Surveys 1980-1984

Survey	#	Year	Sample Density	Analyzed Elements
IC Recon	44	1980	400 ft by 50 ft	Cu Pb Zn Au Ag
IC Detail	1,011	1981	100 m by 50 m to	Cu Pb Zn Au Ag As
			50 m by 10 m
IC Regional	727	1981	200 m by 100 m	Cu Pb Zn Au Ag As Sb Mn
Last Hurrah Recon	--	1981	Recon lines	Cu Pb Zn Au Ag As Sb
Waterpump Creek Recon	61	1981	50 m by 25 m	Pb Zn Ag
Airstrip 'Sinter' Recon	38	1982	Recon lines	Cu Pb Zn Au Ag As
IC Detailed Bulk Soils	138	1982	10 m by 10 m	Cu Pb Zn Au Ag As Sb Mn
Last Hurrah Recon	--	1982	Recon lines	Unknown
Waterpump Creek Hand	42	1982	50 m by 25 m	Pb Zn Ag As

Signature Date:April 30, 2025	5-5

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Survey	#	Year	Sample Density	Analyzed Elements
Waterpump Creek Power	40	1982	50 m by 25 m	Pb Zn Ag
Waterpump Creek Detail	173	1983	Miscellaneous	Cu Pb Zn Au Ag As Sb
5 o’clock Detail	44	1984	100 m by 50 m	Cu Pb Zn Au Ag As Sb Mn
5 o’clock Recon	12	1984	Recon lines	Cu Pb Zn Au Ag As Sb Mn
Last Hurrah	97	1984	200 m by 100 m to	Cu Pb Zn Au Ag As Sb Mn
			50 m by 50 m
Macho Grande Detail	17	1984	100 m by 100 m	Cu Pb Zn Au Ag As Sb Mn
Macho Grande Recon	--	1984	Recon lines	Cu Pb Zn Au Ag As Sb Mn
Waterpump Creek Detail	180	1984	Miscellaneous	Cu Pb Zn Au Ag As Sb Mn

In 1993, Echo Bay completed 41 soil test pits. In 1995, USMX completed six soil surveys totaling at least 340 samples. These surveys are summarized in Table 5-2.

Table 5-2:	Echo Bay and USMX Soil Surveys 1993-1995

Company	Survey	#	Year	Sample Density	Analyzed Elements
Echo Bay	East and West Test Pits	41	1993	Miscellaneous	Cu Pb Zn Au Ag Mo Hg
USMX	5 o’clock	294	1995	200 by 50 ft	Au Ag As some Cu
	West Recon	29	1995	50 ft spacing	Au Ag As
	West BL Lines	?	1995	25 ft spacing	Au Ag
	4,200 M Line	?	1995	50 ft spacing	Au Ag
	West Extension	?	1995	25 and 50 ft spacing	enzyme leach package
	Test Pits	17	1995	Miscellaneous	Au Ag and some Cu As Sb

In 2006, NovaGold completed a detailed survey along the Waterpump Creek to Last Hurrah CRD trend. For the first time, a multi-element ICP analyses was used.

In 2015, Piek Exploration conducted a single line of deep penetrating geochemistry (DPG) using two separate low-detection leach techniques to determine if there was a geochemical response over the West Illinois porphyry target under valley colluvial and alluvial cover, west of the Illinois Creek mine. DPG is an ultra-trace ion leach technique designed to detect oxidizing sulfide ore bodies below deep cover.

Also, in 2015, Piek Exploration captured an additional 44 ICP sample analyses along four short lines over projections of the fault offset west extension of the Illinois Creek deposit. Results are discussed in Section 7.1 (Exploration).

The NovaGold and Piek Exploration surveys are summarized in Table 5-3.

Signature Date:April 30, 2025	5-6

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 5-3:	NovaGold and Piek Exploration Soil Surveys 2006-2015

Company	Survey	#	Year	Sample Density	Analyzed Elements
NovaGold	Waterpump Creek/Last Hurrah	500	2006	100 m x 50 m	ICP multi-element
Piek Exploration	West Illinois Creek Mag	26	2015	50 m	DPG leach miscellaneous
	West Extension	44	2015	4 lines roughly 10 m spacing	ICP multi-element

5.1.2	Geophysics

Since Anaconda’s initial discovery, a series of magnetic, electric, and gravitational techniques have been used to explore the Property, all with varying levels of success.

The following subsections outline most of the programs implemented over time. WAM has limited documentation on many of the programs conducted prior to 2000. In many instances, where data are available in these earlier surveys, the lack of details in data acquisition, coordinate systems, and data reduction procedures limit their usefulness.

5.1.2.1	Ground and Aeromagnetic Surveys

In September 1981, Anaconda, under the direction of John Wilson, engaged Ertec Western Inc. (Ertec) to complete an aeromagnetic survey of the Kaiyuh Hills. Line spacing was approximately 500 m with an optimal altitude of 150 m (Kilty and McDermott, 1981). The survey effectively recognized the magnetic anomalies related to the Round Top porphyry intrusion and the strong magnetic signatures related to magnetite schists at or near the contact between the Illinois Creek formation carbonate and the overlying Kaiyuh schists. The relatively coarse scale of the survey did not allow any direct detection of targets, but it provided a rough spatial location of the significant lithologic domains in the district. The original data were lost, but a scanned plot of the data is shown in Figure 5-2.

Signature Date:April 30, 2025	5-7

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 5-2:	Total Field Magnetics - Kaiyuh Hills

Source: Ertec 1982.

In 1984, a subsequent, much more detailed survey combining aeromagnetic and electromagnetic (EM) surveys of the Illinois Creek area was completed by Aerodat Limited (Aerodat) for Anaconda. Lines were spaced every 200 m in three separate areas or blocks: each oriented roughly perpendicular to the underlying stratigraphy. The optimized flight height is unknown (Kilty and McDermott, 1981; Aerodat, 1984). Figure 5-3 shows the colored and shaded results of the 1984 Aerodat magnetic survey and contours of the 1983 Edcon gravity survey.

Signature Date:April 30, 2025	5-8

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 5-3:	Total Field Magnetics and Regional Gravity Survey

Source: WAC&G 2025 compiled from Aerodat 1984 and Edcon 1983.

In 1984, a ground magnetic survey of the Waterpump Creek area was also completed. The survey used varying line spacing from 50 m to as much as 200 m with 100 m stations and covered an area of approximately 2 km by 2 km.

In 2015, Piek Exploration completed a short (4-line) ground magnetic survey to follow-up the West Illinois Creek magnetic target, first recognized in the Aerodat survey in 1984. This area was suspected as the possible porphyry center responsible for the Illinois Creek CRD system, but subsequent drilling in 2019 by WAC&G showed the anomaly to be the result of a Jurassic mafic intrusion.

Magnetic surveys are summarized in Table 5-4.

Table 5-4:	Airborne and Ground Magnetic Surveys at Illinois Creek

Company	Year	Survey	Type	Area
Anaconda	1981	Ertec	Airborne	Kaiyuh Mountains
	1984	Aerodat	Airborne	Illinois Creek
	1984	In-house	Ground	Waterpump Creek
Piek Exploration	2015	In-house	Ground	West Illinois Creek Magnetic Anomaly

Signature Date:April 30, 2025	5-9

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

5.1.2.2	IP and Other Electrical Technique Surveys

Numerous electrical geophysical techniques have been used at the Property and are summarized in Table 5-5 (McDermott 1981; McDermott 1984).

Table 5-5:	Various Electrical Geophysical Surveys at Illinois Creek

Company	Survey	km	Year	Line Spacing	Target
Anaconda	MaxMin, VLF	--	1980	Recon lines	Illinois Creek
	IP/Resistivity	9.2	1981	Pole/Dipole Dipole/Dipole 50 m a-spacing	Illinois Creek
	MaxMin	3.6	1982	--	Waterpump Creek
	IP/Resistivity	--	1983	Test line Dipole/Dipole 25 m a-spacing	Waterpump Creek
	MaxMin	--	1984	Check	Waterpump Creek
	IP/Resistivity	--	1984	Check	Waterpump Creek
NovaGold	IP/Resistivity	17.7	2005	Pole/Dipole 100 m a-spacing	Waterpump Creek Last Hurrah

In general, the techniques have been very effective at mapping various lithological units but have not been effective in directly targeting sulfides. This is likely due to the local depth of oxidation and the use of narrow a-spacings. The term a-spacing refers to the distance between electrodes used in IP surveys; it effectively controls the depth of information gathered. The narrow a-spacings used at Illinois Creek preclude significant depth penetration of the surveys (Aurora Geosciences, 2005).

The 2005 NovaGold IP survey, conducted by Aurora Geosciences, used 100 m a-spacing which very effectively mapped the CRD ore-hosting contact between the underlying dolomite and the overlying graphitic, chloritic and quartz chlorite muscovite schists (QCMS) of the Kaiyuh formation along the Waterpump Creek fault. Significant, highly conductive chargeable features occur at this contact over the 2 km extension of the survey. A 3D reinversion of these sections and their ongoing exploration implications is discussed in Section 7.1 (Exploration).

5.1.2.3	Gravity Surveys

A series of gravity surveys have been conducted on the Property.

In 1983, Anaconda contracted Exploration Data Consultants (Edcon) to complete a helicopter- supported gravity survey of the southern Kaiyuh Hills in and around the Illinois Creek and Round Top deposits. A portion of the survey results specifically from the Illinois Creek property are shown in Figure 5-4 as 1 mgal gravity contours.

Signature Date:April 30, 2025	5-10

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 5-4:	Regional Gravity Survey (Edcon, 1983)

+546000 E
+549000 E
+552000 E
+555000 E
+558000 E
+561000 E
+7107000 N
+7101000 N
+7095000 N
Waterpump Creek
Last Hurrah
Illinois Creek
Past-producing Mine
East IC Manto
3 km

Source: WAC&G 2024.

In 1984, Anaconda conducted a detailed survey of Waterpump Creek deposit with 50 m line spacing and individual stations every 10 m.

In 2004, NovaGold, again using Edcon, completed a detailed gravity survey of an approximately 6 km by 3 km area from just north of the Waterpump Creek deposit to south of the Last Hurrah anomaly about 2-3 kms east of the end of the Illinois Creek oxide drilling. The survey used east- west lines spaced roughly 250 m with sample interval stations approximately every 150 m. In addition, a few reconnaissance lines with similar spacing were conducted in and around the West Illinois Creek magnetic anomaly. Figure 5-5 shows the results of the 2004 NovaGold/Edcon survey.

Signature Date:April 30, 2025	5-11

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 5-5:	2004 NovaGold/Edcon Gravity Survey

Source: Edcon 2004 and WAC&G 2024

Gravity surveys undertaken at Illinois Creek are summarized in Table 5-6.

Table 5-6:	Gravity Surveys at Illinois Creek

Company	Year	Survey	Type	Area
Anaconda	1983	Edcon	Recon density	Southern Kaiyuh Mountains
	1984	Edcon	50 m x 10 m	Waterpump Creek
NovaGold	2004	Edcon	250 m x 150 m	Waterpump Creek/Last Hurrah
			Recon lines	West Illinois Creek Magnetic Anomaly

Implications of all the geophysical techniques used at Illinois Creek and how each impacted ongoing exploration targeting and vectoring on the Property are discussed in Section 7.1 (Exploration).

5.1.2.4	Drilling

Extensive historical drilling at the Illinois Creek Property has largely targeted the oxidized gossans at Illinois Creek and, to a far lesser extent, the Waterpump Creek and Last Hurrah CRD targets. Only minimal exploration has targeted the remainder of the Property, and the potential to find additional mineralized zones is considered by WAM to be very good.

Signature Date:April 30, 2025	5-12

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 5-7 summarizes the mineral resource delineation and exploration drill campaigns on the Property between 1980 and 2006 conducted by the previous operators of the Property.

Table 5-7:	Drill Campaigns 1980-2006 at Illinois Creek

Company	Years	# Core Holes	# RC Holes	Core (m)	RC (m)	Total (m)
Anaconda	1980–1984	73	18	10,132.7	2,266.1	12,398.8
Goldmor	1988–1990	1	87	16.8	2,914.0	2,930.8
NPMC	1991–1992	42	0	3,089.4	0.0	3,089.4
Echo Bay	1993	0	166	0.0	18,739.5	18,739.5
USMX	1994–1995	65	78	4,657.9	5,054.3	9,712.2
Viceroy	1999	0	23	0.0	731.6	731.6
ARG	2002	5	0	215.3	0.0	215.3
NovaGold	2005–2006	20	0	2,746.8	0.0	2,746.8
Total		206	372	20,858.9	29,705.5	50,564.4

5.1.3	Other Studies

5.1.3.1	Petrology, Mineralogy and Research

Several studies have reviewed the geology and geochemistry of the Illinois Creek Property. Most notable are Anaconda’s Tucson research lab’s efforts throughout its tenure on the Property. Important contributions include a series of internal Anaconda memos in 1984 and 1985 by Hossein Salek. Most notable are two summaries: “Mineralogical and Alteration Study of Samples from the Waterpump Creek Prospect, AK, 1984” and “Mineralogy and Gold/Silver Occurrence Studies of Samples from the Illinois Creek Project, AK, 1984” (Salek 1984a; Salek 1984b).

In 1984, Anaconda also completed lead isotope studies using Teledyne Isotopes Inc. In addition to the geological and mineralogical studies at Illinois Creek, Anaconda also completed some age-dating of rocks in the district.

In 1994, Brian P. Flanigan completed an MS thesis at the University of Alaska Fairbanks titled “Genesis and Mineralization of Ore Deposits in the Illinois Creek Region, West-Central, Alaska”. The thesis summarizes mineralogical zonation studies across the Illinois Creek deposit and clearly establishes the distinct zonation of copper, bismuth, arsenic and gold to the west and lead, zinc and manganese to the east. The thesis used reflected light microscopy and scanning electron microscope (SEM) analyses to complete a comprehensive compilation of the ore mineralogy at Illinois Creek and Waterpump Creek. The thesis also looked at oxygen isotopes and completed additional age dating. Flanigan concluded by suggesting timing and mineralization events for prospects and deposits across the district (Flanigan 1994).

5.1.3.2	Geotechnical and Hydrological

Between 1994 and 1996, in the run-up to construction of the Illinois Creek, USMX compiled earlier studies and completed a series of studies to support the feasibility study and required permits. In addition, during 1994 and 1995, USMX completed a series of geotechnical and water-monitoring holes.

Signature Date:April 30, 2025	5-13

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Many though not all of the historical mine permitting studies were given to WAM by the ADNR. The following significant studies were completed for and by USMX:

•	Consolidated Permit Application, Volume I, Application, USMX, 1996b.

•	Consolidated Permit Application, Volume II, Hydrogeology Report: Pollution Prevention Plan, USMX, 1996c.

•	Consolidated Permit Application, Volume III, Heap Leach Design Report, USMX, 1996d.

•	Consolidated Permit Application, Volume IV, Ore and Waste Rock Characterization Report, Assessment of Acid Generating Potential Report, and Reclamation Plan, USMX, 1996e.

•	Illinois Creek Gold Mine Project Archaeological Survey Kaiyuh Hills, Alaska, NLUR, September 1995.

•	Illinois Creek Gold Mine Project profile, RTR, February 1995.

•	Illinois Creek Gold Mine Project Aquatic Resources Analysis, Morsell, 1991/1994.

•	Illinois Creek Gold Mine Project Fisheries Study, ADF&G, November 1995.

•	Illinois Creek Gold Mine Project Water Quality Reconnaissance, Montgomery Watson, November 1994.

•	Illinois Creek Gold Mine Project Wetlands and Wildlife report, ABR and Montgomery Watson, October 1994.

•	Wetlands Survey of the proposed Illinois Creek Mine and Barge Site, ABR, 1995.

•	Soil Survey of Proposed Illinois Creek Mine Site, ABR, November 1995.

•	USMX Illinois Creek Project, Alaska Air Quality Permit Application, TRC, October 1995.

•	Illinois Creek Project Assessment of Acid Generating Potential, SRK, July 1995.

5.1.3.3	Metallurgical Studies

Anaconda initiated a series of early studies to determine the overall metallurgical characteristics of the Illinois Creek and Waterpump Creek mineralization types. Early studies looked at cyanidation, flotation, gravity, and magnetic separation characteristics of the ores.

The following Anaconda internal memos and reports summarize these studies:

•	Summary of Illinois Creek Metallurgical Test Results, P.R. Engelhardt and L.J. Garcia, Anaconda internal memo, March 7, 1984.

•	Summary of the Flotation and Gravity Characteristics of the Waterpump Creek Mineralization, P.R. Engelhardt, L.J. Garcia, and D.A. Norrigran, Anaconda internal memo, March 14, 1984.

•	Metallurgical test work continued with NPMC after Anaconda left the project. Between 1988 and 1991, Goldmor and then NPMC contracted McClelland Laboratories to complete a series of tests related to cyanidation of the ores including the following reports and memos:

•	Preliminary Cyanidation Test Work – Illinois Creek Cuttings Composites, McClelland Laboratories Inc., March 15, 1990.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

•	Column Leach Test Work – Illinois Creek, McClelland Laboratories Inc., June 29, 1990.

•	Report on Direct Cyanidation of Agglomerate Strength and Stability Test Illinois Creek Bulk Ore Samples, McClelland Laboratories Inc., November 11, 1991.

•	Metallurgical Environmental Test Work and Analyses Illinois Creek Core and Bulk Composites, McClelland Laboratories Inc., July 10, 1995.

•	Consolidated Permit Application, Volume IV, Ore and Waste Rock Characterization Report, Assessment of Acid Generating Potential Report, and Reclamation Plan, USMX, 1996e.

5.2	Past Production

USMX reported mining 5,136,794 total tons between late 1996 to the end 1997, including 1,135,318 tons of ore (Bennett et al. 1998). The current leach pad Mineral Resource estimate states 1.452 Mt of material that is the result of mining. The original grade of the leach pad is unknown as well as the total gold and silver production.

Signature Date:April 30, 2025	5-15

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

6.0	Geological Setting, Mineralization, and Deposit

6.1	Regional Geology

The Illinois Creek Project is located within the Ruby Terrane, a sequence of mostly late Proterozoic to middle Paleozoic continental margin rocks that make up the Kaiyuh Mountains (see Figure 6-1). Lithologies within the belt include metapelites, quartzites, carbonates and greenstones. Thinly bedded, carbonate-rich dolomitic quartzite and dolomite host the Waterpump Creek sulfide silver-zinc-lead CRD deposit the Illinois Creek oxide gold-silver deposit, respectively.

The Cretaceous Khotol pluton, the Round Top porphyry, and the interpreted Illinois Creek porphyry intrude metasediments north, northeast, and west/southwest of Illinois Creek. Age-dating suggests that mineralization from the Illinois Creek hydrothermal system is temporally related to the emplacement of the 112 Ma Khotol granite pluton.

Regional structure is dominated by east-northeast-trending faults oriented subparallel to the Kaltag fault—a large, trans-current shear zone located 24 km (15 miles) north of the deposit. Post-Laramide movement on the Kaltag fault is characteristically right lateral taking up rotation along the Tintina trench into central Alaska as a consequence of north-northwest directed subduction under the Aleutians.

Structural and stratigraphic interpretations suggest that the pre-Laramide Cretaceous motion on the Kaltag fault was likely left-lateral with north-northeast-trending extensional faults forming pull-apart zones between left stepping offsets along the east-northeast trans-current shears. This local northeast-directed extension appears to have controlled elongation of the Khotol pluton and emplacement of the Round Top porphyry.

Broad east-northeast to east-southeast-directed folds appear to be a consequence of east- southeast-directed compression perpendicular to the north-northeast extension. These folds play a critical role in the erosional level of permissive carbonate stratigraphy which hosts the carbonate replacement mineralization developed adjacent to the porphyry intrusions within the district.

The Illinois Creek deposit (a deeply oxidized CRD) is located within an east-northeast-trending shear zone, the Illinois Creek fault, analogous to the Kaltag fault orientation. Mineralization occurs as both a filling within the fault structure and as a replacement within and along selective bedding planes and stratigraphic contacts particularly at or near the uppermost contact of the dolomitic quartzite stratigraphy with overlying metapelitic schists and greenstones.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-1:	Generalized Geologic Map of the Southern Kaiyuh Mountains

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KALTAG FAULT
Kaltag Fault
WPC
NORTHERN (NR)
CENTRAL (CN)
SOUTHERN (SO)
PACIFIC OCEAN
Khotol Pluton
Khotol Peak
Khotol
Honker
TG North
Round Top
Paw Print
WPC
IC
LEGEND
Qa Quaternary alluvium
KRTP 72 Ma Round Top Quartz Monzonite Porphyries and Breccias
KKP 110 Ma Khotol Pluton Granites and Granodiorites
JMI Jurassic Mafic Plugs, Sills, and Dikes
JTrV Jurassic Triassic Angayucham Mafic Volcanics
PKS Lower Paleozoic Kaiyuh Schists
PIC Lower Paleozoic Illinois Creek Formation
PzC Early Paleozoic Carbonate Rocks
Ks Cretaceous Marine and Nonmarine Deltaic Deposits
10 km

Source: Modified after Anaconda 1981, Geologic Map of the Nulato A-4 Quadrangle, WAM 2024.

Signature Date:April 30, 2025	6-2

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

6.1.1	Tectonic History

The deformation and tectonic history of the Kaiyuh Mountains remains poorly understood. The Project area underwent regional deformation and metamorphism during the Middle Jurassic to Early Cretaceous Brooks Range orogeny. The collision of the Ruby Terrane and Koyukuk Arc Terrane from present-day south caused north-directed imbrication and partial subduction of the Arctic Alaska passive margin sedimentary sequence.

A recent review of the tectonic history is summarized by Moore et al. (Moore and Box, 2016) who present a series of tectonic reconstructions and deformational styles related to the Brooks Range orogeny. Figure 6-2 shows existing models for emplacement of the Ruby Terrain due to the opening of the Arctic Canada Basin and Figure 6-3 through Figure 6-5 show the evolution of the Ruby Terrane and the timing of the Illinois Creek and Round Top deposits. The reconstructions show the accretion of the ATI (Angayucham/Tozitna/Innoko) Terrane immediately to the east and overlapping the Ruby Terrane in latest Jurassic times. The deformation continues into the Cretaceous with northwest-directed thrusting until 113 Ma.

Figure 6-2:	Existing Tectonic Models for the Ruby Terrane

Source: Moore and Box 2016.

Signature Date:April 30, 2025	6-3

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

This compressive foreshortening has resulted in a series of thrust plates juxtaposing deeper water ATI Terrane mafic volcanics over progressively shallowing continental slope deep-water pelitic rocks in turn thrust over platform carbonate and continental derived quartzites of the Ruby Terrain host for the Waterpump Creek CRD deposit and the Illinois Creek deposit.

North-northeast to northeast-directed extension then dominates the deformational history through the emplacement of both the Illinois Creek and Round Top porphyry systems in the mid to earliest Cretaceous times.

Figure 6-3:	West-Central Alaska Deformation 145-113 Ma

Source: Moore and Box 2016.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-4:	West-Central Alaska Deformation 113-86 Ma

Source: Moore and Box 2016.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-5:	West-Central Alaska Deformation 86-66 Ma

Source: Moore and Box 2016.

6.1.2	Regional Stratigraphy

The stratigraphy of the Kaiyuh Mountains is poorly documented and is only partially based on regional mapping by both the U.S. Geological Survey and Anaconda. The Illinois Creek district is largely covered with overburden, with only limited outcrops on ridge lines. This is even more evident on the Illinois Creek Property where stratigraphic interpretation is based largely on geophysics and limited deep drilling by Anaconda at both Illinois Creek and Waterpump Creek further discussed in section 6.2.2.

6.1.3	Magmatism

Igneous rocks within the Illinois Creek Property are limited in distribution. Most prominent are a series of greenstone or diabase sills. The units are typically fine- to coarse-grained and composed of chlorite, actinolite, plagioclase and quartz. These intrusive rocks are likely part of the Jurassic ophiolitic rocks of the Rampart group to the east and have been structurally emplaced into the Illinois Creek area stratigraphy.

Two felsic intrusives are found in the Waterpump Creek area. Felsic intrusive 1 exhibits enigmatic intrusive and metamorphic textures, is white to cream clay-altered, very coarse-grained, feldspar-quartz-sericite-pyrite rock, with high feldspar content. Although the interior portions of this felsic intrusive are unfoliated, it is highly sheared, with foliations most pronounced near the contacts with the wallrock, indicating that this unit is older than the last shearing episode. The second felsic intrusive is a felsic intrusive porphyry that is cream to tan aphanitic groundmass with 10-15% 1 mm feldspar phenocrysts, less than 1% quartz phenocrysts, and trace mafic minerals. This unit is moderately to strongly clay altered and has probable trachyte or latite composition. Unlike Felsic Intrusive 1, this felsic intrusive porphyry phase is unmetamorphosed and is post late-Jurassic (Teller and Wilson 1985). The felsic intrusive bodies most commonly occur within the Kaiyuh Schist package and are irregular and elongate bodies that commonly crosscut the schist foliation. They have not yet been found in the dolostone units.

Signature Date:April 30, 2025	6-6

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The nearby 111 to 113 Ma Khotol pluton is characteristically equigranular to sub-porphyritic biotite granite to granodiorite containing up to 15% biotite and abundant quartz. Plagioclase dominates over potassium feldspar and makes up to 60% of the rock.

The Round Top stock and intrusive complex lies 19.3 km (12 miles) to the northeast and is characterized by a complex series of quartz monzonite intrusions and high-level breccia diatremes emplaced into the lower Paleozoic sequence. A high-level lithocap with sheeted copper-bearing veins and a well-developed enrichment blanket overlie porphyry copper/molybdenum/silver mineralization at depth.

6.1.4	Timing of Mineralization in the District

Two significant periods of porphyry and associated CRD development are evident in the Illinois Creek district:

K-Ar and Ar-Ar dating of sericites at both Waterpump Creek and Illinois Creek by Anaconda and Flanigan support a temporal tie between the Khotol pluton type magmatism (108 to 113 Ma) and the mineralization at Illinois Creek, although no direct age determination has been completed for mineralization at WPC or IC.

K-Ar, Ar-Ar and Re-Os dating by Anaconda, Flanigan and Antofagasta all suggest timing of emplacement of the Round Top porphyries and copper porphyry mineralization at 72 to 75 Ma.

All mineralization ages postdate the extensive 134 to 153 Ma metamorphic dates related to Brooks Range orogeny and obduction of the ATI Terrane.

K-Ar age dates in the district are summarized in Table 6-1.

Table 6-1:	Age Determinations - Illinois Creek District

Company	Location	Year	Type	Material	Date Ma	+/- Ma
Metamorphic Dates
Anaconda	Waterpump Creek	1984	K-Ar	Muscovite (schist)	157	6
	Waterpump Creek	1984	K-Ar	Muscovite (schist)	153	6
	Waterpump Creek	1984	K-Ar	Muscovite (schist)	149	5
Flanigan	Waterpump Creek	1995	Ar-Ar	Whole Rock	145.4	1.9
	Honker	1995	Ar-Ar	Whole Rock	139.3	1.8
	Illinois Creek	1995	Ar-Ar	Muscovite	137.9	1.3
Patton et al.	Kaiyuh Mtns	1979	K-Ar	Muscovite	136	4.1
	Kaiyuh Mtns	1979	K-Ar	Muscovite	134	4
Flanigan	Illinois Creek	1995	Ar-Ar	Muscovite	127.9	2.2

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Company	Location	Year	Type	Material	Date Ma	+/- Ma
Intrusive Dates
Patton et al.	Khotol	1979	K-Ar	Biotite	112	3.4
Anaconda	Khotol	1982	K-Ar	Biotite	111	4
	Khotol	1982	K-Ar	Biotite	108	4
Flanigan	Khotol	1995	Ar-Ar	Biotite	107.3	1.4
Anaconda	Round Top	1984	K-Ar	Feldspar	74.8	2.8
	Round Top	1984	K-Ar	Feldspar	72.9	2.8
Mineralization Dates
Flanigan	Illinois Creek	1995	Ar-Ar	Sericite	113.1	0.4
Anaconda	Waterpump Creek	1982	K-Ar	Sericite	113	4
Antofagasta	Round Top	2018	Re-Os	Molybdenite	72.7	0.3

6.2	Property Geology

Since 2021, a major reinterpretation of the Illinois Creek property has been ongoing as a consequence of the discovery of significant sulfide mineralization at depths below previous levels of exploration. Utilizing 1) a better understanding of CRD (carbonate replacement deposit) morphologies; 2) a greatly expanded multi-element ICP soil database; 3) re- interpretation and inversions of historical geophysical surveys; 4) a 2022 CSAMT survey undertaken to outline resistivity domains at depth; 5) ongoing drilling and mapping; and 6) a better understanding of the stratigraphy and structure; and 7) a 2023 3-D IP survey a new and more coherent understanding of the Property is evolving.

The newly reinterpreted geologic map of the Property is presented in Figure 6-6. The map shows two structural/stratigraphic geologic domains herein dubbed the East and West blocks, the three dominant lithologic groups, and the primary structures. Rather than having two distinct structural/stratigraphic geologic domains as previously interpreted, the East and West blocks, the district has been reinterpreted as being a structurally complex stack of thrust plates. Illinois Creek mineralization is hosted in the lower plate (West Block) and Waterpump Creek mineralization is hosted in the upper plate (East Block).

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-6:	Simplified Geologic Map of the Illinois Creek Property with Primary Mineralization-Controlling Structures and Simplified Geologic Domains

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LEGEND
Oxide mineralization
Sulfide mineralization
Dolostone, undifferentiated
Greenstone 1
Survey Ridge Quartzite
Greenstone 2
Graphitic Schist
Quartz-muscovite schist, variable
Alluvium and colluvium, undivided
Contact
Fault
Thrust contact
Normal fault
Drill hole collar
*Dashed line if uncertain
Waterpump Creek
WPC North Target
WPC fault
4700N fault
WPC South Target
WPC Graben fault?
IC Fold Axis?
LH
Illinois Creek
Past-producing Mine
West Block
Macho Grande Gossan
5 o'clock Gossan
Leach Pad Gossan
Gossan Hill
IC fault
Warm Springs fault
Warm Springs Target
East Block
N
1 km
NAD 83 UTM

Source: WAC&G 2025.

6.2.1	Temporal-Structural Considerations

The Illinois Creek property shows effects of the regional tectonic deformational history discussed previously in section 6.1. Jurassic to mid-Cretaceous compressional tectonics is manifest on the Property as a series of east-verging thrust faults juxtaposing progressively deeper water assemblages on top of continental margin assemblages to the west. ATI (Angayucham/Tozitna/Innoko) Terrane volcanics occur immediately east of the Project as an upper plate over the metasedimentary continental margin assemblages of the Ruby Terrane.

The Illinois Creek property shows a series of stacked thrust plates, dominated by four main units. The Ruby Terrane continental slope clastic schists are thrust on top of the WPC dolomitic platform carbonates (WPC formation). The WPC formation is thrust on top of the Jurassic diabase/greenstone unit (Greenstone), which is thrust on top of the IC formation consisting of clastic (quartz arenite) and carbonate platform facies.

Broad, ENE to ESE-trending folds in the Illinois Creek district, occur as a result of the compression most notably, the ENE-northeast-trending Illinois Creek antiform which cores the West block. The stress field causing deformation was likely rotated both regionally and locally, resulting in rotated structures and various trends of structures in the district.

Signature Date:April 30, 2025	6-9

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Relaxation immediately post-compression resulted in granitic magmatism of the Khotol pluton intrusive suite, and its associated porphyry/CRD/intermediate sulfidation vein mineralization seen at Illinois Creek and the adjacent Honker prospect. This relaxation is manifest as steep NNE -trending tensional faults such as the Waterpump Creek fault and Wades fault that are syn-mineral in nature. These faults could be listric nature and verge east into pre-existing shallow angle thrusts. The NE-trending Illinois Creek and Warm Springs faults have complex movements and are yet only partially resolved. Syn-mineral movement on the Illinois Creek fault appears as normal down-drop to the south but with later post-mineral strike-slip movement. Warm Springs fault appears to reverse movement suggesting a rotation of the structural block between the Illinois Creek and Warm Springs faults.

6.2.2	Stratigraphy

CSAMT (controlled-source audio-magnetotellurics), a deep sounding resistivity geophysical technique undertaken in 2022 has recognized two structural/stratigraphic blocks on the Property herein dubbed the East and West blocks, which have been differentiated by the discrete break in the geophysics, dubbed Wades fault. Different stratigraphic sections occur in both blocks at the erosional levels seen, although these different stratigraphic sections are believed to represent different lateral facies changes in a sedimentary basin. Stratigraphic sections for both blocks are based on deep drill holes by Anaconda: WPC84-16 for the East Block and ICDH10 in the West Block. These stratigraphic sections are likely impacted by additional thrust fault overthickening but are good approximations of existing stratigraphic thicknesses in both blocks. The stratigraphic column for the Illinois Creek property, including East Block and West Block domains, is illustrated in Figure 6-7.

The Illinois Creek formation and the WPC formation are likely stratigraphically and temporally related by deposition in a classic sedimentary – carbonate basin. The Illinois Creek formation contains a clastic component (quartz arenite), which has been interpreted to be formed in a barrier bar/beach facies and includes textures and compositions of interdune/marsh facies, and platform carbonates. The WPC formation shows textures of sabkha, lagoonal, intertidal faces, patch reefs, and platform carbonates, which indicates a low energy depositional environment. Both formations show a shallowing upward trend, indicating the lateral changes in depositional environment. Stratigraphic sections for both blocks are based on deep drill holes by Anaconda: WPC84-16 for the East Block and ICDH10 in the West Block. These stratigraphic sections are likely impacted by additional thrust fault overthickening but are good approximations of existing stratigraphic thicknesses in both blocks.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-7:	Stratigraphic Column

Source: Western Alaska 2025.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

6.2.2.1	Lithology Units – East Block

The overthrust Kaiyuh schist includes a thick QCMS schist package overlying a section of graphitic schists indeterminate in thickness. The QCMS unit contains a distinctive magnetite-rich chlorite schist at or near its base which has been interpreted as a re-crystalline Fe formation. This unit is easily discernible in the 1984 Aerodat aeromagnetic survey. Below the overlying Kaiyuh Schist sequence is the Waterpump Creek dolomite which appears to be in excess of 600 m in thickness. A few thin interleaved chlorite schist zones might represent additional thrust plates but are more likely thin interbedded clastic layers that are conformable, but do preferentially take up strain, resulting in folding and shearing of the unit. Under the Lower Schist is Fossiliferous Dolomite unit which contains various bioclasts and shows signs of increased permeability and porosity and is a key horizon for mineralization potential. The overthickened section provides a significant opportunity for additional manto-form CRD mineralization.

6.2.2.2	Lithology Units – WPC Resource

The oxide and sulfide mineralization at Waterpump Creek is hosted in the WPC formation, particularly in the Upper Waterpump Creek Dolomite and the Waterpump Creek Fossiliferous Dolomite. The Kaiyuh Schist acts as an aquitard for the fluids, which are pooled underneath in the Upper Waterpump Creek Dolomite. The Lower Schist is another aquitard within the Waterpump Creek Formation, which causes the fluids to pool in the Fossiliferous Dolomite below. The following descriptions are the lithology domains as logged for Waterpump Creek. Table 6-2 shows the current logging codes used for the Illinois Creek property.

•	Quartz-Muscovite Schist (QMS): Banded gray, green, brown and white schist with incredibly variable composition. Locally quartz, muscovite, graphite, or chlorite rich. Often has thin (1mm) to thick (1m) carbonate layers. Can have lots of variation and QMS is the code used for undifferentiated schist units. The schist package was historically logged as QMS, QCS (quartz-chlorite schist), QGS (quartz-graphite schist), QMCS (Quartz-muscovite-chlorite schist), QMGS (quartz-muscovite-graphite schist), MCGS (muscovite-chlorite-graphite schist), QMCbS (quartz-chlorite-carbonate-graphite schist), QCCbGS (Quartz-chlorite-carbonate-graphite schist), QMCCbS (Quartz-muscovite-chlorite-carbonate schist), QMCGS (Quartz-muscovite-chlorite-graphite schist), QMCbGS (quartz-muscovite-carbonate-graphite schist), and QMCCbGS (Quartz-muscovite-chlorite-carbonate-graphite schist). The schist is thinly foliated with often 2 foliations present. S1 is thought to be analogous with S0 (bedding). Quartz sometimes forms porphyroblasts with muscovite pressure shadows. Garnets porphyroblasts are very rare, but do occur, commonly near the magnetite schist and skarn units. Where muscovite is the dominant mineral, crenulation cleavage is common. The QMS is the Kaiyuh Schist meta-sediments.

•	Magnetite Schist (MAG): Magnetic marker unit composed of quartz, chlorite, and 10-20% magnetite. ~2-10m in thickness. Magnetite crystals are 2 to 4 mm crystals, euhedral to subhedral, often times with muscovite pressure shadows.

•	Skarn (SK): Garnet magnetite pyroxene calc-silicate is often spatially close (within 10m) of the felsic intrusives. There is considerable variation in garnet (grossularite-andradite series) modal abundance percentages, size, habit/form, and degree of retrograde alteration. Hedenbergite (pyroxene group) occurs as coarse, partly chlorite-altered, bladed, dark green to almost black radiating, bladed crystal sheafs developed along the margins of quartz veins cutting the schist. Diopside (pyroxene group) also occurs as stubby dark green prismatic crystals, 1 to 4mm long, which appear square in section, but are largely altered to chlorite-actinolite. These occur in variably calcareous and quartzitic schist beds, commonly where the carbonate stratigraphy is cut by structures, including fault zones and veinlets. Skarn intervals are variably foliated, but some intervals of calc-silicate alteration show little evidence of foliation at all, with dodecahedral to equant red-brown garnets and magnetite grains floating in dark green chlorite-actinolite groundmass.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

•	Chlorite Schist (CS): Various shades of green, dominantly chlorite with quartz and muscovite. Locally medium to coarse grained chlorite-altered amphiboles. Sub-unit of the Kaiyuh Schist.

•	Graphite Schist (GS): Black, dominantly graphite with variable quartz, chlorite, and muscovite. This unit is often the basal unit of the schist package and shows intense shearing and deformation as it takes up most of the shear stresses due to rheological differences. Sub-unit of the Kaiyuh Schist.

•	Hydrothermal Quartz (HQ): Large milky white quartz veins, typically in the schist package, 30cm to 5m thick.

•	Felsic Intrusive (FI): Massive to flow-foliated, chalky buff terra cotta, aphanitic to porphyritic, trachyte/latite to syenogranite with up to 20-40% muscovite/sericite locally. Typically, 1m to 3m thick. Historically discriminated as two units: 1) Felsic Intrusive and 2) Felsic Intrusive Porphyry. The felsic intrusive is clay altered white to cream, very coarse-grained, feldspar-quartz-sericite-pyrite that is foliated primarily on the margins, indicating that it is older than the last shearing episode. The Felsic Intrusive Porphyry is cream to tan aphanitic groundmass with 10-15% 1 mm feldspar phenocrysts, less than 1% quartz phenocrysts, and trace mafic minerals. It is moderately to strongly clay altered and probably trachyte or latite composition. This unit differs from the other in that it is porphyritic and is unmetamorphosed, indicating that this phase is post late-Jurassic.

•	Dolomite (DOL): Light to medium gray, weathering to cream, micritic mudstone to rudstone with rare arenaceous interbeds. It is often recrystallized and shows various alterations such as tan, bleaching, sanding, silicification, and fluorescence. Millimeter to centimeter scale laminations representing thin sedimentary layering or algal mats are common, and 2 mm to 5 mm pisoliths are common. Mud chips (up to 1 cm) and birds-eye structures may be found, usually in the thin laminated zones.

•	Fossiliferous Dolomite (DOLF): Grey dolomite containing fossiliferous beds including conodonts, ostracods, and bivalves. Megafossils are sparse, though layers of fossil hash consisting of bivalve fragments are present. A series of core samples were submitted to Anita Harris (USGS) for conodont analysis in 1984. Dr. Harris found conodonts or conodont fragments in 5 of the 8 samples. All 5 samples yielded Protopanderodus conodonts, a middle Early to early Middle Ordovician species, or unidentifiable fragments. However, one sample yielded two elements of Pygodus, a late Llanvirn to early Llandeilo (early Middle Ordovician) species. This is a “cosmopolitan species of North American faunal province and indicates deposition in normal marine mid-shelf to basin facies” (Harris, 1984). The other conodont fragments appear to be of a shallower water type. The mid-shelf to basin classification is based on water temperature, therefore, the Pygodus may represent a channel or inter-platform basin within the platform sequence interpreted from the lithofacies and conodont fragments (Teller and Wilson, 1985)

Signature Date:April 30, 2025	6-13

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

•	Gossan (G): Orange to red intensely oxidized rock. Primary gossan is typically more competent with primary textures such as stockworks still preserved. Often contains well-developed secondary base metal minerals: lead minerals such as cerussite and zinc minerals such as hydrozincite and hemimorphite. Secondary gossan is typically sanded and decomposed and does not have any primary textures.

•	Massive Sulfides (SULF): This is our primary ore zone. It contains fine to course-grained recrystallized carbonates such as manganoan siderite, ankerite, and dolomite with argentiferous galena, sphalerite, pyrite, and sometimes arsenopyrite and magnetite. Zebra texture is common which is banding of base metals and gangue minerals. It occasionally contains small zones of silicification.

•	Marble (M): White to off white, distinctly more crystalline than the dolomite, can be sharp or gradational contact from dolomite. Crystal size is 1mm or greater. Can be dolomitic marble or calcic marble.

•	Limestone (LST): Calcium carbonate- fizzes more vigorously than the dolomite, only logged in 1983.

•	Quartzite (Q): Medium gray to black, very fine- to fine-grained, subrounded, very well sorted with local trace muscovite and rare dolomitic interbeds.

•	Dolomitic Quartzite (DQ): Variably dolomitic quartzite. Matrix composed of dolomite with well sorted quartz grains. Can contain distinct quartzite and/or dolomite beds.

•	Greenstone (GRN): Fine- to coarse-grained, semi-schistose meta-intrusive composed of chlorite, actinolite, plagioclase, and quartz.

•	Phyllite (P): Altered to light grey to tan, thin to medium banded, variably dolomitic to calcareous. Locally iron stained and/or cut by quartz veins and pods.

•	Hydrothermal Breccia (HBx): Silicious matrix with clasts of silicified quartzite and/or dolomitic quartzite. Can contain pyrite clasts (replacement of QTZ/DQ), pyrite can also occur as matrix.

Table 6-2:	Current Lithology Codes for the Illinois Creek District

Code	Unit	Area
OB	Overburden	All
NR	No Recovery	All
V	Void	All
QMS	Quartz-Muscovite Schist	WPC, LH, IC
MAG	Magnetite Schist	WPC, LH, IC
SK	Skarn	WPC, LH, IC
CS	Chlorite Schist	WPC, LH, IC
GS	Graphite Schist	WPC, LH, IC
HQ	Hydrothermal Quartz	WPC, LH, IC
FI	Felsic Intrusive	WPC, LH, IC
DOL	Dolomite	WPC, LH, IC

Signature Date:April 30, 2025	6-14

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Code	Unit	Area
DOLF	Fossiliferous Dolomite	WPC, LH
G	Gossan	WPC, LH, IC
SULF	Massive Sulfide	WPC, LH, IC
M	Marble	WPC, LH, IC
MC	Micrite	WPC, LH, IC
LST	Limestone	WPC, LH, IC
Q	Quartzite	WPC, LH, IC
DQ	Dolomitic Quartzite	WPC, LH, IC
GRN	Greenstone	IC
P	Phyllite	IC
HBx	Hydrothermal Breccia	IC

6.2.2.3	Lithology Units – West Block

Although the Kaiyuh schist is apparent in the far north portion of the West Block, the section in the area of interest, is dominated by the thick capping Greenstone unit. Importantly, the greenstone appears to act as an aquitard with fluids trapped below it. Two exploration holes, IC22-01 and -02 tested that concept and exhibit intense alteration, multiphase massive pyrite mineralization with low grade base and precious metals underneath the IC upper graphitic schist, which sits just below the greenstone unit.

Below the capping Greenstone unit, a thin graphitic schist (Upper Graphitic Schist) is recognized overlying a very thick section of calcareous and dolomitic quartzite and dolomite. This roughly 400 m package is apparent in ICDH-10 and is the host for the Illinois Creek oxide mineralization as well as the East IC manto. This stratigraphy is also the principal mineralization target south the Warm Springs fault. Historical drilling other than Anaconda that targeted the oxide resources at Illinois Creek did not differentiate between the quartzites and dolomites making detailed understanding of the internal stratigraphy of the overall permissive carbonate- rich stratigraphy difficult. As such thicknesses are approximate.

Below the permissive carbonate stratigraphy, a thick section of graphitic schist (Lower Graphitic Schist) is apparent in turn underlain by a thick chlorite/graphitic schist package.

6.2.2.4	Lithology Units – Illinois Creek Mine and Oxide Resource

The main gossan body at the Illinois Creek oxide Au/Ag deposit is hosted in a sequence of calcareous quartzite, dolomitic quartzite and dolomite overlain by a thin graphitic schist and a property-wide diabase greenstone sill. Since much of the primary lithology is broadly homogenous without any easily observable distinctions, efforts to domain lithology have been largely ineffectual. NPMC and Echo Bay devised a domain logging scheme incorporating the relative abundance to three variables: quartz, iron and manganese as their “lithologies” (Tolbert 1992).

The following descriptions of the “lithology” domains are from Tolbert (1992) and are summarized in Table 6-3.

Signature Date:April 30, 2025	6-15

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

•	Quartzite (Q): white, light gray to tan, fine- to medium-grained. Several textural varieties of the quartzite occur and have been logged. Quartzite ranges from relatively pure, blocky massive (Q) to limy (Ql) and dolomitic (Qd) varieties. Carbonate-bearing quartzite is gradational between two fabrics, 1) mottled (Qlt and Qdt), and 2) carbonate/quartz banded (Qlb and Qdb). Unaltered quartzite comprises the country rock in the vicinity of the gossan but seldom directly borders mineralization.

•	Altered Quartzite (Qa): cloudy, pale-yellow green with weak to strong carbonate and clay alteration and possibly weak propylitic alteration. Qa is soft and chalky, occasionally sanded and generally highly calcareous. Blue-gray quartz stock work veins are usually abundant. Qa directly borders gossan in the footwall and sometimes forms a narrow screen between gossan and Qs in the hanging wall. Potentially mineralized variants included quartzite stained with secondary iron oxide (Qf) or manganese oxide (Qm).

•	Sanded Quartzite (Qs); quartzite decomposed to sand and ranging from very fine powder to medium-sized grains. Locally highly calcareous, commonly stained with secondary iron oxide, manganese oxides and copper carbonates.

•	Ferruginous Quartzite (FQ): granular white quartz quartzite and hydrothermal quartz) with <50% brown, yellow or red brown iron oxide, variably brecciated and or cut iron oxide +/- quartz stock work veins. Earthy cellular and botryoidal iron oxide (goethite, limonite, and hematite) are present as breccia matrix and irregular masses. The unit is massive to extremely vuggy in texture.

•	Ferruginous Manganiferous Quartzite (FMQ): similar to FQ but contains significant manganese oxide to impart a sooty black or dark gray color to all or portions of the rock (Mn generally >1%). Manganese oxide occurs as purple-gray stain/flooding, earthy/sooty bands and clots, botryoidal psilomelane masses or rarely as acicular pyrolusite needles lining cavities. FMQ is often distinctly banded with alternating <0.4 in. bands of granular quartz, iron oxide and manganese oxide.

•	Ferruginous Gossan (FG): massive gossan with >50% iron oxide as earthy, cellular, and botryoidal limonite, goethite and rare hematite. Locally abundant rhombohedral pseudomorphs suggest much of the gossan has replaced massive coarse-grained carbonate (siderite, ankerite, dolomite and rhodochrosite) in some areas. Quartz comprises up to 50% of the rock as milky veins, quartzite clasts or granular masses. Primary textures are highly obscured. FG occasionally contains copper oxides and bindheimite veins.

•	Ferruginous Manganiferous Gossan (FMG): similar to FG with prominent dark gray to black manganese oxide coloration in addition to brown iron oxide. Both oxides usually occur as distinct alternating bands or as wormy intergrowths. Coarse-grained rhombohedral pseudomorphs are locally present.

•	Hydrothermal Quartz (HQ): Massive, vuggy, prismatic or granular hydrothermal quartz as veins, pods, or masses. Sometimes contains pseudomorphs and iron oxide veins. HQ is rare accounting for <2% of the material within the gossan.

Signature Date:April 30, 2025	6-16

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 6-3:	Historical Lithology Codes at the Illinois Creek Deposit

Code	Unit
Q	Quartzite
Qa	Altered Quartzite
Qs	Sanded Quartzite
FQ	Ferruginous Quartzite
FMQ	Ferruginous Manganiferous Quartzite
FG	Ferruginous Gossan
FMG	Ferruginous Manganiferous Gossan
HQ	Hydrothermal Quartz

6.2.2.5	Detailed Structure - Illinois Creek Oxide Deposit

In 2000, MRDI, under the direction of Viceroy, audited the USMX database and model. At that time, MRDI concluded that although the “lithology” codes reflected host domains thought to control the distribution of gold/silver mineralization, the mineralization clearly crossed those lithologic domains. Sections constructed during the review suggest that the gold and silver zones meandered in and out of individual rock units, much as would be expected if mineralization were controlled by a shear zone that roughly followed the strike of bedding of the host rocks. The common thickening and bifurcation of gold zones that are seen in the hanging wall and strike extensions of the deposit are common to braided shear systems (MRDI and Viceroy 2000).

MRDI concluded that the primary control of mineralization was the presence of bedding plane shears, with local zones of dilation (and thickening of ore zones) occurring at favorable changes in the strike of individual shears. Shearing preferentially occurred within sandy dolomite, calcareous to dolomitic quartzite, and calcareous phyllite.

6.2.2.6	Detailed Structure – Waterpump Creek Sulfide Deposit

The primary structure controlling the WPC and Last Hurrah mineralization is the north-south Waterpump Creek fault. Mineralization at WPC appears to have both vertically oriented chimney-style mineralization and horizontally-oriented, manto-style mineralization. The manto-style mineralization is reliant on second-order controls such as permeability and porosity and subtle features such as the NW-SE fold of the Kaiyuh schist – WPC dolomite contact, which caused the change in strike direction discriminating the north upper oxide zone from the southern sulfide zone. The WPC fault is likely the primary fluid pathway, resulting in chimney-style, open-system mineralization, and was likely opened and closed multiple times.

6.3	Mineral Deposits

The IC property area contains an expansive, linked carbonate replacement deposit (CRD) system. Illinois Creek is interpreted to be proximal to the fluid source, as evidenced by the Au-Cu signature, and Waterpump Creek is interpreted to be the distal fingertip of the system, as evidenced by Ag-Pb-Zn signature and more selective nature of the deposit. The two deposits (IC and WPC) are linked by pre- and syn- mineral fault sets and geochemical zonation of the district. The mineralization stair-steps its way up through the stratigraphy as it moves more distal; at Illinois Creek, mineralization is hosted in the Illinois Creek formation, at the bottom of the stratigraphic column, and as the fluid moves along faults, it also moves up the stratigraphy into the Waterpump Creek formation, effectively showing a stair-stepping effect, as is common in CRD systems.

Signature Date:April 30, 2025	6-17

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The known mineralization at Illinois Creek occurs as Au-Ag-Cu oxides and occurs in the Illinois Creek formation, following selective beds and stratigraphic contacts, likely following the thrust fault contact stemming from the Warm Springs fault as a primary mineralizing conduit. Approximately 7 km to the northeast, at Waterpump Creek, known mineralization occurs as Ag-Pb-Zn sulfide replacement in the Waterpump Creek formation, where the Waterpump Creek fault serves as the primary fluid conduit.

Known mineralization at Illinois Creek occurs both as a CRD Ag-Zn-Pb sulfide replacement mineralization and as Au-Ag-Cu oxide gossan mineralization formed as a consequence of deep surficial oxidation of the primary sulfide mineralization. Mineralization occurs as: 1) replacement mineralization within and along selective bedding planes and stratigraphic contacts in the Illinois Creek carbonate rocks including dolomite and dolomitic quartzite stratigraphy and 2) fillings within syn-mineral fault structure such as the Illinois Creek fault.

At Waterpump Creek, approximately 7 km to the NE from Illinois Creek, sulfide mineralization is particularly focused at or near the uppermost contact of the dolomite stratigraphy with overlying metapelitic Kaiyuh schists. The Kaiyuh schists are characterized by a complex section of graphitic, chloritic and quartz muscovite schists within which occurs a thin marker horizon of chlorite/magnetite schist possibly of banded iron formation genesis. This marker horizon is a strong aeromagnetic feature traceable through much of the district. The Kaiyuh schist/Waterpump Creek dolomite contact is an apparent pre-mineral thrust fault. Mineralization occurs along the Waterpump Creek fault, a NNE-trending fault showing down drop to the east resulting in a steepening of the thrust fault surface into the Waterpump Creek fault. The overlying Kaiyuh schists serve as an aquitard with fluid migrating up the Waterpump Creek fault and replacing dolomite at or within the footwall dolomite of the fault.

In the southern zone of WPC, the mineralization cuts below the Lower Schist unit, and replaces the Fossiliferous Dolomite unit. The Lower Schist is thought to be another aquitard that traps fluids underneath, causing a pooling of fluids under the lower schist, in the fossiliferous dolostone unit. Particularly drill hole WPC22-18, where the thickness of mineralization drastically increases to 101.1m of drill hole length, the mineralization occupies both the Upper WPC Dolomite unit and the Fossiliferous Dolomite unit, underneath the Lower Schist unit.

At Illinois Creek, very deep and poorly understood oxidation of the original CRD mineralization has resulted in the extensive development of gossan to depths up to 400 m below the surface between the Illinois Creek and the Warm Springs faults. Original primary mineralization is assumed to have been in part analogous to that seen at the Waterpump Creek deposit.

6.3.1	Sulfide Mineralization Distribution – Waterpump Creek

Current exploration at Waterpump Creek has expanded the footprint of the sulfide mineralization over a roughly 495 m strike length, with widths varying from 25 m to 75 m, and thicknesses varying from 5 m to over 100 m. Figure 6-8 is a plan map of all Waterpump drill holes through the end of the 2023 drill season. The image also shows structure contours of the Kaiyuh schist/Waterpump Creek dolomite thrust contact and the rollover into the Waterpump Creek fault, the feeder for the mineralizing fluids. The Waterpump Creek fault can be traced for over 6 km in the East block.

Signature Date:April 30, 2025	6-18

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-8:	Plan Map of the Waterpump Creek Drill Collars

Source: WAM 2024.

Signature Date:April 30, 2025	6-19

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-9 shows a longitudinal section down the axis of the Waterpump mineralization. The body is dominated by an upper high grade manto that dips to the south at approximately 15 degrees. In and around DH’s WPC22-17 and 18, the manto thickness expands significantly, likely a result from an increase in the number of mantos, closer towards the fluid source, and the late-stage cross-cutting pyrite phase that runs north-south through the earlier high-grade mantos.

Figure 6-9:	Longitudinal Section Down Axis of Waterpump Creek Manto

A
B
C
WPC21-09
WPC22-11
WPC22-07
WPC22-17
W of section
WPC23-0029
E of section
Wetlands
IC fault
22.0 m at 146 g/t Ag, 9.8% Zn, and 3.3% Pb
8.0 m at 47 g/t Ag, 13.5% Zn, and 0.8% Pb
40.2 m at 262 g/t Ag, 4.5% Zn, and 10.9% Pb
1.4 m at 44 g/t Ag, 6.5% Zn, and 3.6% Pb
19.5 m at 158 g/t Ag, 11.5% Zn, and 5.3% Pb
2.9 m at 173 g/t Ag, 13.9% Zn, and 6.7% Pb
100 m
200 m
NE-SW cross fault
WPC22-18
WPC22-22
WPC23-0030
WPC23-0032
Legend
Massive Sulfide
Gossan
Graphite Schist
Undifferentiated Schist
Lower schist interbedded with Dolomite
Felsic Intrusive
Dolomite
Fluid package halo > 300 ppm Zn

Source: WAM 2023.

Figure 6-10 shows a plan 3D projection of the Waterpump Creek sulfide body with traces of the NNE Waterpump Creek fault and ENE projections of fault strands of the Illinois Creek fault. The blue shape is a modelled sulfide mineralization shape of massive and semi-massive sulfides. The body is roughly 1 million cubic meters in volume and remains open to expansion along projections of the Waterpump Creek fault.

Signature Date:April 30, 2025	6-20

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-10:	3D Plan Map Projection of the Waterpump Creek Sulfide Body

Source: WAM 2024.

Table 6-4 reports all sulfide intervals encountered by WAM during drilling in 2021, 2022, and 2023. No recoveries are yet assumed. Ongoing initial metallurgical studies are in progress and will provide initial recovery data during the 2nd quarter of 2025.

Signature Date:April 30, 2025	6-21

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 6-4:	2021, 2022, and 2023 Sulfide Intervals from Waterpump Creek

Drill Hole	From (m)	To (m)	Thickness (m)	Ag (g/t)	Zn (%)	Pb (%)
WPC21-09	109.4	120.9	11.5	522	22.5	14.4
WPC22-07	136.4	142.5	6.1	459	12.1	14.8
WPC22-07	150.1	164.4	14.3	54	10.3	1.9
WPC22-08	114.6	125.5	10.9	157	9.9	6.4
WPC22-11	139.1	150.6	11.5	337	16.7	10
WPC22-11	152.7	156.3	3.6	151	22.3	5.1
WPC22-13	150.1	152.9	2.8	1304	2.5	37.1
WPC22-13	158.4	160.8	2.4	820	15	13
WPC22-17	125.5	174.3	48.8	144	9	5.5
including	125.5	135.3	9.8	428	15.9	14.1
including	160.6	164.7	4.1	417	14.8	18.3
WPC22-18	147.2	248.9	101.7	160	5.4	5.3
including	158.6	165.8	7.2	349	7.3	9.7
including	191.7	195	3.3	358	7.2	10.6
including	223.8	242.3	18.5	355	2.2	13.5
WPC22-20	166.6	178	11.4	284	14.8	10.9
including	166.6	175	8.4	322	12.1	12.8
including	166.6	168.2	1.6	474	24.7	14.3
including	173.9	175	1.1	883	12.2	45.2
WPC22-20	185.2	205.9	20.7	171	9.4	5.8
including	187.8	189.7	1.9	272	22.3	7.6
including	193.4	196.1	2.7	297	2.8	10.6
WPC22-21	150	155.1	5.1	789	14.9	22
WPC22-22	161.6	184.3	22.7	293	9	20.3
including	161.6	168.6	7	557	16.7	21.8
WPC22-22	207	216.5	9.5	118	3.5	8.7
WPC22-22	245.7	300.3	54.6	187	6.2	5.1
including	271.1	274.6	3.5	1223	32.5	8.1
including	292.6	300.3	7.7	311	10.1	1.8
WPC23-0029	145.1	164.5	19.5	158	5.3	11.5
Including	145.1	148.1	3.0	253	9.7	15.9
Including	150.6	151.2	0.6	868	23.9	6.8
Including	163.1	163.7	0.6	429	15.6	5.8
WPC23-0029	176.0	178.9	2.9	173	6.7	13.9
WPC23-0030	216.6	238.6	22	146	3.3	9.8
WPC23-0030	241.4	249.3	8	47	0.8	13.5
Including	264.7	270.1	5.3	729	24.1	3.1
Including	278.3	286.9	8.6	493	22.9	2.6
WPC23-0030	334.6	336	1.4	44	3.6	6.5

Signature Date:April 30, 2025	6-22

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

6.3.2	Sulfide Mineralization Characterization – Waterpump Creek

Mineralization at Waterpump Creek is characterized by massive and semi-massive sulfide replacement of the host Waterpump Creek dolomite by argentiferous galena, Fe-rich sphalerite and pyrite hosted in a matrix of recrystallized siderite and ankerite. Historical reflected light studies of the Waterpump Creek sulfide mineralization by Anaconda shows additional sulfide species including arsenopyrite, chalcopyrite, argentite and tetrahedrite. WAM is currently funding a Colorado School of Mines thesis to better understand the entire assemblage and paragenetic relationships within the sulfide mineralization.

The WPC sulfide mineralization shows a variety of textures including totally massive replacement, banding, pseudomorphs, and course-grained mineralization. Typically, the galena-rich zones are at the top of the mantos, and the more banded “zebra-rock” occurs near the bottom of the mantos. The mantos are thought to have formed in a long-lived, closed-system environment, with multiple pulses or generations of fluids. There is a pyrite-rich zone that occurs as a cross-cutting veins and large pyrite breccia zones, which is interpreted to have formed in an open-system environment and crosscuts the earlier closed-system mantos. This late pyrite-stage does still contain lead and zinc values, as well as silicification.

The argentiferous galena is full of small inclusions of various lead- and silver-bearing sulfosalts of the miargyrite-galena solid solution series. In-depth petrographic work of WPC is being conducted by Justin Glenn at Colorado School of Mines in the form of a master’s Thesis and is expected to be completed by May of 2024. This research will give us further insights into the mineralogy and paragenesis of the ore as well as the alteration. Figure 6-11 shows argentiferous galena characterized by extreme deformation of the galena’s crystal structure due to the substitution of silver within the galena lattice. The substitution results intense deformation of the galena’s characteristic cubic cleavage resulting in a ribbon-like texture to the galena.

Signature Date:April 30, 2025	6-23

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-11:	Argentiferous Galena with Pyrite, Fe-rich Sphalerite, and Dolomite: WPC22-20

Source: WAM 2023.

Figure 6-12 and Figure 6-13 show typical partial to complete replacement textures and grades encountered in the manto-form mineralized bodies. Figure 6-14 shows complex breccia textures indicative of the chimney mineralization encountered in DH’s WPC22-17 and 18.

Signature Date:April 30, 2025	6-24

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-12:	Partial Replacement Textures Showing Primary Bedding

WPC22-20 193.4 – 194.7
392 g/t Ag, 3.4% Zn, 12.7% Pb

WPC22-20 203.4 – 204.0
270 g/t Ag, 11.5% Zn, 9.6% Pb

WPC21-09 114.3 – 114.6
1013 g/t Ag, 4.0% Zn, 34.5% Pb

Source: WAM 2023.

Signature Date:April 30, 2025	6-25

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-13:	Complete Massive Replacement Textures

Source: WAM 2023.

Figure 6-14:	Complex Brecciated Chimney Mineralization

Source: WAM 2023.

Signature Date:April 30, 2025	6-26

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 6-5 shows recognized sulfide zone minerals (including native elements) at the Waterpump Creek deposit (Teller and Wilson, 1985). Note that there is a current master’s Thesis being conducted to further define the ore zone mineralogy at Waterpump Creek.

Table 6-5:	Sulfide Zone Minerals at the Waterpump Creek Deposit

Sulfide Zone Minerals (including native elements) from Teller and Wilson 1985
argentite	carbon (amorphous)	silver (native)
bornite	chalcopyrite	pyrite
boulangerite	galena	sphalerite

6.3.3	Oxide Mineralization Characterization – Waterpump Creek

Silver, lead, and zinc oxide mineralization occurs in a northwest trend, with a southeast plunge at about 30°, veering off of the primary WPC mineralizing structure. This turn in strike direction away from the main sulfide body is due to a subtle fold in the main schist-dolostone contact surface, resulting in a northwest trending fold-style trap. The oxide mineralization is generally soft and very friable, with numerous voids and loose breccia zones. Breccia clast sizes range from clay-sized through small cobbles while the mineral grains are rare up to medium sand sized. Small zones of well-developed boxworks are locally preserved in gossan zones. Rare pods of galena, cut by oxide veins, are also locally preserved within the oxide zone (Teller and Wilson 1985).

The mineralization is nearly entirely oxidized, except for small zones of remnant galena. Major lead minerals include cerussite, anglesite, plumbojarosite, massicot, and remnant galena. The remnant galena exists as 2 to 50 cm pods and also as veins and bands. The bands resemble zones of banded sulfides in the sulfide mineralization zone. Galena is generally rimmed by an insulating layer of lead oxide minerals including anglesite and/or cerussite (Teller and Wilson 1985).

Zinc oxide minerals are dominantly hemimorphite and hydrozincite with minor fraipontite and other minor oxides. No primary zinc minerals have been identified in the oxide zone. A major component in the zinc-rich oxide zone is limonite, which pseudomorphs after siderite. The silver content in oxide zones is closely associated with lead. In general, the silver: lead ratio is about 1:2 (oz/st: %) in oxide. The silver: lead ratio in remnant galena is a consistent 1:1 (Teller and Wilson 1985).

The overall lead and zinc distribution in the oxide zone is lead (and associated silver) in the upper portions of the zone, and zinc (with low lead and silver) in the basal portions of the oxide zone, which resembles the metal distribution in the sulfide zone. There is a downward leaching of zinc, resulting in a zinc halo below the oxide zone, but not above it (Teller and Wilson 1985).

Signature Date:April 30, 2025	6-27

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-15:	WPC Oxide Zone Drill Core: WP-83-006: 14.1 m at 25.3 oz/st (866.4 g/t) Ag, 44% Pb, and 2.3% Zn

Source: Nate Brewer 1984.

Figure 6-16:	WPC Oxide Zone Trench CC Samples

Source: Nate Brewer 1984.

Note. Left: Massicot cerussite Pb-rich gossan, and right is “brain-corral” gossan after annealed galena

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 6-6 shows recognized oxide zone minerals (including silicates) at the Waterpump Creek deposit (Teller and Wilson 1985).

Table 6-6:	Oxide Zone Minerals at the Waterpump Creek Deposit

Oxide Zone Minerals (including silicates) from Teller and Wilson 1985
anglesite	diopside	hemimorphite	mimetite	rosenhahnite
argentojarosite	fluorite	hopeite	montmorillonite	schultenite
beudantite	fraipontite	illite	plattnerite	scorodite
carminite	goethite	jarosite	plumbojarosite	sericite
cerussite	gypsum	kaolinite	pyrolusite	siderite
chlorite	hematite	massicot	quartz	tremolite

6.3.4	Oxide Mineralization Distribution – Illinois Creek

Gold and silver mineralization occur throughout the zone of gossanous material that strikes east-northeast and dips from 40 to 70 degrees south at the Illinois Creek mine. Drilling and trenching have defined mineralization and anomalous gold values over a total strike length of about 3,600 m, a true thickness of up to 100 m, and a vertical depth of 400 m. Individually recognized subunits mostly consist of massive hematite and limonite, strongly ferruginous quartzite, manganiferous-ferruginous quartzite and manganiferous iron oxides.

Figure 6-17 shows typical core intervals for both FG and FMG (Ferruginous and Ferruginous Manganiferous Gossan) from Illinois Creek deposit.

Figure 6-17:	Core Sample Photograph of FG and FMG

Source: WAC&G 2019.

Notes:

A.	Ferruginous Gossan (FG) - Sample IC95-025 188 m grading 0.3 ppm Au and 45.3 ppm Ag.

B.	Ferruginous Manganiferous Gossan (FMG) - Sample IC95-040A 93 m grading 1.31 ppm Au and 6.2 ppm Ag

Figure 6-18 shows a 3D perspective view of the FG and FQ units within the surrounding calcareous and dolomitic quartzites at the Illinois Creek deposit looking south at 45 degrees. Figure 6-19 and Figure 6-20 show similar perspectives with gold and silver grades.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-18:	3D Perspective View of Illinois Creek Deposit Showing FG and FQ Units (Red) and Calcareous and Dolomitic Quartzites (Yellow)

Source: WAC&G 2019.

Figure 6-19:	3D Perspective View of the Illinois Creek Deposit Showing Gold Grades

Source: WAC&G 2019.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-20:	3D Perspective View of Illinois Creek Deposit Showing Silver Grades

Source: WAC&G 2019.

6.3.5	Oxide Mineralization Characterization – Illinois Creek

In the zone of oxidation, ore consists of hematite, goethite, limonite, jarosite, psilomelane (wad) and manganite. Iron oxides show a variety of textures ranging from in situ crystals derived from oxidation of sulfides and carbonates to botryoidal growths and acicular needles of transported iron. Earthy, hematitic gossan and quartzite contain the highest gold grades. According to Kirkham and Apel (1993), quartz veining and groundmass silicification is spatially related to better gold mineralization.

Analysis of polished sections and scanning electron microscope (SEM) measurements by Anaconda and NPMC suggest that the gold is present in its native state and as electrum in grains less than 20 microns in diameter. Gillerman et al. (1985), note that high gold grades are associated with visible copper oxides and brick red, hematitic limonites. SEM work by Hossein Salek (Gillerman and Brewer 1985) found micron-size native gold grains in iron oxides. MRDI's evaluation of theoretical grain sizes, based on duplicate assays of sample pulps, supports a relatively small grain size.

Silver is present as electrum, argentojarosite and native silver and is strongly associated with the occurrence of manganese oxides.

Deep holes drilled by Anaconda in 1982 provide some limited information regarding the nature of unoxidized mineralization located down-dip from the gossan ore zones. At a depth of >400 m below surface, unoxidized mineralization consists of iron and manganese-rich carbonate, with arsenopyrite, pyrite, quartz, base-metal sulfides and sulfosalts.

In addition to the information gleaned from the deep Anaconda holes at Illinois Creek, Anaconda drilling at Waterpump Creek encountered classic carbonate replacement mineralization with sulfides dominated by sphalerite, galena, argentite, chalcopyrite, boulangerite, pyrite, and arsenopyrite.

Flanigan (1998), as a part of his thesis, conducted detailed reflected-light and SEM analyses to further define the mineralogy of the Illinois Creek and Waterpump Creek deposits. Though the Illinois Creek deposit is almost entirely oxidized, a few intervals with trace primary sulfides remain and, even in the most highly oxidized samples, some microscopic sulfides are present.

At Illinois Creek, pyrite appears to be the most abundant primary sulfide, with most other primary sulfide minerals occurring as inclusions in pyrite or on pyrite-grain boundaries. These include sphalerite, chalcopyrite, arsenopyrite, tetrahedrite, and electrum. Additional minerals, too fine-grained to be recognized petrographically, were identified using the electron microprobe and include native bismuth, bismuthinite, stannite, tetrahedrite, stibnite, boulangerite, and galena.

Figure 6-21 shows photomicrographs of typical albeit rare, primary mineralization at the Illinois Creek deposit.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-21:	Reflected Light Photomicrographs of Rare Primary Minerals at Illinois Creek

Source: Teller and Wilson 1985.

Notes:

A.	Sample IC9103-195.5’showing tetrahedrite with associated chalcopyrite included in pyrite.
B.	Sample IC9103-195.5’ showing arsenopyrite with associated chalcopyrite and electrum included in pyrite.
C.	Sample IC9103-195.5’ showing euhedral arsenopyrite in pyrite.
D.	Sample IC10-862m showing euhedral arsenopyrite in vein quartz.
E.	Sample from trench 9109 showing remnant sulfides in a highly supergene oxidized matrix.
F.	Sample from trench 9109 showing varying degrees of hydration in limonite with supergene related native copper and acanthite.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Additional results from mineralogical studies conducted by Hossein Salek from Anaconda’s Tucson research lab are documented in a series of internal memos (1984 and 1985). Table 6-7 shows recognized oxide zone minerals at the Illinois Creek deposit (Salek 1984a; Salek 1984b).

Table 6-7:	Mineralogy of the Illinois Creek Oxide Deposit

Oxide Zone Minerals
Anglesite	Cerrusite	Hematite	Plattnerite
Argentojarosite	Cornwallite	Hemimorphite	Plumbojarosite
Arsenobrackenbushite	Delafossite	Hopeite	Psilomelane
Azurite	Electrum	Malachite	Pyrolusite
Beudantite	Fluorite	Massicot	Schultenite
Bindheimite	Fraipontite	Mimetite	Scorodite
Carminite	Goethite	Native Gold	Todorokite

6.3.6	Alteration

Alteration at Illinois Creek varies considerably from proximal to more distal environments. Alteration at Illinois Creek consists dominantly of sanding, which is also present at LH, but is only present in very small amounts at WPC.

At WPC, alteration extends laterally from mineralization along the permissive host units and fugitive calcite veins extend both laterally and above the mineralization zone. Alteration types include sanding, bleaching, “tan” (ferroan ankerite and manganoan siderite), recrystallization of dolostone, and manganese dendrites. Laterally distal alteration is typically very structurally controlled, and only extends millimeters to centimeters from fractures or veins. More proximal to mineralization, the alteration becomes more and more pervasive, until it is completely altering the host dolostone. Bleaching typically occurs more distally but is overprinted by tan alteration more proximal to mineralization. This alteration pattern is shown in Figure 6-23.

Broadly bleached zones of dolomite occur immediately in contact with high grade massive and semi-massive sulfide mineralization. Slightly elevated Zn values to ~300 ppm form a halo varying from 50 m to 100 m around the mineralization.

A weak halo of manganiferous calcite veins is often present extending up to 50 m above and laterally from the mineralization. Dubbed fugitive calcite veins, these veins represent spent ore fluids still enriched in Mn. The veins fluoresce bright orange under in shortwave ultraviolet (UV) light. Figure 6-22 shows bright red fluorescing fugitive calcite veining next to the Waterpump Creek sulfide body. Orange fluorescence is characteristic of Mn-calcite, pink fluorescence is characteristic of Pb-calcite, and yellow fluorescence and phosphorescence is characteristic of various Pb and Zn carbonates. The UV fluorescence commonly occurs as stockwork calcite veins, but also occurs as replacement of bioclasts and breccia clasts, and as breccia cement.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 6-22:	Fugitive Calcite Veins Under Natural Light and SWUV Light WPC22-21 at 167.5 m

Source: WAM 2023.

Figure 6-23:	Schematic Cross-Section Showing the Alteration Zonation of WPC

Source: WAM 2023.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

At Last Hurrah and the more proximal Illinois Creek oxide deposit, alteration is considerably more widespread and intense than that seen at the distal Waterpump Creek deposit. Wide alteration haloes characterized by 10 m to >100 m of sanding are evident with widespread anomalous Zn and Pb geochemistry to >1,000 ppm. This disaggregation of the dolomite and dolomitic quartzites suggests increasingly acidic fluids as the core of the system is approached. Figure 6-24 shows strong sanding in the footwall of the Illinois Creek fault and gossan.

Figure 6-24:	Strong Sanding in the Illinois Creek Central Pit

Source: WAM 2023.

6.4	Other WAM Properties

No information from any other properties owned by WAM was used in the estimate of Mineral Resources at the Illinois Creek Property.

In addition to the Illinois Creek deposit, WAM is actively exploring its wholly owned Round Top and Honker properties located about 23 km northeast and 10 km north-northwest, respectively, of the Illinois Creek deposit.

6.4.1	Round Top Property

At Round Top, a high-level molybdenum- and silver-based porphyry copper deposit (PCD) has been identified with sheeted chalcopyrite/covellite and minor base metal veins with illite alteration in a high-level lithocap dominated by argillic alteration as kaolinite. Deep surficial oxidation has resulted in the development of an extensive chalcocite-enrichment blanket with several enriched horizons. An extremely complex diatreme brecciation event precedes primary mineralization. A total of 38 drill holes were completed at the Round Top porphyry copper deposit. Initial deeper drilling has recognized early higher temperature stockwork, molybdenum- enriched mineralization. Magnetic susceptibility modeling along with alteration and geochemical vectoring suggests primary biotite/magnetite/chalcopyrite/trace-bornite mineralization that lies north of current deep-drilling, which has reached depths of 750 m.

In addition to the Round Top porphyry mineralization, widespread carbonate replacement mineralization and attendant soil anomalies lie immediately west of the Round Top porphyry system in the Illinois Creek formation at the TG and TG North (TGN) occurrences. A total of 13 drill holes targeting the TG/TGN carbonate replacement mineralization were completed on this property.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

6.4.2	Honker Prospect

The Honker prospect is a north-northeast-trending low-sulfidation vein prospect discovered by Anaconda in the early 1980s. During its tenure, approximately 1,000 m were drilled in 10 short drill holes. Five holes intersected mineralization, three of which intersected the main vein, returning intervals averaging 2.6 m at 5.3 g/t (0.155 oz/st) Au with a maximum intercept of 4 m of 6.6 g/t (0.193 oz/st) Au. The remaining five holes were drilled in either the footwall or hanging wall. The vein which occurs in rubble crop over an 800 m interval shows numerous surface and channel samples often in excess of 10 g/t (0.292 oz/st) Au with many samples in excess of 1.0 oz/st (34.2 g/t) Au. Depths of oxidation are in excess of 150 m. Initial Anaconda metallurgical work on the vein mineralization suggest gold recoveries of >90% by leaching (Brewer 1981).

The Honker prospect provides important synergies and a valuable upside to increasing the Mineral Resource and throughput in any future Illinois Creek mine development (Brewer and Millholland 1982). WAM drilled a short 6-hole program at Honker in 2021.

6.5	Deposit Types

The Illinois Creek district hosts a series of deposits related to Cretaceous-age magmatism, including porphyry Cu/Mo/Ag systems as well as marginal CRDs and low to intermediate sulfidation gold veins.

The Illinois Creek property is best described as a CRD system which has added potential to host a yet undiscovered causative porphyry Cu/Mo/Ag system. The property exhibits both primary sulfide CRD mineralization best exemplified by the Waterpump Creek Ag/Zn/Pb deposit, and secondary oxidized gossan mineralization as seen at the Illinois Creek oxide Au/Ag/Cu deposit.

Property wide mineralization zonation is characterized with Cu/Au/Pb/Ag/As/Bi zoned to the south and west and Pb/Zn/Ag/Sb/Mn zoned to the north and east.

CRDs are best described as carbonate-hosted, intrusion-related, high-temp (>250°), multiphase, zoned polymetallic deposits formed as a consequence of the direct continuous replacement of limestones or dolomites. They can be part of continuum into Zn-rich skarns and porphyries though not all CRD systems contain productive skarns or porphyries. Fluid pathways are characterized by the lateral replacement of selective beds (mantos) or structural cross cutting bodies (chimneys).

Metal transport in CRD systems is by chloride (Cl)-complexes in acidic, highly saline fluids. Deposition is due to the breakdown of the Cl-complexes as a result of acid neutralization of the highly acidic saline fluids. The volumetric decrease during dissolution of the carbonates allows for continued expansion of the fluid into the surrounding carbonates, a process also known as self-stoping. The overall gradual temperature decrease of the mineralizing fluids along the strike of mineralization imparts classic porphyry metal zonation from proximal to distal as Au, Cu, Zn, Pb, Ag, and Mn.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

An important implication of these depositional controls is that in closed systems, where the fluids are constrained below aquitards or within selective stratigraphic units, temperature gradients can be very low with only acid neutralization having a significant impact on high-grade deposition. This results in often very long and very continuous rods or tubes of replacement mineralization that may be kilometers in length and extend outward from the core of the systems and primary porphyry fluids.

This results in classic CRD ore body distribution often labelled skeletal or spoke distribution patterns. Figure 6-25 shows the Illinois Creek system and two notable comparative CRD systems some with economic porphyries and some without. These comparison include: Santa Eulalia in Mexico; Tintic and Bingham Canyon in Utah, USA; and Hermosa in Arizona, USA. The systems are all shown at the same scale and also show both skeletal and spoke like manto distributions.

Figure 6-25:	Comparison of Illinois Creek CRD System with Major Worldwide CRD Systems

Source: WAM 2023.

Notably, the Hermosa discovery and subsequent acquisition by South32, a major Australian mining company in 2019, has led to a resurgence in CRD exploration. The Hermosa deposit lies in the Red Mountain porphyry mining district in the Patagonia Mountains of southern Arizona where the Hermosa (Taylor) zinc-lead-silver CRD system flanks the Sunnyside porphyry. Other important CRD systems include the Leadville and Gilman districts in Colorado, the Superior mining district of central Arizona, where the Magma Mine replacement deposits flank the Resolution porphyry Cu/Mo deposit, and a series of Mexican deposits including Cinco de Mayo, Naica and Platosa.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

7.0	Exploration

7.1	Exploration

Summaries of the exploration conducted by the previous operators of the Illinois Creek Property are shown in Section 5 (History). This section of the report mainly summarizes the exploration completed by Piek Exploration and WAC&G. Some of these studies are a continuation of exploration initiated by the various previous operators.

7.1.1	Geochemistry

In 2015, Piek Exploration compiled all the available historical soil surveys. A total of 27 discrete surveys by five companies were completed at Illinois Creek resulting in an overall database of 3,575 samples. Unfortunately, the majority of the soils were analyzed for only a limited number of elements, primarily copper, lead, zinc, gold, silver, antimony, arsenic, and manganese. In some cases, only gold and silver values are available.

In 2015, Piek Exploration collected another 44 samples for ICP assay along four short lines over projections of the west extension of the Illinois Creek deposit. The results produced values as high as: 219 ppm Cu, 988 ppm Zn, 425 ppm Pb, 22 ppb Au, and 8 ppm Ag.

In 2020, 2021 and 2022, WAC&G completed three major soil surveys directed at additional multielement ICP geochemistry augmented by 4-acid digestion of the samples to better quantify not just anomalous mineralization but lithogeochemistry to better map surface geology. Total samples acquired for the respective years are 182, 877, and 518. The total soil database for all known soil surveys on the Property now totals 5,196 samples.

7.1.1.1	Soil Geochemistry - District Soils

Plots of the consolidated district soil database are seen in Figure 7-1 to Figure 7-5. The plots show lead, zinc, arsenic, gold and copper, respectively, along with major target areas on the Property.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-1:	Lead Soil Geochemistry - Illinois Creek Property

Source: WAC&G 2023.

Figure 7-2:	Zinc Soil Geochemistry - Illinois Creek Property

Source: WAC&G 2023.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-3:	Arsenic Soil Geochemistry - Illinois Creek Property

Source: WAC&G 2023.

Figure 7-4:	Gold Soil Geochemistry - Illinois Creek Property

Source: WAC&G 2023.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-5:	Copper Soil Geochemistry - Illinois Creek Property

Source: WAC&G 2023.

The soil plots show the gross property-wide metal zonation with Pb and Zn zoned to the NE and As, Cu, and Au zoned to the SW.

7.1.1.2	Soil Geochemistry - District Soils - Implications

Along the Waterpump Creek and Last Hurrah trend soils show very significant Pb, Zn, and As anomalies (Sb, Mn, and Ag are not shown though anomalous). These anomalies lie up dip from the CRD-controlling WPC fault structure and reflect fluid leakage along select bedding planes and as mineralization pooled below the overlying pelitic schist and greenstone these thrust plates which served as an aquitard to fluid flow.

Near the Illinois Creek and Warm Springs prospects the same anomalous geochemistry is apparent but with significant Au and Cu present both along the Illinois Creek fault structure and as a large 1.5 x 1.5 km anomaly extending south from the Illinois Creek pit and disappearing under alluvial cover in the Little Mud River valley. This anomaly appears to crosscut the Property wide greenstone sill that elsewhere (drillholes IC22-01 and 02) acts as an aquitard constraining fluid below the unit.

South of the pit, the anomalous soil geochemistry usually confined within permissive carbonate stratigraphy crosscuts all units. Sheeted veining first observed in drill holes IC21-07 and 08 collared immediately south of the pit also suggests a vertical component to mineralization. The presence of sheeted veins may indicate hydrofracturing from an over-pressured open-system porphyry environment versus the closed systems environments of the distal CRD mineralization.

The hypothesis is further substantiated by the increasingly proximal copper and gold values seen in the soil geochemistry. These gradients suggest that the causative porphyry source of the fluids may be somewhere to the south of the Illinois Creek pit.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

7.1.1.3	Soil Geochemistry - Extensions of the Illinois Creek Oxide Deposit

In 2020, to better understand and quantify the potential for additional oxide Mineral Resources adjacent to the Illinois Creek oxide deposit, WAC&G completed an additional 182 multi- element ICP soil samples. The compiled soil geochemistry data, together with the recompiled 2001 ARG mapping and sampling, have resulted in the identification of several exploration targets extending from the Illinois Creek oxide deposit as shown in Figure 7-6 through Figure 7-11. The targets shown on the figures include the East and West IC fault extension targets, the South 31E fault target and the Gossan Hill and Leach pad targets.

Figure 7-6:	Gold Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit

Source: WAC&G 2020.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-7:	Silver Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit

Source: WAC&G 2020.

Figure 7-8:	Arsenic Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit

Source: WAC&G 2020.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-9:	Copper Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit

Source: WAC&G 2020.

Figure 7-10:	Lead Soil Geochemistry and Oxide Exploration Targets Near the Illinois Creek Deposit

Source: WAC&G 2020.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-11:	Zinc Soil Geochemistry and Exploration Targets Near the Illinois Creek Deposit

Source: WAC&G 2020.

Though no longer an immediate focus of the exploration, these targets remain viable for expansion of the oxide resources discussed herein in Section 11.

7.1.2	Geophysics

7.1.2.1	2022 CSAMT Survey

In 2022, because of the recognition of the WPC as a potential major CRD target, WAM contracted with Zonge International to undertake a comprehensive CSAMT survey of the Illinois Creek property to better understand the overall structural architecture of the system primarily the major lithologic domains and any apparent pre-, syn- or post-mineral faulting. CSAMT (controlled-source audio-magnetotellurics) is a deep-sounding resistivity technique that effectively delimits areas of similar resistivity and highlights structures bounding those discrete resistivity domains.

Due to limited helicopter availability, only 11 of the 13 lines were completed. Lines are spaced every 500 m with 100 m stations between 7106250N on the north and 7100250N on the south. Data for lines 7102750N and 7103750N was not acquired. Total line kilometers of data acquired is 41.7 km. Figure 7-12 is an oblique view from the south of the 2022 CSAMT survey with resistivity shown in ohms.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-12:	2022 CSAMT Survey

Source: WAC&G 2020.

Interpretation of the CSAMT resistivity along with the 2004 Edcon gravity survey and the 1983 Aerodat aeromagnetic survey along with the ICP multi-element soil database and the limited surficial mapping provides much of the basis for the updated geologic map (see Figure 6-6).

In addition to the 2022 CSAMT survey, WAM has begun a systematic review and reinterpretation of the numerous but piecemeal geophysical surveys undertaken through the life of the Project. Most notably a 3D re-inversion of 2005 pole/dipole IP survey completed by Aurora Geosciences for NovaGold Inc, was reprocessed.

7.1.2.2	Re-inverted 2005 IP Survey

With the potential to greatly expand the mineralization footprint, WAM commissioned a re- inversion of the historical 2005 NovaGold pole-dipole IP survey by Bolin Geophysical Services LLC (BGS). In December BGS completed a proprietary 3D re-inversion of the 2D data originally acquired by Aurora Geosciences in 2005.

Figure 7-13 shows a profile of the re-inverted resistivity data from the survey. The data appears to show a correlation between both the resistivity and chargeability with the sulfide mineralization at Waterpump Creek.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-13:	Resistivity Profile Through the Waterpump Creek Sulfide Body

Source: WAM 2023.

The entire 2 km north-south limits of the 2005 IP survey shows that the Waterpump resistivity anomaly continues to the limits of the survey area. To the south the anomaly is truncated by a fault roughly 150 m south of the limits of current drilling. The anomaly is then offset to the west where it continues south over 1.4 km to the limits of the survey in the Last Hurrah target area. The resistivity anomaly continues to the 2 km limits of the current survey both north and south.

Figure 7-14 and Figure 7-15 are east and south looking views of the IP 30-ohm low-resistivity anomaly from Waterpump Creek sulfide body through the Last Hurrah target area.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-14:	East-Looking View of the Waterpump Creek/Last Hurrah Resistivity Anomaly

Source: WAM 2023.

Figure 7-15:	South-Looking View of the <30-ohm IP Resistivity Anomaly Looking from Waterpump Creek Through the Last Hurrah Target Area

Source: WAM 2023.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Additional support for this exploration target is based on previous exploration drilling at Last Hurrah which encountered widespread highly anomalous geochemistry as well as numerous thin gossan zones with grades >5% Pb+Zn and >1 oz/st (34.2 g/t) Ag. Widespread sanding and clay alteration of the host dolomite is common in these drill holes. These altered and mineralized intervals may be up-dip leakage mineralization in the footwall dolomites west of the Waterpump Creek feeder fault.

Drill testing during the 2023 program confirmed widespread sanding and alteration of the host dolomites in the re-inverted resistivity target at Last Hurrah. The reprocessed resistivity anomaly likely reflects this alteration and confirms the need for more drill testing to delineate the feeder zones responsible for the widespread alteration.

7.1.2.3	2023 3-D Induced Polarization and Resistivity Survey

A high resolution 3-D resistivity and induced polarization survey was acquired by DIAS Geophysical covering Waterpump Creek and Last Hurrah target areas during the 2023 summer field season. Over 3 million dipole combinations were generated using the DIAS common voltage reference technique to provide an extremely data rich survey for resolving both shallow and deep subsurface electrical properties over an area of approximately 11 km2. Inversion modeling with UBC DCIP3D and Loke Res3DInv reveals distinct structural, stratigraphic controls to CRD mineralization as well as outline the increasing alteration halo to the south from Waterpump Creek, through Last Hurrah and into the Illinois Creek area.

The 3D inversion modelling produced two isosurfaces that reflect important geological features to guide future exploration as shown in Figure 7-16. A <5 ohm-m resistivity domain trends north-south from Waterpump Creek though the Last Hurrah prospects and is near vertical. This very low resistivity domain appears to represent the WPC fault, which is likely the main fluid pathway for the WPC mineralization. The resistivity modeling shows a <25 ohm-m domains that corresponds directly with extensive sanding and clay alteration surrounding the CRD mineralization. This domain extends father to the southwest to outline a large area of low resistivity in the lower carbonate section of the east block corresponding to the Warm Springs Fault target. Both resistivity domains define ENE fault structures, the northern of which offsets the WPC mineralization.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-16:	Two Oblique Views of the 5 ohm-m and 25 ohm-m Modelled Domains

WPC North
Target Zone
N
WPC Inferred
Mineral Resource
Additional Targets
4700 N fault
IC fault
LH Gossan
LH
Target Zone
Warm Springs
Target Zone
5 ohm-m
WS fault
WPC fault
1 km

WPC North
Target Zone
N
WPC Inferred
Mineral Resource
Additional Targets
4700 N fault
IC fault
LH Gossan
LH
Target Zone
Warm Springs
Target Zone
25 ohm-m
WS fault
WPC fault
1 km

Source: WAM 2024.

Signature Date:April 30, 2025	7-13

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

7.1.2.4	2024 Airborne EM Survey

In 2024 WAM completed an airborne SkyTEM electromagnetic survey in collaboration with the State of Alaska Division of Geologic and Geophysical Surveys (ADGGS) as part of a larger regional survey in Western Alaska. A total of 605-line km was flown at 200m north-south and 400m east west line spacings for WAM exclusively over the greater IC area and includes areas (and orientations) not covered by the 2023 3D IP survey over the Waterpump Creek trend and the 2022 widely spaced CSAMT survey in the Warm Springs target area. Additional 400m spaced east-west lines (in-fill to the WAM exclusive lines) were flown for the broader public survey and are anticipated to be released in February or March of 2024. The preliminary laterally constrained (LCI) resistivity inversions from the survey appear to be effective in resolving the structural framework of the CRD system by identifying major aquitard fluid traps and pre-, syn-, and post mineralization faults Magnetic and radiometric data was also collected along the lines by SkyTEM.

7.1.3	Targets for Future Exploration

The Illinois Creek Property represents a major epigenetic porphyry-centered system which, based on the QP’s review and interpretation of data, presents opportunities to find both the causative porphyry driving the system and distal CRD mineralization focused within carbonate-rich clastic sediments and carbonates within the lower Paleozoic Illinois Creek formation. Deep leaching in the district has also allowed for extensive oxidation and the development of the Illinois Creek deposit oxide gossans.

Since 2021, a major reinterpretation of the Illinois Creek property geology has been ongoing due to the discovery at Waterpump Creek of sulfide mineralization at depths below previous levels of exploration.

In the East Block the mineralization-controlling NNE-trending Waterpump Creek fault and the look alike Wades fault trend are apparent over the entire 6 km N-S strike length of the CSAMT survey. Immediate extensions to the Waterpump Creek sulfide mineralization and the 1.4 km low resistivity anomaly was a focus in the 2023 drilling. The extension of WPC mineralization to the north along the WPC fault is still open for exploration and is a target for 2025 drilling. To the south, the WPC mineralization is offset against the E-W 4700N fault, but mineralization is believed to continue south into the LH zone. The 2024 exploration drilling tested down-dip of the anomalous soil geochemistry and LH gossan, towards the WPC fault which is shown in the 2023 3D IP low resistivity. The drillholes intersected localized gossan with only minor Ag-Pb-Zn enrichment.

In the West Block, south of the Warm Springs fault, an extensive greenstone sill caps the permissive stratigraphy and looks to provide an aquitard not unlike that seen in the East Block where the pelitic schists provide an aquitard to trap mineralization. The mineralization permissive stratigraphic section below the greenstone sill identified by the CSAMT profiles outline an approximate 4 km x 2 km CRD target area southeast of the Illinois Creek pit. This Warm Springs target zone was drill tested in 2024. Seven of the nine completed holes intersected scattered sulfide and oxide Au-Ag-Pb-Zn mineralization within a 750 m wide halo of moderate to high siliceous alteration.

A Cu-Au-Pb-As soil anomaly covering a 1.5 km x 1.5 km area extending south of the Illinois Creek pit suggests a developing porphyry target in that area.

In addition to the sulfide targets which are the current focus of exploration, additional oxide Au/Ag targets extend in and around the Illinois Creek mine pit. Those targeted anomalies are shown in Table 7-1 below along with the principal exploration targets on the Property.

Signature Date:April 30, 2025	7-14

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 7-1:	Major Exploration Targets - Illinois Creek Property

Target	Style of Mineralization	Exploration Opportunity
Waterpump Creek North	Primary Ag/Zn/Pb sulfide CRD mineralization	Test for extensions to the Waterpump Creek deposit.
Waterpump Creek/Last Hurrah Trend	Primary Ag/Zn/Pb sulfide CRD mineralization	Little tested IP chargeability and resistivity anomaly striking south from Waterpump Creek through the Last Hurrah area - up dip geochemical support
Wades Fault Trend	Primary Ag/Zn/Pb sulfide CRD mineralization	WPC fault look-alike with known geophysical and geochemical support
Warms Springs Target	Primary Ag/Zn/Pb/Cu/Au sulfide CRD mineralization	Major 2 x 4 km target with extensive 3-D resistivity anomaly below a greenstone sill in 400m perspective stratigraphy
South IC Porphyry Target	Primary Cu/Mo/Au/Ag porphyry	1.5 x 1.5 km soil anomaly south of the Illinois Creek pit
Extensions of the Illinois Creek Deposit	Oxide Au/Ag	Test the eastern extension of Illinois Creek structure soil anomaly.
	Oxide Au/Ag	Test the geochemical soil anomaly related to the 31E Fault.
	Oxide Au/Ag	Test west soil extensions of the Illinois Creek deposit including the main structure and the Gossan Hill and Leach Pad targets.
Macho Grande / 5 o’clock / Nates Gossans	Oxide Au/Ag	Limited exploration was completed on these adjacent gossan zones.

7.2	Drilling

A total of 731 drill holes (71,372.0 m) has been completed on the Illinois Creek Property: 286 diamond core holes (41,020.3 m) and 445 RC rotary drill holes (30,351.7 m).

Twenty different annual campaigns dating from 1981 through to 2024 were conducted by nine different operators. Table 7-2 summarizes the operators, annual campaigns, number of drill holes and total meters drilled on the deposit.

Signature Date:April 30, 2025	7-15

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 7-2:	Drill Campaigns 1981 through 2024

Company/Operator	Year	Drill Hole (DH)	# Drill Holes	Area	Type	Meters
Anaconda	1981	DH-001 to DH-009, DH-007B, DH-007A	11	Illinois Creek	Core	1,433.4
Anaconda	1982	DH-010 to DH-023	14	Illinois Creek	Core	2,862.7
Anaconda	1982	82-301 to 82-318	18	Illinois Creek	RC	2,266.1
Anaconda	1983	WP-83-001 to WP-83-007	7	Waterpump Creek	Core	427.7
Anaconda	1984	WP-84-008 to WP-84-038	31	Waterpump Creek	Core	4,738.8
Anaconda	1984	MG-1 to MG-6	6	Macho Grande	Core	254.0
Goldmor	1988	88-001 to 88-049	49	Illinois Creek	RC	1,098.2
Goldmor	1988	88-006A	1	Illinois Creek	Core	16.8
Goldmor	1990	90-001 to 90-038	38	Illinois Creek	RC	1,815.8
NPMC	1991	91-001 to 91-021	21	Illinois Creek	Core	1,560.5
NPMC	1992	92-001 to 92-021	21	Illinois Creek	Core	1,528.9
Echo Bay	1993	93-001 to 93-166	166	Illinois Creek	RC	18,739.5
USMX	1994	94-001 to 94-041	41	Illinois Creek	Core	2,474.0
USMX	1994	Miscellaneous geotech/monitoring	1	Illinois Creek	Core	91.4
USMX	1995	95-001, 95-006A, 95-003 to 95-024, 95-028 to 95-033, 95-035 to 95-039, 95-044 to 95-082	74	Illinois Creek	RC	4,684.3
USMX	1995	95-002, 95-025 to 95-027A, 95-034, 95040A, 95-040 to 95-043	15	Illinois Creek	Core	1,693.1
USMX	1995	Miscellaneous geotech/monitoring	4	Illinois Creek	RC	370.0
USMX	1995	Miscellaneous geotech/monitoring	13	Illinois Creek	Core	815.5

Signature Date:April 30, 2025	7-16

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Company/Operator	Year	Drill Hole (DH)	# Drill Holes	Area	Type	Meters
Viceroy	1999	99-001 to 99-023	23	Illinois Creek	RC	731.6
ARG	2002	IC02-01 to IC02-05	5	Illinois Creek	Core	215.3
NovaGold	2005	KH05-001 to KH05-009	9	Waterpump Creek/Last Hurrah	Core	1,215.0
NovaGold	2006	KH06-010 to KH06-020	11	Waterpump Creek/Last Hurrah	Core	1,531.8
WAC&G	2019	IC19-001 to IC19-003	3	West Illinois Creek Mag Anomaly	Core	365.8
WAC&G	2020	L20-001 to L20-073	73	Illinois Creek Leach Pad	RC	646.2
WAC&G	2021	WPC21-01 to WPC21-09 IC21-01 to IC21-08	17	Waterpump Creek/Illinois Creek	Core	1,604.4
WAC&G	2022	WPC22-01 to WPC22-28 IC22-01 to IC22-03 LH22-01	32	Waterpump Creek/Illinois Creek	Core	8,536.3
WAC&G	2023	WPC23-0029 to WPC23-0033 LH23-0005 to LH23-0013	14	Waterpump Creek/Last Hurrah	Core	5,118.5
WAC&G	2024	LH24-0014 to LH24-0017 IC24-0004 to IC24-0012	13	Last Hurrah/Warm Springs (IC)	Core	4,229.8
Subtotal (RC)			445		RC	30,351.7
Subtotal (Core)			286		Core	41,020.3
Total			731		All	71,372.0

Signature Date:April 30, 2025	7-17

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 7-3 summarizes the drill campaigns, core sizes, and contractors, where known.

Table 7-3:	Summary of Illinois Creek Drilling Campaigns by Drill Contractor

Year	Total Drill Holes	Meters	Reverse Circulation	Core Size	Drilling Contractor
1981	10	1,433.4	--	HQ/NX	Arctic Resources – core
1982	32	5,128.8	4 ⅞” Tricone 5” Hammer	HQ/NX	Arctic Resources - core SDS – rotary
1983	7	427.7	--	HQ/NX/BX	Nana-Coates?
1984	42	5,408.9	--	HQ/NX/BX	Nana-Coates
1988	50	1,115.0	4” Tricone 4” Hammer	--	M and W Drilling
1990	38	1,815.8	4” Tricone 4” Hammer	--	M and W Drilling?
1991	21	1,560.5	--	HQ/NX	Boyles Bros.
1992	21	1,528.9	--	HQ/NX	Boyles Bros.
1993	166	18,739.5	5.5” Hammer	--	Becker
1994	42	2,565.4	--	HQ/NX	Boyles Bros.
1995	101	7,146.8	4 ⅞” Tricone 4 ⅞” Hammer	HQ/NX	Boyles Bros. Tester
1999	23	731.6	5 ⅜” Tricone 5 ⅜” Hammer	--	Tester
2002	5	215.3	Unknown	Unknown	Unknown
2005	9	1,215.0	--	NQ & HQ	Boart Longyear
2006	11	1,531.8	--	NQ & HQ	Boart Longyear
2019	3	365.8	--	NQ	More Core
2020	73	646.2	2 ⅝” Hammer		More Core
2021	17	1,604.4	--	NQ & HQ	More Core
2022	32	8,842.9	--	NQ & HQ	More Core
2023	14	5,118.5		NQ & HQ	More Core
2024	13	4,229.8		NQ & HQ	More Core
Total	718	71,372.0	--	--	--

Figure 7-17 is a plan map showing the drill campaigns in the Waterpump Creek/Last Hurrah trend. Figure 7-18 is plan showing the drill campaigns in the Illinois Creek trend and used in the Mineral Resource estimate and Figure 7-19 is a plan map showing RC versus core drill holes used in the Mineral Resource estimate.

Signature Date:April 30, 2025	7-18

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-17:	Plan Map Showing Drill Campaigns in the Waterpump Creek/Last Hurrah Trend

Source: WAC&G 2025.

Signature Date:April 30, 2025	7-19

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 7-18:	Plan Map Showing Drill Campaigns in the Illinois Creek Deposit Area

Source: WAC&G 2025.

Figure 7-19:	Plan Map Showing RC and Core Drill Holes in the Illinois Creek Deposit Area

Source: WAC&G 2025.

7.2.1	Drilling Procedures

7.2.1.1	Diamond Drilling Procedures 2021-2024

Western Alaska Copper & Gold uses conventional diamond core drilling methods, utilizing 10- foot drill runs. Each hole is cored from the surface, using HQ (7.78 cm) rods with the option to reduce to NQ (6.03 cm) rods, and even further BQ (4.61 cm) rods if necessary. Drill core is extracted from the core tubes by the drilling contractors and placed in wood core boxes, with wood run blocks placed at the end of the drill run designating depth in feet. Drill core is recovered from the drill rigs by 4x4 vehicles when on access roads, or by helicopter when access is unavailable.

Upon drill core arrival at the core logging facilities, the core is washed, core block locations are marked on the core box, and run blocks are converted from feet to meters. Trained geotechnicians then measure the from-to for each core box and mark the meterage at the top and bottom of the box using permanent marker. Subsequent to the initial intake geotechnicians then complete recovery and rock quality designations (RQD), which are recorded into the logging program GeoSpark Core®. Metal tags are then placed on each wood core box denoting the box number, and the from-to interval on the front of each core box.

Signature Date:April 30, 2025	7-20

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Logging geologists will designate lithologies and sample intervals. Sample intervals are set on approximately 1.5 m intervals and do not cross lithologic boundaries. Samples are denoted by sample tags which are stapled to the core box, with one being saved on the core box and one being sent to the lab. Additionally, geologists will insert quality control (QA/QC) samples in the form of a standard, a blank, or a duplicate, with one of each QA/QC inserted per 27 samples. In conjunction with lithologic and sample breaks, geologists also record structures, mineralization, and alteration in the GeoSpark logging software. Once all geologic logging is completed, photos are taken of all drill core. Cut lines are then drawn on the core perpendicular to the dominant bedding, foliation, or veining. Geologists designate samples for specific gravity testing on a basis of one per lithology, or one every 10 m for lithologies greater than 10 m. For intercepts containing sulfide, each competent sample is measured for specific gravity to aid in future resource estimates. Specific gravity measurements are taken on half core following the core cutting process.

Following the completion of all geologic logging, the wood core boxes are sent to the core cutting facilities. Core cutting is completed using diamond core saws. Core cutters will cut each core designated sample in half along the already designated cut lines placing half in a 6 mm, 18” x 24” polypropylene sample bags. The poly sample bags are secured with a zip tie and brought to the staging facility.

Once in the staging facility, geotechnicians will remove the selected samples for specific gravity measurement. WAC&G utilizes a digital scale and water displacement on site to perform the systematic SG measurements. Upon completion of specific gravity measurements, all samples are re-sealed with zip ties. Once a drill hole has been logged and cut, the samples are placed into labeled rice bags and secured with locking zip ties with corresponding identification numbers. Rice bags are then placed in plastic totes for preparation for air shipment to the ALS Lab facility in Fairbanks, Alaska. A chain of custody is issued with every delivery to the ALS facility in Fairbanks.

7.2.1.2	Reverse-Circulation Drilling Procedures- 2020

WAC&G drilled all of the 2020 RC holes that test the leach pad area. Other diamond drilling by WAC&G in 2020 tested other exploration targets located away from the Illinois Creek deposit.

WAC&G drilled 73 RC holes using a 2 ⅝ in. conventional hammer in dry drilling conditions. Each 1.5 m (5 ft) sample was collected in its entirety and placed in a labeled bag, sealed, and transported to camp and then weighed. At camp, sample batches with a minimum 60 samples or >60 samples needed to complete a hole were assembled. A total of eight QA/QC samples, including two blanks, two duplicates and four standard samples (three different standards: OREAS 153b, 235, and 601b) were placed in each batch and sample numbers were assigned.

A Jones splitter was then used to reduce the original sample to an 8 kg to 10 kg split, placed in a pre-labeled bag with a perforated sample card number and zip tied. Split samples were again weighed to provide moisture content after lab drying. Any remaining reject from the Jones splitter was saved in the original bag and again labeled with the sample number and stored on site. A double split in consecutive bags with consecutive samples numbers was completed for the duplicate intervals. Both blank samples and standards were inserted in the sample sequencing.

The samples were then placed in pre-labeled rice bags, sealed, and securely stored pending air transport back to Fairbanks. ALS Chemex was notified at the time of each shipment and met the samples to take custody from the air transport contractor.

Signature Date:April 30, 2025	7-21

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

7.2.1.3	MRDI Procedures Audit 1999

Viceroy contracted MRDI to produce an audit report of the drilling and sampling methods, including sample preparation and assaying processes used during Viceroy’s 1999 option with the State of Alaska to mine and then reclaim the remaining mineral resources.

MRDI used reports prepared by Gillerman and Brewer (1985; covering a portion of Anaconda work), Salisbury & Associates (1989; covering Goldmor work), Kirkham and Apel (1993; covering Echo Bay work), USMX (1996; covering USMX work and summarizing all previous work), and an audit report by Fluor Daniel (1996).

Where possible, MRDI confirmed descriptions of the sampling with more detailed reports on file. During its review, MRDI could not locate all of the historical data and reports regarding drilling methods, sampling methods and sample recovery, as described in Kirkham and Apel's report and the Fluor Daniel audit; at that time, USMX had dissolved into bankruptcy proceedings and could not provide the information to MRDI.

Though aspects of the USMX data were lost, NPMC did provide MRDI with a large number of original records (logs, assay certificates, survey records and density test results) for Anaconda, Goldmor, NPMC and Echo Bay work. These were sufficient for MRDI to conduct a complete audit of the drilling and sampling work. Copies of all drill logs, including all the USMX holes, were present at the mine office during MRDI’s review and are most likely the source of the data scanned by NovaGold in 1992 for the State of Alaska.

During the audit, MRDI compiled and imported all available sample assays, check assays, sampling recovery, logs, density measurements and survey data into a Medsystem® database. MRDI extracted assays, geological codes, collar surveys and downhole surveys which were the basis for its audit and review. Unfortunately, the Medsystem® database did not survive the mine reclamation by ARG.

The current project database was compiled from scanned files of assay certificates, drill logs and memos, compiled annual summaries, miscellaneous reports, and various internal compilations in the scanned data provided to Piek Exploration by NovaGold. Assay data, where available, were entered by hand directly from assay certificates and, where unavailable, were taken from assay-annotated drill logs, seasonal compilations and tabulated data. Though the majority of assay certificates are available, the author recommends that the database is brought up to date with all data sources.

Although extensive trench data was collected and used in previous historical mineral resource estimations, this type of data has not been used in the estimate of Mineral Resources contained in this TRS. WAC&G personnel believe most of the trench sample data were derived from areas in the deposit that were already mined out.

All drilling and trenching at the Illinois Creek deposit were oriented to a mine grid in which mine grid north is N17°07'15"W and mine grid east follows the strike direction of mineralization at N71° 53'45'' E. A majority of diamond and RC holes were inclined at -60 to -70 degrees which is roughly perpendicular to the dip of mineralization with the exception of the Goldmor RC holes which were drilled vertically and generally to depths of only 30 m to 45 m below surface.

Signature Date:April 30, 2025	7-22

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Trenches were cut by a backhoe or tracked excavator along a line perpendicular to the strike of mineralization. MRDI reviewed trench maps prepared by Anaconda and NPMC and found that, in all cases, the trenches used in the database reached bedrock at depths ranging from 1 m to 3 m below the surface.

The water table is approximately at the 75 m3/g elevation throughout the Project site. The surface elevation ranges from 235 masl to as low as 90 masl on the western limit of the drilling.

7.2.1.4	Historical Diamond Drilling Procedures

There is limited information about specific drill core handling procedures.

Core drilling was used by Anaconda, NPMC and USMX. This comprises approximately 30% of the total assay footage reviewed and used by MRDI in its audit and estimate of the Illinois Creek deposit. Drilling elsewhere on the Property at 5 o’clock, Macho Grande, Waterpump Creek and Last Hurrah used only core drilling; these holes were not used in the Mineral Resource estimation contained within this TRS.

Core holes in the Illinois Creek area were drilled almost entirely with core rigs producing either HQ (2.5 in. diameter) or NX (2.155 in. diameter) core. In 1984, Anaconda drilled three short BX (1.655 in. diameter) holes.

Anaconda

Anaconda core holes DDH01 to DDH23 are located entirely within the central portion of the Illinois Creek oxide deposit, and these core assays comprise about 11% of the total amount of drilling used for Mineral Resource estimation at Illinois Creek. At least half of Anaconda's holes were drilled to intersect the gossan at deep levels, testing the upside potential for sulfide mineralization below the oxide deposit. Subsequent core drilling by NPMC and USMX emphasized shallow (< 120 m) holes to delineate the deposit on spacing of 30 m or less.

Minimal documentation exists with respect to Anaconda’s sampling methods. Drill logs show that core was sampled at geological contacts on nominal 1.5 m intervals, and some sample intervals are considerably shorter. Core was not photographed, and existing core was destroyed during mine reclamation by ARG.

"Low" recoveries were reported for Anaconda holes in Echo Bay's (Kirkham and Apel, 1993) and USMX's (USMX, 1996a) evaluation of drilling data. MRDI's inspection of core logs revealed recoveries from 60% to 90% in mineralized gossan. MRDI plotted recovery versus gold grade for holes DDH04 and DDH22. Gold values exhibit no relationship to recovery in DDH04. Depressed gold values are associated with low recovery at 26 m, 44 m, 55 m, 88 m, and 94 m in DDH22. Results suggest that grades may have been somewhat under-estimated in intervals of low recovery.

Anaconda core drilling meets industry standards for drilling this type of deposit.

North Pacific Mining Company

Data for 41 North Pacific Mining Company (NPMC) core holes comprise about 7% of the total amount of drilling used to estimate Mineral Resources for the Illinois Creek deposit. Core was logged and then split for sampling on 0.3 m to 1.5 m (1 ft to 5 ft) intervals. Core was not photographed. MRDI inspected all drill logs and found that core recovery (obtained by measuring cored intervals) was 90% or greater for all but a few intervals of mineralized gossan.

NPMC core drilling meets industry standards for drilling this type of deposit.

Signature Date:April 30, 2025	7-23

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

USMX

USMX drilled 65 core holes in 1994 and 1995 to provide nominal 30 m (100 ft) drill spacing for the deposit. A series of monitoring and geotechnical holes was drilled in addition to the holes for mineral resource estimation. A total of 4,657.9 m (15,281.7 ft) of core drilling was completed, comprising about 8% of the drilling used for Mineral Resource estimation. Drill core was logged for geological and geotechnical parameters, photographed and marked for sampling. Samples nominally measuring 1.5 m (5 ft) were sampled within major lithologies. The core was split with a hydraulic splitter or sawed in half. One half was sent to a laboratory for assay. The other half was retained in core boxes on the Property, and that was subsequently destroyed during mine reclamation.

USMX did not compile or evaluate core recoveries. MRDI's inspection of core logs revealed generally poor (<60%) core recoveries in mineralized gossan. Consequently, MRDI constructed recovery versus grade plots for nine holes with “ore-grade” intercepts. These plots generally show no correlation between grade and recovery.

USMX’s relatively poor core recoveries during drilling does not meet typical industry standards for drilling this type of deposit; however, the degree to which this may influence the estimation of Mineral Resources appears to be limited. The thickness and grade of mineralized intervals appear to be similar to holes drilled nearby using other methods.

7.2.1.5	Historical Reverse-Circulation Drilling Procedures

Some RC holes were drilled below the water table along the western margin of the deposit.

RC drilling programs carried out by Anaconda, USMX and Viceroy used water injection to stabilize drill holes. Echo Bay and Goldmor drilled dry, except when water injection was required for drill hole stabilization or when hammer bits plugged in soft material (which was noted to occur frequently). MRDI did a review of the RC drilling in its 1999 study and concluded they were similar in character to the diamond drill sample results. Comparisons made by QP’s and SGI found that RC and DDH samples in proximity compare favorably. There is no reason to believe there is any bias in the RC drill results.

There is only partial knowledge of specific drill sample handling procedures.

Anaconda

The holes were reportedly drilled with either a 4⅞ in. tricone or 5-in. hammer bit. Samples weighing 9 kg to 12 kg (20 lb to 26 lb) were collected on 1.5 m (5 ft) intervals, representing a 13% to 30% cut of the entire sample (Miller, 1982). Anaconda RC holes are all located away from the Illinois Creek deposit and, as a result, none of these data were used in the Mineral Resource estimation for the Illinois Creek deposit.

Kirkham and Apel (1993) reported that the Anaconda RC holes produced poor recoveries, ranging from 25% to 85% in the gossan. MRDI did not locate Anaconda reports or drill logs that confirmed this, and it did not allow for an independent calculation of recovery versus grade. MRDI stated that RC recoveries of 40% to 60% are normal for drilling in dry conditions or drilling with limited water injection and that Anaconda sample weights were adequate for Mineral Resource estimations. The QPs for this report agree with these comments.

Signature Date:April 30, 2025	7-24

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Goldmor

Goldmor drilling was completed without water injection and above the water table at depths less than 45 m. Goldmor drill holes comprise about 9% of the total meters of drilling used to estimate the in situ Mineral Resources at the Illinois Creek deposit.

Kirkham and Apel (1993) reported that the Goldmor drilling experienced "fair to good" recoveries. This was apparently based on a subjective assessment by the rig geologist and not on accurately measured sample weights.

MRDI did not find documentation regarding the size of samples collected or the range of recoveries obtained. Therefore, it is not known if the RC sampling met industry standards.

MRDI inspected assays for intervals of Goldmor holes where those intervals were crossed later by inclined Echo Bay RC and USMX core holes. This assessed the quality of Goldmor drilling relative to drilling for which sample quality was documented. Gold grades were found to be comparable between Goldmor RC holes and Echo Bay RC or USMX core holes. The QPs of this report also noted reasonable comparison of the older, predominantly RC drilling with the more recent diamond core drilling results.

Echo Bay

Echo Bay RC drilling comprises about 49% of the total meters of drilling used for Mineral Resource estimation for the Illinois Creek deposit. Echo Bay's RC drilling program was carried out to confirm previous drilling and to fill in the gaps in drilling data. Drilling equipment, ground conditions, sample weights, split fraction, water flow and sampling problems were recorded for each sample interval. This information was preserved in Illinois Creek files as photocopies of spreadsheet printouts only. Echo Bay did not tabulate all recovery data, but recoveries varied from 20% to 120%. The average was approximately 40% to 50% based on MRDI’s inspection of the drill logs, which is normal for an RC drill program in highly oxidized rocks.

Echo Bay used a conventional hammer bit in the hanging wall of mineralization and switched to a skirted tricone bit within mineralization. The cyclone discharge was riffle split to 0.125 or 0.25 of the original mass to produce a nominal sample weight of 4.5 kg to 7 kg (10 lb to 15 lb) for 1.5 m (5 ft) sample intervals. Sample weights from 2.3 kg to 11 kg (5 lb to 25 lb) were obtained from a rotary wet splitter for samples below the water table or when water injection was used for drill hole stabilization.

MRDI compared recovery data and gold grades for a series of Echo Bay RC holes. Plots show that gold grades within mineralized sections are generally depressed in intervals with low recovery. Therefore, low recoveries may have resulted in a local under-estimation of grades rather than over-estimation of grades.

Echo Bay found that holes drilled beneath the water table exhibited a loss in collected sample weight and a loss of fines, mostly due to high-water flows that could not be managed with the available sampling equipment. Echo Bay's test sampling determined that the fines are preferentially mineralized and that from 5% to 10% of the gold was lost in unrecovered fines (Kirkham and Apel 1993). Echo Bay did not find evidence of grade spikes or downhole contamination.

Signature Date:April 30, 2025	7-25

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Unfortunately, RC recovery data are not available in the current sample database. MRDI appears to have conducted a thorough review of the information it had available at that time and come to the conclusion that some gold was likely lost in zones of poor RC recoveries.

Echo Bay's drilling method and recorded data meet industry standards except for holes drilled beneath the water table at the west end of the deposit. The results for 12 holes drilled below the water table in the western end of the Illinois Creek deposit are average for these conditions, and these have relatively little impact on the overall estimate of Mineral Resources.

USMX

USMX RC holes comprise about 11% of the total amount of drilling used for Mineral Resource estimation for the Illinois Creek deposit. The RC holes cover a majority of the strike length of the deposit. USMX used a 4⅞ in. hammer or tricone bit. Drilling was dry except when water injection was required due to hole conditions. Samples were collected from a cyclone or rotary splitter at 1.5 m (5 ft) intervals and reduced to a nominal 2.3 kg (5 lb) with a Jones splitter. MRDI determined the USMX sample size was adequate for Mineral Resource estimation, and the QPs agree with this comment.

USMX geologists visually estimated sample recovery because there was a lack of actual sample weights to calculate the relationship between grade and recovery. MRDI questioned USMX procedures but concluded sample results were adequate given the particle size and distribution of gold within samples.

Viceroy

Viceroy RC drilling represents only about 2% of the total amount of drilling used for Mineral Resource estimation at the Illinois Creek deposit. Viceroy RC drill holes used a 5⅜ in. conventional hammer bit in the hanging wall of gossan and a 5⅜ in. tricone bit through gossan and adjacent, highly altered rocks (such as sanded, dolomitic quartzite). All drilling was completed with water injection.

Samples were collected with a rotary wet splitter. The primary sample was discharged into a micro-pore sample bag within a 5-gallon bucket. A split, representing between ⅛ to ¼ of the total volume, was used to maintain a sample weight of about 4.5 kg (10 lb). Fifty percent of the outer shell discharge of the splitter was collected as a rig duplicate and stored at the mine. Total sample weight was not recorded; therefore, sample recovery was not calculated. Some fines were lost in the primary sample due to water overflow from the sample bucket but, again, given the fine-grain size of gold in the Illinois Creek deposit, the Viceroy samples are considered to be adequate.

7.2.2	Drilling Recoveries

Core recoveries by WAM during its 2021, 2022, 2023, and 2024 drill seasons are respectively 68.5%, 83.2%, 79.8%, and 82.8%. Poor recoveries in 2021 reflect the preponderance of drilling in the oxidized zone at Waterpump Creek and in strongly altered and sanded dolomite quartzites in extension drilling along the IC fault on the eastern margins of the IC Creek oxide resource. Additional recovery problems have been encountered at the schist/dolomite thrust contact where broken ground and voids have resulted in poor recovery. Drill core procedures were subsequently modified with significantly improved recoveries in 2022 drilling at Waterpump Creek. Drill recoveries through the mineralized massive sulfide intervals at Waterpump Creek in 2022 averaged 82.1% and in 2023 averaged 62.7%.

Signature Date:April 30, 2025	7-26

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

7.2.2.1	Historical Core Recoveries

To understand the relationship between sample recovery and grade more clearly, MRDI created an electronic spreadsheet of sample recoveries during its historical audit. MRDI used recoveries recorded on logs from Anaconda core holes, NPMC core holes, Echo Bay RC holes and USMX core holes. Detailed recovery information does not exist for RC holes for Anaconda, Goldmor and USMX.

MRDI analyses show the following:

Core Drilling

•	Core drilling by Anaconda and USMX exhibits low (less than 90%) recoveries in “ore” zones.

•	NPMC core holes were drilled with core recoveries exceeding 90%.

•	MRDI's inspection of core recovery versus gold grades shows that there is no correlation between core recoveries and gold grade.

Reverse-Circulation (RC) Drilling

Echo Bay was the only company that accurately measured RC sample weights. Average sample recovery was about 50%, which is adequate for RC drilling above the water table.

•	Anaconda, Goldmor, USMX and Viceroy did not measure sample weights but qualitatively estimated recoveries from the sample size. These companies reported "good" recoveries in most cases.

•	The water table was only encountered in the far western portion of the deposit where the static water level is 30 m below the surface.

•	MRDI’s evaluations indicate that intervals of poor RC recovery have lower gold grades suggesting that some gold may have been lost during drilling and sampling.

MRDI also reviewed five twinned holes representing twins of core holes and RC holes or different campaigns of RC holes. Its review, although very limited in scope, noted the following:

•	The position of gold zones is nearly identical in all twins.

•	RC and core holes, or RC holes from different drill campaigns, intersected the same mineralized sections.

•	Though one twin pair showed slightly higher values in core relative to RC, the encountered zones were the same in both holes. In general, agreement is remarkably good for the five twins.

MRDI concluded that the drilling method, sample size and average recovery were generally adequate to support Mineral Resource estimations. The lack of coarse gold compensates for relatively low core recoveries in two of the drill campaigns. Poor sample recovery, however, has most likely led to local under-estimation of gold grades. The QP of this report agrees with the conclusions made by MRDI that there were no drilling, sampling and recovery factors that could materially impact the accuracy and reliability of the results.

WAC&G leach pad RC drilling in 2020 used a 2.675 in. hammer and 5 ft sample intervals with an assumed 2.3 specific gravity yield 28 lb/samples. Sample recoveries averaged 37 lb/sample. It is not unusual to have some sloughing when RC drilling in unconsolidated material. It is unlikely that these overweight samples have biased the results.

Signature Date:April 30, 2025	7-27

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

7.2.3	Collar Surveys

The following collar survey procedures were used by WAM in the 2020 through 2024 drill seasons.

The 2024 exploration drill hole collars were surveyed by WAM personnel using waypoint averaging on a hand-held Garmin Oregon 450 GPS unit. At least 5 measurements, each on different days were taken at every collar location. Accuracy of the survey locations are about +/-1 m.

In 2023, WAM contracted Kuna Engineering to perform drill collar surveys of the initial round of drilling WPC23-0029 through WPC23-0032 and LH23-0005 through LH23-0008. The collar for WPC23-0033 was missed by the Kuna personnel. Kuna utilized a survey-grade Trimble GPS receivers using real time kinematic (RTK) methods. Kuna tied into the 2021-2022 surveys using the HV-8 control point for vertical and horizontal control of all collar location measurements.

In 2022, WAM again contracted RECON LLC dba Rowland Engineering

Consultants (RECON) to execute a drill collar survey of all drill holes completed during the 2022 field program. RECON personnel used two Leica GS16 multi-frequency Global Navigation Satellite System (GNSS) receivers. RECON surveyors conducted multiple GNSS Real-Time Kinematic (RTK) measurements and static occupations for all reference monuments. RECON tied into the 2021 survey using the HV-8 control point for vertical and horizontal control of all collar location measurements. Collar locations were post processed using Leica Infinity version 3.3 seeding the local datum. All collar locations were surveyed with a vertical and horizontal accuracy of under 3 cm.

In 2021, WAC&G contracted with RECON. During the 2021 field program RECON set and surveyed eight survey reference monuments utilizing two Leica GS16 multi-frequency GNSS receivers. RECON surveyors then conducted multiple GNSS RTK measurements and static occupations for all reference monuments. The raw data was processed in Leica Infinity version

3.3 to correct the collar locations for the local datum; NAD83 UTM Zone 4 North and the local vertical datum acquired from the reference monuments. The RTK survey of all drill collars yielded at least 6 cm positional quality, with 91% of surveyed points having positional quality of less than 3 cm.

In 2020, WAC&G contracted with McClintock Land Associates (MLA) to set control points and locate proposed drill hole locations. All drill holes completed during the 2020 drill program were located and marked with survey lath, and collar horizontal and vertical coordinates were recorded and corrected using the local datum, NAD83, UTM Zone 4 North.

7.2.3.1	Historical Collar Surveys

The drill collar locations and trench locations during Anaconda exploration were established using Brunton (compass) and tape surveys. No survey records for Goldmor RC holes were found. In 1992, NPMC contracted McClintock Land Associates (MLA), a licensed surveyor, to resurvey the mine grid system and all drill collar and trenches that existed at that time (MLA, 1992). MLA used a Topcon GTS-302D total station. Drill collar locations are quoted as accurate to 0.1 m or less.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

MLA was able to relocate and survey the location of all but 34 drill holes. Most of these were from the earliest work by Anaconda. MLA used Anaconda's location records for the 34 holes relative to grid cross lines and readjusted the locations relative to the new grid survey. MLA estimated the accuracy of these drill collars to be about ± 3 m (10 ft). This level of accuracy is considered sufficient for use in the estimation of Mineral Resources.

In 1994, USMX contracted MLA to update the survey to include Echo Bay and USMX holes to that date (MLA, 1994). Subsequent holes by USMX and Viceroy were surveyed using the mine's total station survey equipment (Scott Bennett, pers. comm.). Data were entered into the MRDI Medsystem® database electronically; therefore, a written survey report does not exist for 1995 and 1999 drill holes.

Where required, the drill hole collar database was subsequently rotated by Piek Exploration to UTM NAD83 coordinate system which is the basis for the current Mineral Resource study.

Leach pad drill holes were surveyed and staked by MLA prior to the 2020 drill program.

The collar surveys meet industry standards and are adequate to support this Mineral Resource estimation.

7.2.4	Downhole Surveys

WAM utilized the Axis Mining Technology north seeking Champ Gyro downhole survey camera during the 2024 drill program. Once the hole was completed, survey data was collected at 10 m intervals downhole both as the instrument was lowered and raised from the hole, with the depth being recorded by a magnetic wireline counter. The survey results were validated by the survey software by comparing the measurements in and out of the hole. The surveys from out of the hole were imported into the GeoSpark database. Surveys were also performed while the hole was advancing to check for hole deviation.

During the 2021, 2022, and 2023 drill programs WAM utilized the REFLEX EZ-TRACK downhole survey tool provided by IMDEX. The REFLEX EX-TRACK collects both magnetic and gravimetric measurements using three fluxgate magnetometers aligned in orthogonal directions to measure the azimuth; and three orthogonal accelerometers to measure the dip. During the 2021 program, downhole surveys were collected once the drill hole had reached the total depth and collected as single shot measurements when pulling drill tooling at 50 ft intervals. During the 2022 drilling program, surveys were collected as single shot measurements every 50 ft while advancing each drill hole, and again were collected when pulling the drill tooling once each hole had reached the total depth. All azimuths were then corrected for the magnetic declination of the Property as reported by NOAA during each field season.

7.2.4.1	Historical Downhole Surveys

Only 56% of core holes (Anaconda and NPMC campaigns) and none of the RC holes were surveyed down hole. Surveyed holes show strong deviations in early Anaconda core holes, but minimal deviations in subsequent NPMC core holes.

Due to the relatively shallow depth of drilling (<120 m), it is not expected that any downhole deviations have had a material impact on the Mineral Resource estimation. In addition, ore shapes in the 1998 mineral resource model reviewed by MRDI compared very well with the outline of actual ore zones mined in 1996 and 1997.

Signature Date:April 30, 2025	7-29

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

7.2.5	QP’s Drilling Opinion

The QP is of the opinion that geochemical, geophysical, and drill samples have all been taken using standard industry practices. Samples are representative and unbiased except in two drilling campaigns. In those two cases low drill sample recovery has likely led to under reporting of gold in samples causing local under-estimation of gold grades.

7.3	Hydrogeology Data

In 1995, SRK Consulting (SRK) completed a hydrogeologic evaluation of the site for USMX. The study relied on the results of groundwater-level monitoring in six wells, falling-head and pump tests, and the site geology to conclude the presence of an aquifer (termed the Illinois Creek aquifer) which is roughly coincident with the geologic fold that trends east-west and envelopes the Illinois Creek gold deposit.

Between 1995 and 2004, during historical mine operations, USMX monitored water levels in monitoring wells.

In 2006, ADNR assumed responsibility for post-closure monitoring, and it monitored water levels periodically until 2019.

At this time, the volume of any potential pit water or excess pumped water and the potential need for water treatment and permitting, such as discharge permits, have not been evaluated for any new mine development on the Illinois Creek property, however, these will be included, as necessary, in future mine planning.

7.4	Geotechnical Data

USMX’s 1994 and 1995 drill campaigns included several geotechnical holes that were designed to provide data for pit design. Recovery, RQD, hardness, and fracture orientation/frequency were recorded for all 1994 and 1995 holes and the select geotechnical holes were oriented to provide strike and dip measurements for fractures and to determine shear directions.

WAM has not yet undertaken any geotechnical drill studies. WAM has routinely collected recovery and rock quality data from drill core from 2021 to 2024 and core hardness and weathering data from 2022 to 2024.

Signature Date:April 30, 2025	7-30

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

8.0	Sample Preparation, Analyses, and Security

8.1	Sample Preparation

Aspects of the field sampling procedures are described in Section 7.2 (Drilling) of this TRS.

8.1.1	Protocols

Sample preparation protocols, where known, are shown in Table 8-1.

Table 8-1:	Sample Preparation Procedures - Drill Campaigns 1981 through 2023

Company	Year	Laboratory	Preparation Protocols
Anaconda	1981–1984	Rainbow Resource Lab, Anchorage, AK Bondar-Clegg, Vancouver, B.C.	Crush Pulverize -100 mesh
Goldmor	1988–1990	Acme Labs	Unknown
NPMC	1991–1992	Chemex, Spark, NV	Crush -10 mesh 250 g split Pulverize 90% passing -150 mesh (208)
Echo Bay	1993	Bondar-Clegg, Vancouver, B.C.	Crush and split Specifics unknown
USMX	1994–1995	Chemex, Spark, NV	Crush -10 mesh 300 g split Pulverize 90% passing -150 mesh (208)
Viceroy	1999	Mine site	Crush -10 mesh 500 g split Pulverize 90% passing -150 mesh
ARG	2002	Mine site	Unknown
NovaGold	2005–2006	Chemex, Spark, NV	Crush -10 mesh 250 g split Pulverize 90% passing -150 mesh (208)
WAC&G	2020	ALS, Fairbanks, AK	ALS Sample Preparation Procedure: Crush to 70% passing 2 mm 1,000 g split Pulverize 85% passing 75 microns
WAC&G	2021	SGS Canada, Burnaby, BC	PRP89 Special: Weigh <10kg, Dry 105°C, Crush to 75% passing 2mm 250 g split Pulverize 85% passing 75 microns
WAC&G	2022-2024	ALS Global, Vancouver, BC	ALS Sample PREP-31 Crush entire sample 70% passing 2 mm 250 g split Pulverize 85% passing 75 microns

ALS, ALS Global, and SGS Canada are independent labs with no ownership interest in WAM, or vice versa. ALS and ALS Global are certified under ISO 9001:2008 and accredited under ISO/IEC 17025:2005. SGS Canada Inc. is certified under ISO 9001:2015 and accredited under ISO/IEC 17025:2017 by the Standards Council of Canada

Signature Date:April 30, 2025	8-1

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

8.1.2	Specific Gravity Determinations

8.1.2.1	WAC&G 2021, 2022, 2023, and 2024 SG Measurements

Beginning in 2021, WAC&G began on site specific gravity (SG) measurements of drill core. SG’s were performed on assay sample intervals to eliminate bias and correlate assay results with SG measurements. SG’s were measured using a digital scale stationed above a water tank that allows for water displacement measurements of samples after they have been cut. Additionally, SG measurements were taken on a basis of one per lithology, or one every 10 m for lithologies greater than 10 m.

For intercepts containing significant sulfide mineralization, each competent sample is measured for specific gravity to aid in future resource estimates. It is important to note, SG measurements are taken on the most competent intervals, any fine particulates that may be present are left in the sample bag and not used in the SG measurement.

To assess any drift in the scale, standards were selected and measured prior to performing any SG measurements on drill core and repeated prior to the start of measurements on a new drill hole.

During the 2022 field campaign, 10 cm to 20 cm samples were collected from various lithologies and sent to ALS Labs for water displacement measurements to verify WAM’s specific gravity methodology. These samples were individually tested on site three times prior to being sent to ALS. In addition to the verification tests performed by ALS, a suite of samples was sent to Zonge Int. for rock properties testing which included SG analyses.

There are a total of 24 samples pairs with both field measured SG’s and lab verified SGs by either ALS or Zonge. The linear regression for all 24 samples gives an R2 of 0.89 indicating reasonable correlation between the on-site and commercial SG measurements (Figure 8-1).

Signature Date:April 30, 2025	8-2

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 8-1:	Plot Showing ALS and Zonge SG vs. Field-measured SG

Verified Lab vs. Field
R² = 0.8947
Lab SG Measurement
Field SG Measurement
0
1
2
3
4
5
6
CS
DOL
G
GRN
GS
M
MAG
SULF

Source: WAM (2023)

Results from the SG study are reported in an internal WAM report dated February 23, 2023, by Zach Mahaffey. This report outlines results and suggests changes to practices and/or added QA/QC testing.

To date WAM has performed 1,428 SG measurements on 14 different lithologies observed, including 1,311 from the Waterpump Creek and Last Hurrah prospects and 117 from the Illinois Creek prospect. Dolomite (DOL) and Massive Sulfide (SULF) are the most frequently measured SG’s, with samples populations of 520 and 212, respectively (for all three prospects).

Table 8-2 shows calculated statistical values for all lithologies for on-site SG measurements.

Signature Date:April 30, 2025	8-3

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 8-2:	Summary of On-site Specific Gravity Measurements

	Lith	Count	Length	Mean	Median	SD	Q1	Q2	Min	Max
WPC - LH	DOL	610	854.04	2.69	2.71	0.12	2.64	2.77	2.10	3.41
	FI	7	10.3	2.24	2.27	0.17	2.06	2.37	1.97	2.42
	G	77	97.14	2.71	2.69	0.28	2.55	2.85	2.03	3.71
	HQ	6	6.7	2.57	2.58	0.06	2.57	2.62	2.49	2.71
	MAG	20	27.32	2.67	2.57	0.34	2.53	2.66	2.40	4.11
	Sch	489	715.98	2.67	2.70	0.14	2.60	2.76	2.18	3.13
	SK	17	21.03	2.86	2.85	0.13	2.73	2.99	2.70	3.09
	SULF	212	255.72	3.67	3.63	0.40	3.43	3.83	2.30	6.24
Illinois Creek	DOL	47	64.7	2.62	2.63	0.107	2.58	2.70	2.29	2.88
	DQ	24	37.0	2.69	2.69	0.059	2.63	2.73	2.59	2.78
	FI	2	2.9	2.65	2.75	0.178	2.50	2.75	2.50	2.75
	G	16	21.1	2.62	2.60	0.144	2.52	2.69	2.43	2.95
	GRN	55	81.8	2.83	2.89	0.153	2.78	2.93	2.32	2.98
	GS	14	21.6	2.58	2.58	0.170	2.50	2.74	2.23	2.83
	HBx	102	117.3	2.67	2.60	0.231	2.54	2.75	2.27	4.04
	HQ	3	1.8	2.83	2.75	0.297	2.60	3.09	2.60	3.09
	LST	3	4.7	2.77	2.75	0.035	2.75	2.81	2.75	2.81
	Q	30	37.2	2.62	2.63	0.082	2.56	2.66	2.41	2.78
	QMS	2	4.6	2.22	2.28	0.103	2.14	2.28	2.14	2.28
	SULF	15	12.4	3.60	3.66	0.405	3.25	3.98	2.97	4.11
	ANK	9	8.4	2.92	2.88	0.190	2.72	3.06	2.66	3.19

Notes: SD Standard Deviation

8.1.2.2	WAC&G 2022 Leach Pad Density

Several test pits, dug and filled with water, provided the SG values: the larger test pits (dug by backhoe) showed SG ranges from 2.1 to 2.6 with an average of 2.3; the several smaller test pits (dug by hand) showed SG ranges from 1.8 to 2.2 with an average of 2.0. Historical production records indicate a total of 1.59 Mt of ore was stacked on the leach pad. With a pad volume estimated to be 631,360 m3, this gives an average SG of 2.5. Although some of the rocks at Illinois Creek contain high-sulfide contents, and the leach pad appears to be well compacted, an average SG of 2.5 is considered too high for material of this type. Therefore, an average SG of 2.3 is considered reasonable for determining the mineral resource tonnage on the leach pad.

8.1.2.3	Historical Specific Gravity Determinations

SG determinations were derived for a total of 220 samples by NPMC between 1991 and 1994 and by USMX in 1994. MRDI found records of NPMC measurements in Project files. NPMC data account for 143 measurements or 68% of the total 220 measurements.

SG was determined using the caliper method. This is an appropriate method for Illinois Creek ores because the vuggy, porous nature of the gossan is not conducive to using the process of wax- or lacquer-coatings and water emersion.

No records were found documenting the procedure used for USMX measurements. MRDI checked USMX values for each rock type and found the mean of USMX SG values to be no more than ±5% of the mean of NPMC values for the same rock type.

Table 8-3 shows the SG values outlined in USMX's 1996 Feasibility Study.

Signature Date:April 30, 2025	8-4

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 8-3:	Specific Gravity - USMX 1996 Feasibility Study

Lithology Code	#	Maximum g/cc	Minimum g/cc	Mean g/cc
FG – ore	40	3.1	2	2.48
FQ – ore	67	2.99	2.02	2.47
FQ, high pyrite – ore	2	3.14	2.67	2.91
FMG – ore	17	2.96	1.9	2.41
MFG – ore	4	2.99	2.74	2.81
FMQ – ore	25	3.07	2.07	2.5
HQ – ore	2	2.53	2.36	2.45
Q – waste	11	2.75	2.51	2.67
Total	168

The 168 SG values (Table 8-3) suggest, for reasons unknown, that USMX did not use some of the currently available SG measurements.

USMX derived one SG for “ore” and one for “waste” using a volume weighting of SG measurements. This assumed that the ore units FQ, FG and FMG+FMQ+MFG, comprise 67%, 17% and 16% of the deposit, respectively. This produces an average SG of 2.48 g/cc for the “ore” or mineralized units. Q and Qa were assigned weightings of 85% and 15% waste, respectively, giving an average SG of 2.63 g/cc for the “waste” or less mineralized units. Note that the intense oxidation of the “ore” units results in lower SG values compared to the “waste” units.

MRDI could not easily check the volume percent assigned to each unit. Drill hole sections show that FQ and FG are the dominant ore hosts; therefore, the weightings of these units are reasonable. The weightings are not really significant, however, because the SG of most ore units varies no more than ±3% from the mean. FQ with high-pyrite content is rare. Values obtained for ore units and wall rocks are reasonable for these rock types.

MRDI grouped samples using their core-hole ID and found that only three FQ samples and one FG sample were from the West Illinois Creek deposit area. All other samples were from the main central part of the Illinois Creek deposit. There are no SG samples from the east area of the deposit. Drill logs suggest that rock units do not change significantly along strike of the gossan zone. However, MRDI recommended that at least 30 SG measurements should be obtained from “ore and waste” units in each deposit so that tonnage calculations are supported by local values. Due to the often highly oxidized state of the mineralized units at the Illinois Creek deposit, it is likely difficult to obtain appropriate or representative material for additional SG determinations at this time. Further SG determinations are recommended during all future drilling programs.

SG values were assigned to sample intervals based on the lithology type designations. Not all sample intervals have associated lithology codes, and, as a result, approximately 90% of the sampled intervals in the database have assigned SG values. The QP believes the approach used to assign SG values is reasonable for use in the estimation of mineral resources.

Signature Date:April 30, 2025	8-5

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

8.2	Security

During the 2021, 2022, 2023, and 2024 field programs, WAC&G maintained a high standard for handling drill core sample security. Once the drill core has been halved and placed in the labeled poly bag with the sample tag and sealed with a zip tie, samples are staged by hole and in sequential order. Once all samples for a specific drill hole have been cut, the poly sample bags are placed inside rice bags that are labeled with the hole number and lab address on the front, and the bag number and weight on the back. The rice bags are then sealed with a tamper proof locking zip tie with a unique identification number. The rice bag number, the samples contained within the rice bag, the weight, and the locking zip tie identification number all recorded on the sample sheet and saved for future reference and tracking.

Samples are loaded on regularly scheduled charter flights and transported back to Fairbanks, Alaska from the Illinois Creek camp. Once the samples have arrived in Fairbanks, Horst Expediting and Remote Operations collects the samples and transports them to their facility to stage for delivery to the appropriate lab.

During the 2021 field season samples were staged on pallets and shrink wrapped prior to shipment to the SGS Minerals Geochemistry preparation facility in Whitehorse, Yukon Territory. The palletized and secured rice bags containing the core samples were then shipped via Greenstone Station Inc., a shipping contractor from the Horst facility to the SGS preparation lab. A signed chain of custody (COC) was issued by SGS and returned to WAC&G, ensuring none of the locking zip ties were tampered with.

For the 2022, 2023, and 2024 field seasons, rice bags containing drill core samples were again retrieved from the scheduled charter flights by Horst Expediting and staged at their facility. Horst Expediting would then deliver the rice bags containing the drill core samples to the ALS preparation facility in Fairbanks, Alaska. Upon delivery to ALS, a COC was issued and returned to WAC&G again ensuring none of the rice bags and samples were tampered with prior to delivery to the ALS facility.

Security measures taken during historical programs are not known to WAC&G; however, WAC&G has no reason to suspect that any of these samples were tampered with prior to analysis.

Signature Date:April 30, 2025	8-6

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

8.3	Assaying and Analytical Procedures

The laboratories and assay procedures used during the various exploration and infill drill campaigns are summarized in Table 8-4.

Table 8-4:	Analytical Laboratories and Protocols - Drill Campaigns 1981 through 2024

Company	Year	Laboratory	Analytical Procedures
Anaconda	1981–1984	Rainbow Resource Lab, Anchorage, AK Bondar-Clegg, Vancouver, BC	Au – 1 assay ton FA/AA Aqua Regia finish Ag, Cu, Pb, Zn – AA with HNO3/HCL digestion Select As, W – colorimetric Select Sn, Sb XRF
Goldmor	1988–1990	Acme Labs	Au – 1 assay ton FA/Unknown finish Ag – 1 assay ton FA/Unknown finish Select AA? Cu Pb Zn Sb
NPMC	1991–1992	Chemex, Spark, NV	Au – 1 assay ton FA/Gravimetric finish Ag – AA with Aqua Regia digestion ICP - 32 element Aqua Regia digestion (229)
Echo Bay	1993	Bondar-Clegg, Vancouver, B.C.	Au – 1 assay ton FA/AAS finish Ag – 1 assay ton FA/AAS finish
USMX	1994–1995	Chemex, Spark, NV and Chemex, Vancouver, B.C.	Au – 1 assay ton FA/AAS finish Ag – 1 assay ton FA/AAS finish Cu – AA with Aqua Regia digestion Select 32 element ICP
Viceroy	1999	Mine site	Au – 1 assay ton FA/AAS finish Ag – 1 assay ton FA/AAS finish >10 g/t – Gravimetric finish
ARG	2002	Mine site	Unknown
NovaGold	2005–2006	Chemex, Spark, NV	ICP – 32 element 4-acid digestion
WAC&G	2020	ALS, Sparks, NV	Au-AA23 – 30g FA/AAS finish ME-ICP61- 33 element, ICP-AES, 4-acid digestion AA13 – 30g cyanide leach Au Cu and Ag Au-Gra21 overage with Gravimetric finish ME-OG62 overages ICP
WAC&G	2021	SGS Minerals, Burnaby, BC	GE FAA30V5 – 30g FA/AAS finish GE ICP40Q12 – 33 element, ICP-AES, 4-acid digestion GO ICP42Q100 – Pb, Zn, Ag overages ICP- AES
WAC&G	2022-2023	ALS Global, Vancouver, BC	Au-AA23 – 30g FA/AAS finish
ME-ICP61 – 33 element, ICP-AES, 4-acid digestion
ME-OG62 – Pb, Zn, Ag overages, ICP-AES Ag-GRA21 – Overlimit on ME-OG62, 30g FA with gravimetric finish
Zn-VOL50 – Overlimit on ME-OG62, Zinc by titration
			Pb-VOL70- Overlimit on ME-OG62, Lead by acid dissolution and titration
WAC&G	2024	ALS Global, Vancouver, BC	Au-AA23 – 30g FA/AAS finish
ME-MS61 – 48 element, ICP-AES, 4-acid digestion
ME-OG62 – Pb, Zn, Ag overages, ICP-AES
Au-GRA21 - Overlimit on Au-AA24, 30g FA with gravimetric finish
Ag-GRA21 – Overlimit on ME-OG62, 30g FA with gravimetric finish
Zn-VOL50 – Overlimit on ME-OG62, Zinc by titration
			Pb-VOL70- Overlimit on ME-OG62, Lead by acid dissolution and titration

Signature Date:April 30, 2025	8-7

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

8.4	Quality Assurance/Quality Control

8.4.1	WAC&G 2021-2024 Core Drilling QAQC

WAC&G has maintained a consistent QA/QC protocol for all drill cores sampling through the 2021 to 2023 field seasons. WAC&G’s protocol calls for insertion of 11% QA/QC check samples by inserting a blank, a duplicate, and a standard into each set of 27 core samples.

During the 2021 field program, blank material consisted of sand that had previously been tested by SGS using the same analytical suite as 2021 drill core to determine baseline values of the material. During the 2022 drill program, WAC&G acquired blank material from the ALS prep lab in Fairbanks, which also analyzed and certified the material. Commercially available marble chips were used in 2023 and 2024 as blank material. One split was taken from each 50 pound bag (3 splits) and was analyzed separately to establish values for the blanks.

For the 2021, 2022, and 2023 drilling campaigns, WAC&G collected field duplicates of drill core. Each designated duplicate sample was collected by halving the primary sample interval such that the primary sample and duplicate sample were quarter core segments of the entire sample interval. For the 2023 and 2024 campaigns WAC&G also selected samples for duplicate analysis by ALS. The duplicate samples alternated between pulp duplicates (a separate split from the pulverized sample) and coarse reject duplicates (a second split taken from the initial crushed sample and then pulverized).

The 2021 drill program utilized four certified reference materials (CRMs) as standards, for the Waterpump Creek and Last Hurrah prospects These samples shown in Table 8-5 included OREAS 141 (low-grade), OREAS 620 (low to mid-grade), OREAS 136 (mid-grade), and OREAS 134b (high-grade). Standards were inserted to approximate the grade of sample intervals inferred by visual inspection of sulfide and/or oxide mineralization. During 2022, OREAS 317 was substituted for OREAS 134b due to a shortage of the OREAS 134b standard. OREAS 630b was replaced OREAS 141 in 2023 as a low-grade CRM.

The Illinois Creek prospect used the same three CRMs (Table 8-5) as standards for both the 2021 and 2022 drilling programs and include OREAS 600b (low-grade), OREAS 905 (mid- grade), and OREAS 602b (high-grade). These CRMs reflected the differences in the metal zoning between the Waterpump Creek and Illinois Creek target areas with CRM’s reflecting the increased Cu and Au content of the Illinois Creek target versus the high-grade Ag, Pb and Zn mineralization at Waterpump Creek.

Four different CRMs for the 2023 Waterpump Creek and Last Hurrah (LH) drilling programs and includes OREAS 317 as a high-grade reference, OREAS 136 as an intermediate grade reference closest to the expected cut-off grade for the WPC resource, OREAS 620 and OREAS 630b for progressively lower grade material.

The 2024 drill program used five CRMs for the LH drill holes and 9 CRMs for the Warm Springs drill holes. The CRMs were selected to cover the range of expected values to be assayed and the metals that must be monitored (Ag, Pb, and Zn for LH and Au, Cu, Ag, Pb, Zn for Warm Springs). Two of the higher-grade base metal CRM’s, OREAS 136 and OREAS 317 were used for both projects. However, these two CRM’s do not have certified values for Au. The most used CRM for both programs is OREAS 153c, with very low metal grades that are close to the thresholds of what is considered anomalous for both projects. OREAS L11 was used as a Warms Springs CRM when other CRMs were exhausted.

Signature Date:April 30, 2025	8-8

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 8-5:	Certified Reference Materials Utilized by WAC&G from 2021 through 2024

CRM	Au	Ag	Cu	Pb	Zn
OREAS 134b	-	209 ppm	1,337 ppm	13.36%	18.03%
OREAS 136	-	151 ppm	306 ppm	4.76%	3.63%
OREAS 141	-	1.58 ppm	2,453 ppm	59 ppm	3,637 ppm
OREAS 153	0.327 ppm	1.7 ppm	7,120 ppm	92 ppm	359 ppm
OREAS 317	0.33 ppm	232 ppm	0.42%	12.13%	17.45%
OREAS 600b	0.204 ppm	25.1 ppm	499 ppm	119 ppm	404 ppm
OREAS 602b	2.29 ppm	118 ppm	0.50%	493 ppm	764 ppm
OREAS 620	0.685 ppm	40 ppm	0.17%	0.77%	3.15%
OREAS 630b	0.358 ppm	19 ppm	521 ppm	0.41%	1.11%
OREAS 905	0.391 ppm	0.518 ppm	1,533 ppm	30.4 ppm	138 ppm
OREAS L11	0.305 ppm	-	-	-	-

As the core samples are prepared for shipment, each sample, including quality control samples, is assigned and tagged with a unique sequenced number. The assigned sample number, type of sample, i.e., half cut core, quarter cut core, blank, duplicate or CRM, is recorded. On the sample list to the laboratory only the sample numbers are provided. There is a quality control sample per nine (9) core samples, which averaged to about one (1) control sample for 15 m of sampled core. For each batch of 27 core samples, three (3) quality control samples, a blank, a duplicate, and a certified reference (CRM) sample are inserted. The placement of the quality control sample is at the discretion of the geologist with some conventions. Where applicable a blank sample is placed within or after an interval of notable mineralization. The duplicates and CRM are inserted before or within a multi-sampled interval of mineralization. Table 8-6 shows a summary of all core and quality control samples for 2021 to 2024.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 8-6:	Core and Quality Control Materials - 2021, 2022, 2023, and 2024

Type	# Sample
Core Samples	7,710
QC Samples	906
Blanks	306
Duplicates	297
CRMs	303
Total	8,616
Core Samples/QC Sample	8.5

The details and recommendations of the 2021, 2022, and 2023 Waterpump Creek drill core assay QA/QC programs are reported in the January 19, 2022, S. K. Morris memo: Waterpump Creek 2021 Diamond Drill Sample Assay QA/QC, April 3, 2023, S. K. Morris memo: 2022 Waterpump Creek Drill Core Assay Quality Control and Quality Assurance, and March 22, 2024 A. West memo: 2023 Waterpump Creek and Last Hurrah Drill Core Assay Quality Control and Quality Assurance.

The QC sample assay results are evaluated for accuracy and repeatability. The Laboratory’s sample preparation process is checked for contamination and carry over with the blank samples. The blank assays results are compared against the certified value then compared with the preceding and following samples results. The original and duplicate core sample results are compared to assess sample to sample variability. The certified reference material results are compared with the certified lab value to check for an analytical bias, drift, or variation scatter. Values falling outside quality control limits are noted for closer examination including resampling and assaying.

Analysis of 2021 and 2022 QA/QC values identified eight (8) sampled intervals where the QC results were out of compliance.

The failure rates for blanks and CRM control samples are less than one percent. The preparation and assay procedures for 2021 and 2022 are well controlled and produce valid assay results. Analysis of 2023 QA/QC values identified eight (8) sampled intervals where the CRM control sample results were out of compliance for the low-grade CRM, OREAS 630b, seven for Ag and one for Ag and Pb. Seven of the intervals were from Last Hurrah and one from WPC and all samples were outside of mineralized core. Seven of the intervals were rerun with 5 passing. Analysis of 2024 QA/QC values identified fourteen (14) sample intervals where the CRM control results were out of compliance; two (2) for LH (for Ag in the low grade OREAS-153), and twelve (12) for Warm Springs for various metals and CRMs. The four intervals from the Warm Springs project that were within mineralized intervals were rerun. All four intervals passed on reanalysis.

8.4.2	WAC&G 2020 Leach Pad Drilling QAQC

Three standards certified by Ore Research were used to validate the assays for leach pad drill samples. The three standards, OREAS 153b, OREAS 235, and OREAS 601b, are shown in Table 8-7. No assay results from standard material fell outside of control limits.

Blank material was also submitted at a rate of two per batch. All assays of blank material fell within the control limit.

Two coarse reject duplicates were assayed in every batch, and results suggested the sample preparation protocol produced more heterogeneity than was desirable. There was no evidence that variation introduced bias in the results, and, therefore, there was no reason to reject assay results.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 8-7:	Certified Reference Materials Utilized by WAC&G during the 2021/22 Season

CRM	Au	Ag	Cu	Pb	Zn
OREAS 153b	0.313 ppm	1.45 ppm	0.68%	13.1 ppm	122 ppm
OREAS 235	1.59 ppm	0.135 ppm	24 ppm	8.57 ppm	75 ppm
OREAS 601b	0.775 ppm	50.1 ppm	0.10%	318 ppm	318 ppm

8.4.3	Historical QAQC Procedures

Historical quality assurance/quality control (QA/QC) programs are lacking or poorly documented. MRDI and Viceroy, in the 1999 audit of the Property, documented and outlined the following historical QA/QC procedures. No additional documentation is available.

8.4.3.1	Goldmor

The earliest documented check assays were performed by Acme Labs on 20 pulps originally assayed by Bondar-Clegg and likely from Anaconda drilling. Results are shown in Table 8-8 and indicate good agreement between lab results because the relative difference of the means for gold and silver is less than 5%.

Table 8-8:	Acme Check Assays - Bondar-Clegg

Element	Average Original Pulps oz/st (g/t)	Average Check Pulps oz/st (g/t)	Relative Difference (%)
Au	0.1068 (3.7)	0.1028 (0.103)	3.8
Ag	2.423 (83.0)	2.429 (83.2)	-0.2

8.4.3.2	North Pacific Mining Company

In 1992, North Pacific Mining Company (NPMC) reported it had selected samples from coarse rejects and submitted them for pulp preparation and assaying to Chemex. Selections were reportedly made from Goldmor (1988 and 1990) rotary drilling and Anaconda (1981 to 1984) core drilling. NPMC reported that there was "no overall variance" suggesting that large differences were not observed between the original assays and re-assays.

A Chemex (Sparks, Nevada location) assay certificate (A9113093) from 1991 shows 189 assays for portions of some of Goldmor’s 1988 drill holes. These one assay-ton gold and silver re-assays were made on pulps, and it is unclear whether this is a separate study from the 1992 coarse rejects described here. MRDI entered the gold and silver data from the Chemex assay report and matched it to the data in the assay database. The laboratory providing the original assays is undocumented. Results are shown in Table 8-9. The data show consistently good agreement across the entire grade range of checked data.

Signature Date:April 30, 2025	8-11

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 8-9:	Chemex Check Assays - 1991

Element	Average Original Pulps oz/st (g/t)	Average Check Pulps oz/st (g/t)	Relative Difference (%)
Au	0.0554 (1.9)	0.0545 (1.9)	1.7
Ag	2.328 (79.7)	2.361 (80.9)	-1.4

NPMC also had Chemex insert a laboratory standard every 20 samples, a duplicate pulp every 40 samples, and a blank sample every 40 samples during its programs. Results of these checks are not documented.

8.4.3.3	Echo Bay

In 1993, Echo Bay selected from stored rejects of NPMC core that had been drilled in 1991 and 1992. These rejects were submitted to Bondar-Clegg for check assays and were reported to have "excellent correlation" with NPMC results (USMX 1996a), although no data or correlations are presented.

Echo Bay also reportedly twinned seven of Goldmor's rotary drill holes with RC drills; the results were presented in USMX's 1996 Feasibility Study. No statistical analysis was provided. Visual inspection of these graphs suggests reasonable agreement.

8.4.3.4	USMX

According to the USMX Feasibility Study, USMX "twinned several existing drill holes with good confirmation." It is not clear whether these are twins of NPMC drilling, Echo Bay drilling, or both. No distinction was made between twins of Echo Bay and NPMC drilling. Therefore, results cannot be interpreted.

Finally, in 1994 or 1995, USMX carried out a check assay program of all previous drill assays: 10% of the drill holes within the proposed pit plan were checked (173 pulps). The population of selected holes covered all areas of the proposed pit, and all drill campaigns, to the extent that pulps were available.

A comparison of means in Table 8-10 shows very close agreement between the results from Chemex and Bondar-Clegg.

Table 8-10:	USMX Bondar-Clegg vs Chemex Check Assays - 1996

Element	Average Bondar-Clegg Pulps oz/st (g/t)	Average Chemex Pulps oz/st (g/t)	Relative Difference (%)
Au	0.1499 (5.1)	0.1505 (5.2)	-0.40%
Ag	1.451 (49.7)	1.439 (49.3)	0.80%

8.4.3.5	Viceroy

Duplicate samples were collected on every 10th sample during drilling conducted by Viceroy in 1999. These duplicates capture all the sampling and measurement errors introduced from the point of sample collection to the instrument reading. These field duplicate results show very close agreement for both gold and silver.

8.5	QP’s Opinion

In the QP’s opinion the sample preparation, which includes sample splitting at site and sample reduction at the laboratory, security, and analytical procedures were properly executed and controlled, and sample data are adequate to support mineral resource estimation.

Signature Date:April 30, 2025	8-12

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

9.0	Data Verification

9.1	Historical Data Verification

The original USMX mine dataset was lost during the reclamation of the mine, so the current database was reconstructed using historical scans made from available files from the mine office during reclamation.

Anaconda assay results were entered directly from either available assay certificates or Anaconda logs accompanying its annual reports.

Goldmor assay certificates are unavailable for 1988, but the 1988 drill logs report assay values for each sample interval. The 1990 Acme Lab assay certificates are all available. The 1991 and 1992 Chemex assay certificates for NPMC are also available. Sample summary forms with gold and silver assays by Bondar-Clegg for Echo Bay’s 1993 program are also complete; original assay certificates are available for most, but not all, of the drill holes. The 1994 and 1995 assays by Chemex for USMX are largely complete; where assay certificates are missing, some drill logs report assay values. A few USMX drill holes have not been recovered. The 1999 Viceroy assay certificates are available and complete.

The 1994 and earlier collar data are based on Illinois Creek Drill Grid Survey Report conducted and written by McClintock Land Associates (McClintock 1994) for USMX. The 1994 and 1995 collars are based on scanned USMX spreadsheet summaries of survey data. As described in Section 7.2, all subsequent collar and downhole surveys are sufficiently accurate and precise to support Mineral Resource estimation.

Piek Exploration conducted two 5% data verification checks of the assay and collar databases. In both instances, only two errors in the assay values were encountered and those appeared to be transcription errors.

The QP verified that errors identified by Piek and others had been corrected in the data base.

9.2	WAC&G Data Verification

Following the 2021 field program WAC&G personnel completed a validation check of the historical Waterpump Creek and Last Hurrah drilling data. Most pertinent was verifying assay data against original issued certificates from the various analytical labs. In addition, to the assay verification, drill collar locations, down hole survey data, and lithologies were checked against the original drill logs and reports. The collar locations from the Anaconda programs originally recorded in NAD 27 were rotated to the appropriate NAD 83 system.

9.3	QP Data Verification

The QP randomly selected the sample data from 15 drill holes including results from across the Illinois Creek area gold drilling programs. The number of samples represent over 4% of the data used in the estimate of Mineral Resources. A typical industry procedure is to compare approximately 5% of the assay sample results in the database to certificates. If the error rate is less than 1%, then no further action is taken. If the error rate exceeds 1%, a more extensive review is undertaken. The grades in these holes were compared to those contained in the certified assay certificates provided by the laboratories. In this suite of 818 individual samples, there were four errors found in the gold data and three errors in the silver data, an error rate of less than one percent. These results are similar to those achieved during previous database audits. The QP reviewed the historical metallurgical studies to understand why the historical heap leach process did not work efficiently. Those studies represented valuable background needed to develop a process that could efficiently handle both gold and copper metallurgy as the Project progresses.

Signature Date:April 30, 2025	9-1

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The sample data from an additional four drill holes from the leach pad area were randomly selected, and the assay results were compared to the values contained in the assay certificates. There were no errors identified.

The sample data from two drill holes from the WPC area were randomly selected, and the assay results in the database were compared to the values contained in the assay certificates. There were no errors identified.

9.4	QP’s Opinion

In the QP’s opinion the database was generated using accepted industry standards, and the contained data are appropriate for the estimation of Indicated and Inferred Mineral Resources for the Illinois Creek oxide gold and silver project and appropriate for the estimation of Inferred Mineral Resources at the Waterpump Creek deposit.

No limitations were imposed on the verification of the sample data. Sufficient checks were conducted to satisfy the QP data were adequate for resource estimation.

Signature Date:April 30, 2025	9-2

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

10.0	Mineral Processing and Metallurgical Testing

Initial metallurgical analysis of the Waterpump Creek sulfide mineralization is currently ongoing at ALS In Kamloops, British Columbia with results expected in the 2nd quarter of 2025. Preliminary results from this test work were used to estimate the recovery of Ag, Pb, and Zn for the Ag-Equivalent calculation. Historical metallurgical work undertaken for the development of the Illinois Creek oxide Au/Ag deposit indicates that the highly oxidized rocks are amenable to a relatively low-cost leaching extraction of gold and silver using cyanide solutions. Additional work is ongoing by DM Consulting and Pro Solv LLC in Lakewood, Colorado, to ascertain the amenability of the oxide resources to Merrill-Crowe and SART processing to optimize Ag and Cu recoveries, respectively.

Available historical metallurgical test work was reviewed, and conceptual process flowsheets were developed for the deposit.

10.1	Historical Metallurgical Test Work

10.1.1	Anaconda Mineral Company (1982–1985)

In 1981, Anaconda drilled three holes, and several metallurgical studies were completed on individual depth intervals or composites prepared from these drill hole samples. These samples were designated as RD81-345, and the holes were designated as IC 4, 5 and 6. The objective of these studies was to evaluate different processing options, including gravity, flotation, agitated leach and heap leach for recovery of gold and silver minerals.

The highlights of these studies indicated the following:

•	Three high-grade composites were prepared from selected intervals of the three holes. These composites assayed 0.05 oz/st (1.7 g/t) to 0.08 oz/st (2.7 g/t) Au and 0.6 oz/st (20.5 g/t) to 2.7 oz/st (92.5 g/t) Ag.

•	The samples were not amenable to gravity concentration.

•	The samples were amenable to agitated cyanide leach at primary grind of P80 of 100 mesh. The gold and silver extractions ranged from 83.2% to 90.5% and 23.5% to 42.3%, respectively, in 24 hours. However, the cyanide consumption was high at ±11.6 lb/st (5.8 kg/t), and the lime consumption was ±8 lb/st (4 kg/t).

•	Additional test work completed on a high-grade bulk sample, assaying 0.394 oz/st (13.5 g/t) Au and 9.61 oz/st (329.1 g/t) Ag (1983–1984), included gravity concentration, magnetic separation, flotation, and agitated cyanidation leach tests. The ore was not amenable to flotation, magnetic separation, or gravity concentration. The agitated cyanidation leach tests recovered more than 96% of gold in 24 hours at three grind sizes: 10 mesh, 100 mesh and 200 mesh. However, the maximum silver extraction of 26.1% was obtained at a grind size of 200 mesh. Preliminary test work had also indicated that the ore was amenable to heap leaching with gold extraction of ±80% and silver extraction of ±20% at P80 of 10 mesh. The material was agglomerated before loading the column. Again, the cyanide consumption was high at 4.5 lb/st (2.25 kg/t).

•	Bottle roll tests were completed (1984–1985) on additional bulk ore samples (designated as RD84-106). Twenty-four agitated leach tests at P95 of 200 mesh resulted in gold extraction ranging from 84.2% to 97.7% and averaged 93.6%. The silver extraction ranged from 13.2% to 45.4% and averaged 29.7%. The average feed grade was 0.271 oz/st (9.3 g/t) Au and 8.85 oz/st (303.1) Ag. The average sodium cyanide consumption was 12.4 lb/st (6.2 kg/t) of ore, and average lime consumption was 7.1 lb/st (3.55 kg/t) of ore.

Signature Date:April 30, 2025	10-1

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

10.1.2	Goldmor Group (1988–1990)

Goldmor completed metallurgical testing in several laboratories including Bondar Clegg, Salisbury and Associates, Bacon, Donaldson and Associates, and McClelland Laboratories, Inc.

The highlights of these studies are as follows:

•	The results from the 24-hour cyanidation leach tests on seven samples assaying 0.1 to 0.2 oz/st Au showed excellent leachability of gold with extraction ranging from 87% to 92%. Silver extractions ranged from 33% to 46%. The cyanide consumptions were high.

•	Cyanidation tests on two composites samples assaying 3.16 and 3.4 g/t Au had gold extraction of ±85%. The “as received” material had P90 of 10 mesh. The silver extraction ranged from 35% to 45%. The NaCN consumption was extremely high and ranged from 7.7 to 11 lb/st (3.85 to 5.5 kg/t).

•	Bacon, Donaldson and Associates, an independent consultant, (1989), evaluated the historical test work on the deposit and concluded that higher cyanide strength resulted in increased gold extraction. However, the presence of copper minerals in the ore is responsible for the lower gold extraction with lower cyanide strength. They also concluded that the higher the feed grade, the higher the gold extraction. The copper values in the selected historical samples ranged from 0.26% to 2.10%.

•	McClelland Laboratories, Inc, an independent laboratory accredited by the International Accreditation Service (IAS) and complies with ISO/IEC Standard 17025, performed agitated leach and heap leach tests on a 5-ton bulk ROM sample assaying 0.094 oz/st (3.2 g/t) Au, 1.67 oz/st (57.2 g/t) Ag, and 0.45% Cu. Gold and silver extractions of 78.4% and 19.7%, respectively, were obtained at P100 of 0.25 in. Copper recovery was 11.4%. Cyanide consumption and lime requirements were 2.69 lb/st (1.34 kg/t) and 18.9 lb/st (9.45 kg/t), respectively.

•	Both gold and silver extraction improved (84.8% and 27%, respectively) with higher concentration of cyanide (2 g/L versus 1 g/L, respectively). Cyanide consumption was much higher at 4.79 lb/st (2.4 kg/t).

•	Column percolation tests were performed at P100 of 6 in. (ROM) and P80 of 1.5 and 0.5 in. The ore charges in all tests were agglomerated with 5 lb/st (2.5 kg/t) of lime and 10 lb/st (5 kg/t) of cement. The metallurgical tests indicated that precious metal recovery and cyanide consumption increased with decreasing feed size. Gold recoveries of 81.0, 83.3, 86.4 and 91.6% were achieved from the ROM, 6 mesh, 1.5 in. and 0.5 in. feed sizes, respectively. Respective silver recoveries were 24.7, 28.0, 24.9 and 34.1%. Copper recovery was about 12% for all feed sizes. The respective cyanide consumptions were 1.86, 2.40, 2.92 and 3.08 lb/st (0.93, 1.20, 1.46, and 1.54 kg/t).

•	Based on this study, the optimum leach size was determined to be P80 of 0.5 in. The study concluded that leaching of ore at ROM feed size was not practical, even though high recovery was achieved, because agglomeration pre-treatment is required. Silver-to- gold ratio in solution was high (up to 5:1) and the copper solution grades were also high (more than 200 ppm). Therefore, zinc precipitation process should be considered.

Signature Date:April 30, 2025	10-2

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

10.1.3	North Pacific Mining Company (1991–1992)

McClelland Laboratories completed agitated cyanidation (bottle roll) and heap leach (column) tests on three ROM bulk samples designated high-grade, Mn/Sb and SQB for North Pacific Mining Company.

The highlights of the test program indicated the following:

•	The head grades of the three composites are shown in Table 10-1. The high-grade sample contained significant amounts of copper.

•	The bulk ore samples were amenable to direct agitated cyanidation treatment at a 90% passing minus ¼ in. feed size. Gold recoveries of 79.2, 86.2 and 84.4% were achieved from high-grade, Mn/Sb and SQB feeds, respectively, in 96 hours of leaching. Respective silver recoveries were 29.6, 27.3 and 42.4%.

•	The deep zone high-grade composite was marginally amenable to agitated cyanidation treatment at the “as received” feed size. The other composites were amenable at that feed size. Gold recoveries of 51.6, 76.2 and 82.6%, respectively, were achieved in 96 hours of agitated cyanidation. Respective silver recoveries were 29.2, 34.8 and 30.2%.

•	Reagent consumptions were high, ranging from 3.30 to 13.36 lb/st (1.65 to 6.68 kg/t) for sodium cyanide and 10.6 to 18.9 lb/st (5.3 to 9.45 kg/t) for lime.

•	Optimum agglomerating conditions required 15 to 20 lb of cement per ton of ore. The agglomerates for Mn/Sb bulk sample did not markedly degrade under simulated freeze/thaw conditions.

•	Column testing was mentioned, but no report was available for review. However, a memorandum dated March 11, 1991, did indicate problems with maintaining pH in the columns. The gold and silver extractions for agglomerated minus 1 in. material for three bulk samples are summarized in Table 10-2. The results were reasonable with gold extraction ranging from 69.2% to 84%. The cyanide consumption was reasonable, ranging from 1.87 to 2.93 lb/st (0.94 to 1.47 kg/t).

Table 10-1:	Feed Analyses of Three Bulk Samples

Sample	Head Grade
	Au (oz/st)	Ag (oz/st)	Cu (%)
High-Grade	0.123	4.76	0.91
Mn/Sb	0.025	0.38	0.08
SQB	0.056	0.60	0.32

Table 10-2:	Column Leach Test Results for Three Bulk Samples

Parameters	Composite
	FG	FMG/FMQ	FQ
Feed Grade
Au (oz/st)	0.095	0.75	0.10
Ag (oz/st)	2.56	3.32	0.71
Cu (%)	0.96	0.78	0.20
Extraction % (110 days)
Au	73.3	69.2	84.0
Ag	11.2	10.8	25.4
Cyanide Consumption (lb/st)	2.93	2.19	1.87
Cement (lb/st)	15	15	15

Signature Date:April 30, 2025	10-3

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

10.1.4	USMX (1994–1995)

USMX entered into a letter agreement with North Pacific Mining Company (NPMC) to evaluate the Illinois Creek Project. It prepared a year-end report (1994) summarizing the activities on the Project.

Some relevant highlights extracted from the report are summarized here:

•	The deposit occurs as a large gossan zone which was intersected over a strike length of 14,500 ft to a depth of greater than 2,000 ft. Oxidation of the mineralization which originally contained arsenopyrite, pyrite and lesser base-metal sulfides and sulfosalts in a variable silicious matrix is nearly complete to a depth of about 1,400 ft below the present surface.

•	Economic gold-silver mineralization is present in portions of the gossan and is associated with elevated copper and/or lead content.

•	The gossan is broken into three lithologies: ferruginous quartzite (FQ), ferruginous gossan (FG) and ferruginous/manganiferous quartzite/gossan (FMQ/FMG). FQ unit constitutes about 67% of the mineralized portion, and the remaining is split equally between the other two lithologies.

•	Mineralogically, gossan contains several oxide minerals, including hematite, goethite, jarosite, psilomelane and manganite. Gold is present in the native phase and to a lesser degree as electrum, forming small grains (<20 microns) intimately associated with amorphous iron limonites. Silver occurs as argentojarosite and less commonly in the native phase and is closely associated with manganese oxides.

•	Though copper assays were available in the drill hole database, they were neglected in the initial evaluation.

•	McClelland Laboratories performed tests in 1994–1995 on the three bulk samples representing ore types: FG, FQ and FMG/FMQ. Bottle roll tests for 96 hours on P100 of 0.25 in. feed resulted in gold extraction of 74% to 79% for the three ore types. The column tests on ROM ore resulted in gold extraction of ±90% for FQ and FMQ/FMG material and 77.5% for FG material. The average recovery projected for the deposit was 80.5% for gold and 28.9% for silver. The feed for the columns assayed 0.066 oz/st to 0.173 oz/st Au and 0.70 to 6.31 oz/st Ag.

•	The ROM ore screen analyses indicated that 20% to 25% of the material is finer than 65 mesh. This amount of fines could potentially cause permeability issues, especially during winter months. This has been noted by MRDI in the audit report in 2000.

Signature Date:April 30, 2025	10-4

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

10.2	Conceptual Process Flowsheet

The QP’s review of all the metallurgical studies indicated that the following factors should be considered in order to develop a reliable extraction process for the climatic conditions in Alaska:

•	The mineralization is amenable to both heap leaching and agitated leach process.

•	The mineralization is friable and will produce sufficient fines to warrant agglomeration before stacking on the heap.

•	The mineralization contains sufficient oxide copper to consume high quantities of cyanide; therefore, it would be economical to recover cyanide by incorporating a SART process, which may result in a higher CAPEX, or alternatively recover Cu by cementation, which will have a lower CAPEX and slightly higher OPEX.

•	Approximately 30% to 50% of the silver will be recovered in the heap leach process. Remaining silver is refractory (argentojarosite) and will require additional processing steps in the circuit to improve extraction.

•	Silver-to-gold ratio in the pregnant solution is greater than 5:1. Therefore, Merrill Crowe process should be selected for recovery of gold and silver from pregnant solution.

•	Metal recoveries for a milling/cyanidation process with Merrill Crowe are estimated at 92% for gold and 65% for silver. Additional metallurgical testing is required to confirm these recovery projections.

•	There are no known processing factors or deleterious elements that could have a significant impact on potential economic extraction.

10.3	QP’s Opinion

In the QP’s opinion, the metallurgical test work to date is sufficient for the purposes of Mineral Resource estimation. Additional test work should be undertaken to confirm recoveries of Au, Ag, and Cu for the oxide ore.

Signature Date:April 30, 2025	10-5

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

11.0	Mineral Resource Estimates

11.1	Summary

This section of the TRS describes the Mineral Resource estimation methodology and summarizes the key assumptions considered by the QPs to prepare the Mineral Resource model for the gold, silver and copper mineralization for the Illinois Creek deposit and silver, lead and zinc at the Waterpump Creek deposit.

This includes an estimate of the in situ Mineral Resources at Illinois Creek deposit (subsection 11.2.1 and 11.2.3), an estimate of the Mineral Resources located on the leach pad area at Illinois Creek deposit area (subsections 11.2.2 and 11.2.3), where mineralized material was stacked during previous mining activities and leached intermittently from 1997 through mine closure and an estimate of the in situ Mineral Resources at Waterpump Creek deposit (subsection 11.3).

Drilling on the Property in 2024 was on two new exploration targets, Warm Springs and LH, which are located between the Illinois Creek and Waterpump Creek deposits; further drilling is required before Mineral Resources can be estimated for these targets.

Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves dated May 10, 2014 (CIM (2014) definitions).

The estimate of the in situ and leach pad Illinois Creek Indicated and Inferred Mineral Resources is shown in Table 11-1.

Signature Date:April 30, 2025	11-1

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-1:	Mineral Resource Estimate for Combined Illinois Creek In Situ and Leach Pad Mineral Resources – July 21, 2021

Class	Tonnes (Mt)	Average Grade				Contained Metal				Metallurgical Recoveries
		AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	8.7	1.33	0.90	34.4	106.4	373	253	9.6	29.8	92	65
Inferred	3.3	1.44	0.99	36.2	115.4	152	104	3.8	12.1	92	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     In Situ Mineral resources are stated as contained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 92% metallurgical recovery Au, 65% metallurgical recovery Ag, and an average pit slope of 45 degrees. AuEq and AgEq values are based on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g./t). The cut-off grade for resources considered amenable to open pit extraction methods is 0.35 g/t AuEqR. The formula for AuEqR is AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65).

3.     It is assumed that the entire volume of the material on the leach pad will be processed and therefore, no selectivity is possible, and the Leach Pad Mineral Resources are presented at a zero cut-off grade.

4.     Metal prices were based on industry consensus of long term metal pricing.

5.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

6.     Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

7.     Totals may not add due to rounding.

Estimates of the sulfide and oxide Inferred Mineral Resources at Waterpump Creek are shown in Table 11-2 and Table 11-3, respectively. The effective date of the Waterpump Creek sulfide Mineral Resource estimate is February 20, 2024, and the effective date of the Waterpump Creek oxide Mineral Resource estimate is February 1, 2024. Drilling in the Waterpump Creek area in 2024 was on two new exploration targets, Warm Springs and LH.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-2:	Waterpump Creek Mixed Oxide/Sulfide and Sulfide Mineral Resource Estimate – February 20, 2024

Class	Domain	Tonnes (Mt)	Average Grade					Contained Metal					Metallurgical Recoveries
			AgEq (g/t)	Ag (g/t)	Zn (%)	Pb (%)	ZnEq (%)	AgEq (Moz)	Ag (Moz)	Zn (Mlb)	Pb (Mlb)	ZnEq (Mlb)	Ag (%)	Zn (%)	Pb (%)
Inferred	Oxide/Sulfide	0.04	302	302	-	-	-	0.3	0.3	-	-	-	75	-	-
Inferred	Sulfide	2.38	980	279	11.28	9.87	26.4	74.9	21.4	591.2	517.3	1383	75	84	70

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     In situ Mineral Resources are stated based on estimated recoveries of 75% Ag, 70% Pb, and 84% Zn and metal pricing of US$24/oz Ag, US$1.30/lb Zn, and US$ 1.00/lb Pb. The formulas for AgEq and ZnEq based on the above metal prices are AgEq (g/t) = Ag (g/t) + 28.56 x Pb (%) + 37.12 x Zn (%) and ZnEq (%) = Zn (%) + Pb (%) x 0.7692 + Ag (g/t) x 0.0269. The cut-off grade for resources considered amenable to underground extraction methods is 200 g/t AgEq and includes recoveries in the calculations: AgEq(recovery) = Ag (g/t) x 75% + 28.56 x Pb (%) x 70% + 37.12 x Zn (%) x 84%.

3.     Metal prices were based on industry consensus of long term metal pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

5.     Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

6.     Totals may not add due to rounding.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-3:	Waterpump Creek North Oxide Mineral Resource Estimate – February 1, 2024

Class	Tonnes (Mt)	Average Grade		Contained Metal		Metallurgical Recoveries
		AgEq (g/t)	Ag (g/t)	AgEq (Moz)	Ag (Moz)	Ag (%)
Inferred	0.72	150	150	3.5	3.5	75

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     In situ Mineral Resources are stated as contained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 65% metallurgical recovery Ag, and an average pit slope of 45 degrees. AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz. The cut-off grade for resources considered amenable to open pit extraction methods is 40 g/t AgEq.

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

5.     Totals may not add due to rounding.

Signature Date:April 30, 2025	11-4

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The QP has confirmed that there were no changes in the Mineral Resource estimates between the effective date and December 31, 2024

The QP is of the opinion that with consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

11.2	Illinois Creek

11.2.1	In Situ Mineral Resource Estimate

11.2.1.1	Approach to Estimation of In Situ Mineral Resources at Illinois Creek

In the opinion of the QP, the Mineral Resource estimate reported herein is a reasonable representation of the mineralization found at the Illinois Creek Project at the current level of sampling. The Mineral Resources were estimated in conformity with generally accepted CIM Estimation of Mineral Resources and Mineral Reserves Best Practices Guidelines (November 29, 2019) and are reported in accordance with S-K 1300.

Mineral Resources are not Mineral Reserves, and they do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves upon application of modifying factors.

Estimations are made from 3D block models based on geostatistical applications using commercial mine planning software (MinePlan® v15.7). The project limits are based in the UTM coordinate system (NAD83) using a nominal block size measuring 10 m × 10 m × 5 m (L × W × H) for the Illinois Creek deposit.

The Mineral Resource estimate was generated using drill hole sample assay results and the interpretation of a geological model which relates to the spatial distribution of gold, silver and copper. Interpolation characteristics were defined based on the geology, drill hole spacing, and geostatistical analysis of the data.

Definitions for resource categories used in this TRS are those defined by the SEC in S-K 1300. Mineral Resources are classified into Indicated and Inferred categories. The Mineral Resources were classified according to their proximity to the sample data locations.

This section of the report describes the approach used to estimate the in situ Mineral Resources at the Illinois Creek deposit.

11.2.1.2	Available Data

On March 20, 2019, WACG provided the updated drill hole sample data for the Illinois Creek deposit. Since that time, there has been no additional exploration in the area of the Mineral Resources.

The data comprised a series of ASCII files (.csv spreadsheet) containing collar locations, down hole survey results, geologic information, and assay results for a total of 583 drill holes representing 51,558 m of drilling. Of these, 505 drill holes, totaling 41,488 m of drilling, test the Illinois Creek deposit and contribute to the estimation of the in situ Mineral Resources. The other 78 drill holes are exploratory in nature and test for extensions east of the Illinois Creek deposit or other satellite deposits on the Property. Note: These drilling statistics are derived from the database used to generate the estimate of Mineral Resources and may differ slightly from those presented in Section 7.2 (Drilling) of this report. WAC&G has made some changes to the drilling database since March 2019 that accounts for these differences. These minor changes have no impact on the estimate of Mineral Resources for the Illinois Creek deposit.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

It should be noted that the drilling data for the Illinois Creek deposit were initially reported in the imperial system using a local “drill grid” coordinate system. All of this information was converted to metric units (in other words, feet to meters), and the coordinates were rotated to UTM grid coordinates (UTM NAD83 Zone 4W).

Of the 505 holes that test the Illinois Creek deposit, 145 are diamond drill (DD) holes and 360 holes are reverse circulation (RC) drill holes. Comparisons were made between the data produced from each type of drilling. DD holes tend to provide higher gold grades than RC drilling, but these differences are inconsistent and may only be local occurrences. Previous studies conducted by MRDI suggest that the RC drilling may not effectively capture all of the gold in some areas. DD and RC results show local variations, but, overall, they seem to correspond quite well. There were no modifications made to the database based on the type of drill hole.

There are no recovery data included in the database. MRDI, as part of its March 2000 audit, reported that recoveries tend to be quite good in most cases, but some gold losses were observed in holes that encountered poor recoveries.

Drilling on the Illinois Creek deposit was conducted between 1981 and 2006 with the majority of holes completed during campaigns run from 1990 through 1995. Drill holes penetrate the south- southeast dipping Illinois Creek deposit over a strike length of more than 2,500 m and to depths that exceed 200 m below surface.

The distribution of gold grades in drill holes that are proximal to the Illinois Creek deposit is shown in plan view in Figure 11-1.

In the Illinois Creek sample database, a total of 16,936 individual samples, representing 25,611 m of drilling, were analyzed for gold and silver content. About 50% of these samples were also analyzed using a multi-element (whole-rock, 26-element) package. The results for copper, lead and zinc were selected for potential inclusion in this Mineral Resource evaluation. Further evaluation of the available data show that only about 30% of samples were tested for lead and zinc content, and based on these results, the distributions of lead and zinc data are considered insufficient to support estimates of Mineral Resources. The distributions of available gold, silver and copper sample data in the vicinity of the Illinois Creek deposit are shown in Figure 11-2, Figure 11-3, and Figure 11-4, respectively.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-1:	Plan View of Gold Grades in Drilling

Source: SGI 2021.

Figure 11-2:	Isometric View of Available Gold Data in Drilling

Source: SGI 2021.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-3:	Isometric View of Available Silver Data in Drilling

Source: SGI 2021.

Figure 11-4:	Isometric View of Available Copper Data in Drilling

Source: SGI 2021.

Signature Date:April 30, 2025	11-8

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

As shown in Figure 11-1 to Figure 11-4, it is not uncommon to have drill hole intervals that have no associated assay data. The drill hole logging information was reviewed in an attempt to identify why some sample data may not be present.

Unsampled drilling intervals that represent no recovery, overburden, lost assay data, or logged intervals that appear to represent some potential for mineralization (ferruginous or manganiferous quartzite) are shown as “missing” in the sample database.

Unsampled drilling intervals that, based on the logging descriptions, show no visible signs of the presence of mineralization, have been identified and assigned zero grade values for gold and silver content. This represents a total of 5,655 m of drill hole intervals that have been assigned default zero grade values for gold and silver.

Figure 11-5 and Figure 11-6 show the distribution of gold and silver sample data, respectively, following the treatment of unsampled intervals. Note the differences between Figure 11-2 and Figure 11-5 for gold sample data and between Figure 11-3 and Figure 11-6 for silver sample data.

Figure 11-5:	Isometric View of Gold Data in Drilling following Treatment of Unsampled Intervals

Source: SGI 2021.

Signature Date:April 30, 2025	11-9

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-6:	Isometric View of Silver Data in Drilling following Treatment of Unsampled Intervals

Source: SGI 2021.

The distribution of missing copper data is not consistent, and, as a result, there have been no modifications to the copper database to account for missing copper assay results.

Individual sample intervals range from a minimum of 0.06 m to a maximum of 28.35 m and average 1.58 m long.

Essentially, all of the RC samples (>99%) were taken on 5 ft (1.52 m) sample intervals. The length of DD samples is more variable, but the majority of these samples (33%) were also taken over 5 ft (1.52 m) intervals, and the overall average of DD samples is 1.42 m long.

As described in Section 8 (Sample Preparation, Analyses and Security) of this report, a series of 220 samples were selected for SG determinations by NPMC and USMX between 1991 and 1994. Based on these results, average SG values were assigned to the various lithology units. This provides SG values for approximately 90% of the sample intervals in the database (approximately 10% of the sample intervals do not have defined lithology types, and, therefore, do not have associated SG values).

SG values range from 2.29 to 2.67 and average 2.56. The mineralized core of the deposit tends to have lower SG values due to the intense oxidation that is present. The available SG data are considered sufficient to support the estimation of Mineral Resources, and the distribution of SG data are considered sufficient to support the interpolation of SG values into blocks in the resource block model.

A topographic surface was provided in the local “drill grid” imperial coordinate system that represents the topographic surface as of May 2013 (Note: Since the mine closed in 2003, there has been some minor remedial reclamation work, but it appears that this topographic surface represents the extent of mining that has taken place at Illinois Creek). The topographic surface was converted to metric coordinates and translated to the NAD83 projection. The current surface is represented by the topographic contours shown in Figure 11-5 through Figure 11-8. Note: The topographic surface in the leach pad area was updated using the surveyed RC collar locations and a series of additional proximal point locations.

Signature Date:April 30, 2025	11-10

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

An additional topographic surface was generated using the drill hole collar locations that represent the “pre-mining” surface. The resource block model was generated to include the portions of the deposit that have already been mined out (for comparison purposes). However, the estimate of in situ Mineral Resources presented in this report was truncated by the May 2013 topographic surface.

Geologic information, derived from observations during core and RC chip logging, provide lithology code designations for the various rock units present on the Property.

The statistical properties of the data in the vicinity of the Illinois Creek deposit, excluding exploration drill holes, are shown in Table 11-4.

Table 11-4:	Summary of Basic Statistics of Data Proximal to the Mineral Resource Model

Element	# of Samples	Min	Max	Mean	Std. Dev.
Gold (g/t)	19,330	0	91.749	0.444	1.895
Silver (g/t)	19,327	0	2,564.60	15.2	53.93
Copper (%)	9,836	0	11.40	0.07	0.270
SG	17,864	2.29	2.67	2.56	0.090

Note: Original sample data are weighted by sample length. The data used in Table 11-4 are restricted to drill holes in the vicinity of the Illinois Creek deposit. Default zero-grade values are assigned to unsampled intervals that do not show signs of the presence of mineralization.

11.2.1.3	Compositing

Compositing the drill hole samples helps standardize the database for further statistical evaluation. This step eliminates any effect that inconsistent sample lengths might have on the data.

To retain the original characteristics of the underlying data, a composite length was selected that reflects the average, original sample length. The generation of longer composites can result in some degree of smoothing which could mask certain features of the data.

A composite length of 1.5 m was selected for the Illinois Creek deposit, reflecting the fact that the vast majority of samples were collected on 1.5 m intervals.

Drill hole composites are length-weighted and were generated down-the-hole; this means that composites begin at the top of each hole and are generated at 1.5 m intervals down the length of the hole.

Signature Date:April 30, 2025	11-11

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

11.2.1.4	Generation of Gold and Silver Probability Shell Domains

The distributions of gold and silver (and copper) are similar, but there are areas where gold is present and silver grades are low (or vice versa). As a result, separate probability shell domains were generated based on the distributions of gold and silver in the deposit. Indicator values are assigned to 1.5 m composited sample data based on a threshold grade of 0.10 g/t Au and 10 g/t Ag. Probability estimates are made in model blocks for both metals using ordinary kriging (OK). During interpolations, a dynamic search approach was used in which the search orientations are controlled using an interpreted plane that represents the center of the mineralized zone. This approach retains the stratigraphic sequence of the mineralization and replicates any inherent banding in the deposit’s grade distributions in the block model. Following interpolation, 3D domains were produced in which the areas inside the probability shells represent areas where there is a >50% probability that the grade will be above the defined threshold grade limits. The shape and extent of the grade probability shell domains are shown in Figure 11-7 and Figure 11-8.

Figure 11-7:	Isometric View of Gold Probability Grade Shell Domain

Source: SGI 2021.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-8:	Isometric View of Silver Probability Grade Shell Domain

Source: SGI 2021.

11.2.1.5	Exploratory Data Analysis

Exploratory data analysis (EDA) involves the statistical summarization of the database to better understand the characteristics of the data that may control grade. One of the main purposes of this exercise is to determine whether there is evidence of spatial distinctions in grade which may require the separation and isolation of domains during interpolation. The application of separate domains prevents unwanted mixing of data during interpolation, and, therefore, the resulting grade model will better reflect the unique properties of the deposit. However, applying domain boundaries in areas where the data are not statistically unique may impose a bias in the distribution of grades in the model.

A domain boundary, which segregates the data during interpolation, is typically applied when the average grade in one domain is significantly different from that of another domain. A boundary may also be applied if there is evidence that a significant change in the grade distribution has occurred across the contact.

A series of boxplots were generated to compare the statistical properties of sample data inside versus outside of the probability shell domains. Figure 11-9 shows the distribution of gold and silver data located inside versus outside of their respective probability grade shell domains. Note the very distinct differences in the data with very little overlap of the contained data.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-9:	Boxplots of Gold and Silver Data Inside vs Outside of the Probability Grade Shell Domains

Source: SGI 2021.

Comparison of copper data contained inside versus outside of both the gold and silver probability grade shell domains show that the distribution of copper is more distinct inside and outside of the silver shell, with less overlap of the grade distributions and more distinct differences between the mean grades inside and outside of the silver domain.

A series of contact profiles were also generated that evaluate the nature of grade changes across the various domain boundaries. The example in Figure 11-10 shows somewhat transitional grade changes, as grades tends to decrease near the contacts inside the shell domains. These figures are generated using 1.5 m composite sample data. At the scale of blocks in the model (10 × 10 × 5 m), the grade transition at the contact is much more abrupt, indicating that these domains have segregated two distinct populations of sample data.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-10:	Contact Profiles of Gold and Silver Grades Across Grade Shell Domains Boundaries

Source: SGI 2021.

Conclusions and Modeling Implications

The results of the EDA indicate that the gold and silver grades within their individual probability shell domains are significantly different than those in the surrounding area, and that the probability shell domains should be treated as distinct or hard domains during block grade estimations for these metals.

The distribution of copper is more closely related to that of silver, and, therefore, the silver grade probability shell domain was used during the estimation of copper grades in the block model.

11.2.1.6	Evaluation of Outlier Grades

Histograms and probability plots for the distribution of gold, silver and copper were reviewed to identify the presence of anomalous outlier grades in the composited (1.5 m) database. Following a review of the physical location of potentially erratic samples in relation to the surrounding sample data, it was decided that these would be controlled during block grade interpolations using the application of outlier limitations. An outlier limitation controls the distance of influence of samples above a defined grade threshold. During grade interpolations, samples above the outlier thresholds are limited to a maximum distance of influence of 20 m (approximately ½ the distance between drill holes). The grade thresholds for gold, silver and copper are shown in Table 11-5.

Overall, these applications result in a 5% reduction in both contained gold and silver and a 4% reduction in contained copper. These measures are considered appropriate for a deposit with this distribution of delineation drilling.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-5:	Treatment of Outlier Sample Data

Element	Domain	Maximum	Outlier Limit
Gold (g/t)	Inside Shell	66.627	20
	Outside Shell	17.686	5
Silver (g/t)	Inside Shell	2,307.0	800
	Outside Shell	809.4	100
Copper (%)	Inside Shell	9.28	2
	Outside Shell	6.86	1

Note: Table 11-5 reflects 1.5 m composited drill hole data.

11.2.1.7	Variography

The degree of spatial variability in a mineral deposit depends on both the distance and direction between points of comparison. Typically, the variability between samples increases as the distance between those samples increases. If the degree of variability is related to the direction of comparison, then the deposit is said to exhibit anisotropic tendencies which can be summarized with the search ellipse. The semi-variogram is a common function used to measure the spatial variability within a deposit.

The components of the variogram include the nugget, the sill and the range. Often samples compared over very short distances, even samples compared from the same location, show some degree of variability. As a result, the curve of the variogram often begins at some point on the y-axis above the origin: this point is called the nugget. The nugget is a measure of not only the natural variability of the data over very short distances but also a measure of the variability which can be introduced due to errors during sample collection, preparation, and the assay process.

The amount of variability between samples typically increases as the distance between the samples increases. Eventually, the degree of variability between samples reaches a constant, maximum value: this is called the sill, and the distance between samples at which this occurs is called the range.

In this report, the spatial evaluation of the data was conducted using a correlogram rather than the traditional variogram. The correlogram is normalized to the variance of the data and is less sensitive to outlier values, generally giving better results.

Variograms were created using the commercial software package Sage 2001© developed by Isaaks & Co.

Multidirectional variograms for gold, silver and copper were generated from the distributions of data located inside the respective probability shell domains. The same variograms are used to estimate the grades both inside and outside of the domains. Variograms were generated using a z-coordinate relative to the interpreted central trend plane of the mineralization. This approach represents the dynamic search orientation approach described previously that retains any stratigraphic banding that may be present in the deposit. The variograms are summarized in Table 11-6.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-6:	Variogram Parameters

Element				1st Structure			2nd Structure
	Nugget	Sill 1	Sill 2	Range (m)	Azimuth (°)	Dip (°)	Range (m)	Azimuth (°)	Dip (°)
Gold	0.35	0.554	0.096	23	56	22	514	66	1
	Spherical			18	13	-62	165	336	1
				7	139	-18	19	220	88
Silver	0.325	0.48	0.195	20	26	67	196	51	-2
	Spherical			10	187	22	61	142	-18
				4	100	-7	28	134	72
Copper	0.289	0.55	0.161	48	100	16	1,231	87	3
	Spherical			22	219	59	286	177	17
				9	2	26	66	348	73

Note: Correlograms were conducted on 1.5 m composite sample data.

11.2.1.8	Model Setup and Limits

A block model was initialized in MinePlan®, and the dimensions are defined in Table 11-7. The selection of a nominal block size measuring 10 × 10 × 5 m (l × w × h) is considered appropriate with respect to the current drill hole spacing as well as the selective mining unit (SMU) size typical of an operation of this type and scale.

Table 11-7:	Block Model Limits

Direction	Minimum	Maximum	Block Size (m)	# of Blocks
X (east)	551400	555400	10	400
Y (north)	7100700	7102200	10	150
Z (elevation)	-200	300	5	100

Blocks in the model were coded on a majority basis with the gold and silver probability grade shell domains. During this stage, blocks along a domain boundary are coded when more than 50% of the block occurs within the boundaries of that domain.

The proportion of blocks that occur below the topographic surface is also calculated and stored within the model as individual percentage items. These values are used as weighting factors to determine the in situ Mineral Resources for the deposit. Note: Grades were estimated into all model blocks below the pre-mining topographic surface. The current (remaining) Mineral Resources were estimated below the current topographic surface that accounts for the portion of the deposit that has already been mined out.

11.2.1.9	Interpolation Parameters

The in situ block model grades for gold, silver and copper were estimated using OK. The results of the OK estimation were compared with the Hermitian Polynomial Change of Support model (also referred to as the Discrete Gaussian Correction). This method is described in more detail in Section 11.2.1.9.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The Illinois Creek OK model was generated with a relatively limited number of samples to match the change of support or Herco (Hermitian Correction) grade distribution. This approach reduces the amount of smoothing or averaging in the model, and, while there may be some uncertainty on a localized scale, this approach produces reliable estimates of the recoverable grade and tonnage for the overall deposit.

Estimates for SG are made using the inverse distance weighting (ID2) interpolation method.

The estimation parameters for the various elements in the Mineral Resource block model are shown in Table 11-8. All grade estimations use length-weighted composite drill hole sample data.

Table 11-8: Interpolation Parameters for In Situ Mineral Resources

Element	Search Ellipse Range (m)			# of Composites			Method
	X	Y	Z1	Min/block	Max/block	Max/hole
Gold	200	200	7	5	40	10	OK
Silver	200	200	7	5	40	10	OK
Copper	200	200	7	5	40	10	OK
SG	200	200	10	5	32	8	ID2

Note. 1 The vertical search range is relative to the interpreted trend of the mineralized zone.

11.2.1.10	Validation

The results of the modeling process were validated using several methods. These include a thorough visual review of the model grades in relation to the underlying drill hole sample grades, comparisons with the change of support model, comparisons with other estimation methods and grade distribution comparisons using swath plots.

Visual Inspection

A detailed visual inspection of the block model was conducted in both section and plan to ensure the desired results following interpolation. This includes confirmation of the proper coding of blocks within the grade probability shell domains. The estimated gold, silver and copper grades in the model appear to be valid representations of the underlying drill hole sample data. Examples of the distribution of gold and silver grades in model blocks compared to the drill hole sample data are shown in several selected vertical cross sections oriented at an azimuth of 340 degrees in Figure 11-11 and Figure 11-12. Figure 11-13 shows gold equivalent (AuEq) grades in model blocks for comparison purposes.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-11:	Gold Grades in Drilling and Block Model

Source: SGI 2021.

Figure 11-12:	Silver Grades in Drilling and Block Model

Source: SGI 2021.

Figure 11-13:	Gold Equivalent Grades in Block Model

Source: SGI 2021.

Signature Date:April 30, 2025	11-19

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Model Checks for Change of Support

The relative degree of smoothing in the block model estimates were evaluated using the Discrete Gaussian of Hermitian Polynomial Change of Support method (described by Rossi and Deutsch, Mineral Resource Estimation, 2014).

With this method, the distribution of the hypothetical block grades can be directly compared to the estimated (OK) model through the use of pseudo-grade/tonnage curves. Adjustments are made to the block model interpolation parameters until an acceptable match is made with the Herco distribution. In general, the estimated model should be slightly higher in tonnage and slightly lower in grade when compared to the Herco distribution at the projected cut-off grade. These differences account for selectivity and other potential ore-handling issues which commonly occur during mining.

The Herco distribution is derived from the declustered composite grades which were adjusted to account for the change in support, going from smaller drill hole composite samples to the large blocks in the model. The transformation results in a less skewed distribution but with the same mean as the original declustered samples.

The Herco analysis was conducted on the distribution of gold and silver in the block model and level of correspondence was achieved in all cases.

Examples showing the distributions of the gold and silver models inside their respective probability grade shell domains are shown in Figure 11-14.

Figure 11-14:	Herco Grade/Tonnage Plot for Gold and Silver Models

Source: SGI 2021.

Signature Date:April 30, 2025	11-20

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Comparison of Interpolation Methods

For comparison purposes, additional models for gold, silver and copper were generated using both the inverse distance weighted (ID2) and nearest neighbor (NN) interpolation methods (the NN model was generated using data composited to 5 m intervals).

Comparisons are made between these models on grade/tonnage curves. Examples of the grade/tonnage curves for gold and silver are shown in Figure 11-15 (these are restricted to model blocks within their respective probability shell domains and in the Indicated category). There is good correlation between the OK and ID2 models throughout the range of cut-off grades. The NN distribution, generally showing less tonnage and higher grade, is the result of the absence of smoothing in this modeling approach. Similar results were achieved with the copper model.

Reproduction of the model using different methods tends to increase the confidence in the overall Mineral Resource estimate.

Figure 11-15:	Grade/Tonnage Comparison of Gold and Silver Models

Source: SGI 2021.

Note: restricted to Indicated class blocks inside grade shell domains.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Swath Plots (Drift Analysis)

A swath plot is a graphical display of the grade distribution derived from a series of bands, or swaths, generated in several directions through the deposit. Grade variations from the OK model are compared using the swath plot to the distribution derived from the declustered (NN) grade model.

On a local scale, the NN model does not provide reliable estimations of grade, but, on a much larger scale, it represents an unbiased estimation of the grade distribution based on the underlying data. Therefore, if the OK model is unbiased, the grade trends may show local fluctuations on a swath plot, but the overall trend should be similar to the NN distribution of grade.

Swath plots were generated in three orthogonal directions for all models. An example of the gold and silver distributions in north-south swaths is shown in Figure 11-16.

There is good correspondence between the models in most areas. The degree of smoothing in the OK model is evident in the peaks and valleys shown in the swath plots. Areas where there are large differences between the models tend to be the result of “edge” effects, where there is less available data to support a comparison. Note: The majority of the Mineral Resources occur in three separate zones: West (between 551600E to 552000E), Central (between 552300E to 553400E) and East (between 553600E to 553800E).

The validation results indicate that the OK model is a reasonable reflection of the underlying sample data.

Figure 11-16:	Swath Plot of Gold and Silver OK and NN Models by Easting

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

11.2.1.11	Mineral Resource Classification

The in situ Mineral Resources for the Illinois Creek deposit were classified in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions. The classification parameters are defined relative to the distance between gold sample data and are intended to encompass zones of reasonably continuous mineralization that exhibit the desired degree of confidence. These parameters are based on visual observations and statistical studies. Classification parameters are based primarily on the nature of the distribution of gold data as it is the main contributor to the relative value of this polymetallic deposit.

The following criteria were used to define in situ Mineral Resources in the Indicated and Inferred categories.

Indicated Mineral Resources (In-situ)

Mineral resources in this category exhibit good continuity of mineralization in which there is a consistent pattern or distribution of drill holes that are on a maximum nominal spacing of 30 m.

Inferred Mineral Resources (In situ)

Mineral resources in this category include model blocks that are located within a maximum distance of 100 m from a drill hole.

A domain was interpreted that encompasses model blocks that are included in the Indicated category. This step ensures consistency of classification of Indicated Resources across the deposit.

At this stage of project evaluation, there are no in situ Mineral Resources included in the Measured category.

11.2.2	Leach Pad Mineral Resource Estimate

This section of the report describes the approach used to estimate the Mineral Resources on the leach pad at the Illinois Creek deposit. This is the first estimate of Mineral Resources for the material located on the leach pad at the Illinois Creek deposit.

The leach pad material was stacked and leached intermittently starting in 1979 through mine closure. Recovery problems were encountered due to the change from a crush/agglomeration process envisioned in the feasibility study to a run-of-mine (ROM) scenario and, as a result, very little of the contained gold was ever extracted from the material on the leach pad. During reclamation, the pad was slightly recontoured and covered with a thin 1 m topsoil cap.

In the summer of 2020, WAC&G tested the leach pad area by drilling a series of 73 vertically oriented reverse circulation (RC) drill holes spaced on a regular 25 to 30 m grid pattern. The RC drill holes were stopped approximately 2 to 3 m above the impermeable liner location at the bottom of the leach pad.

Figure 11-17 shows the location of drilling in the leach pad area in relation to the drill holes that test the Illinois Creek deposit. The leach pad Mineral Resource estimate was generated using the RC drill hole sample assay results. Interpolation characteristics were defined based on the assumption that the leach pad material was stacked in a series of horizontal lifts.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-17:	Plan View Showing Drilling on the Illinois Creek Deposit and in the Leach Pad Area

Source: SGI 2021.

11.2.2.1	Available Data

On October 16, 2020, WAC&G provided the updated drill hole sample data for the Illinois Creek deposit.

The data comprised a series of Excel files (.xls spreadsheet) containing collar locations and assay results for a total of 73 drill holes representing 643.15 m of drilling. There was no associated geologic information provided with this drilling.

As stated previously, all of the drilling on the leach pad was completed using RC drilling equipment. Drilling was conducted in imperial units and the from-to intervals have been converted to metric equivalents for Mineral Resource estimation purposes. All holes are vertically oriented and range from a minimum of 3.05 m (10 ft) long to a maximum of 18.29 m (60 ft) long. Samples are taken on 1.52 m (5 ft) intervals.

All drilled intervals were sampled and analyzed using a multi-element ICP package plus fire assay for gold and additional analyses for cyanide-soluble gold, silver and copper. Sample data for gold, silver, copper, lead and zinc plus cyanide-soluble gold, silver and copper values were exported and retained for Mineral Resource estimation purposes. At this stage of project evaluation, it is likely that lead, zinc or copper would not be effectively extracted from the leach pad, but estimates are retained for information purposes. Assay results for copper, lead, zinc and cyanide-soluble copper are expressed in parts per million (ppm) units; these have been converted to percentage values for this study. Note: 15 samples exceed the maximum ICP grade ranges for lead (values occur as “>10,000 ppm Pb in the original database). These have been assigned default values of 1.01% Pb.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The distribution of drill holes on the leach pad is shown in plan view in Figure 11-18.

Figure 11-18:	Plan View of Drilling on the Leach Pad Area

Source: SGI 2021.

The leach pad sample database contains a total of 422 individual samples, each of which represents a 1.52 m (5 ft) sample interval.

The distributions of available gold, silver, copper, lead and zinc sample data are shown in Figure 11-19, Figure 11-20, Figure 11-21, Figure 11-22, and Figure 11-23, respectively.

The ratio of cyanide-soluble gold to total gold (AuCN/AuTotal) was also calculated from the sample data to provide some information regarding the solubility of the material on the leach pad. These ratios, shown in Figure 11-24, tend to be quite variable over the leach pad.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-19:	Isometric View of Available Gold Data in Leach Pad Drilling

Source: SGI 2021.

Figure 11-20:	Isometric View of Available Silver Data in Leach Pad Drilling

Source: SGI 2021.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-21:	Isometric View of Available Copper Data in Leach Pad Drilling

Source: SGI 2021.

Figure 11-22:	Isometric View of Available Lead Data in Leach Pad Drilling

Source: SGI 2021.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-23:	Isometric View of Available Zinc Data in Leach Pad Drilling

Source: SGI 2021.

Figure 11-24:	Isometric View of AuCN/AuTotal Ratios in Leach Pad Drilling

Source: SGI 2021.

A 3D topographic surface in the area of the leach pad was generated using the drill hole collar locations plus a series of additional points surveyed by McClintock Land Associates. The topographic contours shown in Figure 11-18 to Figure 11-24 have been generated from the updated topographic surface. A surface representing the base of the leach pad was created using the “as-built” information originally generated by SRK. During drilling of the leach pad, drill holes were stopped 2 to 3 m above the base of the leach pad to prevent damage to the liner.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Several test pits, dug and filled with water, provided the SG values: the larger test pits (dug by backhoe) showed SG ranges from 2.1 to 2.6 with an average of 2.3; the several smaller test pits (dug by hand) showed SG ranges from 1.8 to 2.2 with an average of 2.0. Historical production records indicate a total of 1.59 Mt of ore was stacked on the leach pad. With a pad volume estimated to be 631,360 m3, this gives an average SG of 2.5. Although the rocks at Illinois Creek contain high-sulfide contents, and the leach pad appears to be well compacted, an average SG of 2.5 is considered too high for material of this type. Therefore, an average SG of 2.3 was considered reasonable to determine the Mineral Resource tonnage on the leach pad.

The statistical properties of the leach pad sample data are shown in Table 11-9.

Table 11-9:	Summary of Basic Statistics of Leach Pad Sample Data

Element	# of Samples	Min	Max	Mean	Std. Dev.
Gold (g/t)	422	0	3.740	0.467	0.444
Silver (g/t)	422	0	409.0	46.2	43.04
Copper (%)	422	0	4.37	0.44	0.406
Lead (%)	422	0	1.01	0.29	0.237
Zinc (%)	422	0	1.00	0.16	0.089
CN Soluble Gold (g/t)	422	0	3.29	0.239	0.325
CN Soluble Silver (g/t)	422	0	78.3	8.9	9.825
CN Soluble Copper (%)	422	0	0.20	0.07	0.06

Note: Original sample data are weighted by sample length.

There is quite a high amount of variability in the sample weights, but there is no evidence that a relationship exists between sample size and grade.

11.2.2.2	Compositing

See Section 11.2.1.3 for the description of compositing.

A composite length of 1.5 m was selected for the leach pad samples, reflecting the fact that all samples were collected on 1.52 m (5 ft) intervals.

Drill hole composites are length-weighted and were generated down-the-hole; this means that composites begin at the top of each hole and are generated at 1.5 m intervals down the length of the hole.

11.2.2.3	Exploratory Data Analysis

See Section 11.2.1.5 for the description of exploratory data analysis (EDA).

A series of histograms and cumulative probability plots were generated for the various elements of interest. In essentially all cases, the sample data exhibit skewed distributions and pseudo- lognormal trends. A series of scatterplots were also generated that show weak to moderate correlation between gold and the other metals.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

There are no geologic domains related to the mineralized material located on the leach pad. Historical data suggests the material was placed on the pad in horizonal lifts, which would suggest there may be weak lateral trends present but limited-to-no vertical continuity of sample grades.

11.2.2.4	Evaluation of Outlier Grades

Histograms and probability plots for the distribution of gold, silver, copper, lead and zinc were reviewed to identify the presence of anomalous outlier grades in the composited (1.5 m) database. Following a review of the physical location of potentially erratic samples in relation to the surrounding sample data, it was decided that these would be controlled during block grade interpolations using a combination of top-cutting plus the application of outlier limitations. An outlier limitation controls the distance of influence of samples above a defined grade threshold. During grade interpolations, samples above the outlier thresholds are limited to a maximum distance of influence of 20 m (approximately ½ the distance between drill holes). The grade thresholds for all elements are shown in Table 11-10.

Overall, these applications result in a 3.3% reduction in contained gold, 3.5% reduction in contained silver, 2.1% reduction in contained copper, and 1.4% and 1.8% reductions in contained lead and zinc, respectively. These measures are considered appropriate for this leach pad area.

Table 11-10:	Treatment of Outlier Samples in Leach Pad Data

Element	Maximum	Top-Cut Limit	Outlier Limit
Gold (g/t)	3.640	-	1.500
Silver (g/t)	409.0	300.0	150.0
Copper (%)	4.24	2.50	1.70
Lead (%)	1.01	-	0.90
Zinc (%)	1.00	0.50	0.40

Note: Table 11-10 reflects 1.5 m composited drill hole data.

11.2.2.5	Variography

See Section 11.2.1.7 for the description of variography.

Multidirectional variograms for gold, silver, copper, lead, zinc and the ratio of AuCN/AuTotal were generated using the composited (1.5 m) sample data. Variograms were “flattened” in the horizontal directions to restrict or limit the amount of smoothing in the vertical direction (this approach is in response to the horizontal stacking approach used to build the leach pad). The variograms are summarized in Table 11-11.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-11:	Variogram Parameters of Leach Pad Sample Data

Element				1st Structure			2nd Structure
	Nugget	Sill 1	Sill 2	Range (m)	Azimuth (°)	Dip (°)	Range (m)	Azimuth (°)	Dip (°)
Gold	0.062	0.805	0.133	37	96	0	2203	0	0
	Spherical			16	6	0	23	90	0
				6	90	90	9	90	90
Silver	0.226	0.364	0.41	53	341	0	411	62	0
	Spherical			17	71	0	47	332	0
				5	90	90	18	90	90
Copper	0.075	0.625	0.3	48	104	0	88	4	0
	Spherical			17	14	0	30	94	0
				5	90	90	9	90	90
Lead	0.033	0.741	0.226	34	80	0	201	28	0
	Spherical			31	350	0	47	118	0
				5	90	90	10	90	90
Zinc	0.26	0.545	0.195	26	33	0	1669	65	0
	Spherical			19	123	0	57	335	0
				8	90	90	9	90	90
Ratio AuCN/AuTotal	0.328	0.608	0.065	65	44	0	874	34	0
	Spherical			28	134	0	786	124	0
				10	90	90	21	90	90

Note: Correlograms were conducted on 1.5 m composite sample data.

11.2.2.6	Model Setup and Limits

The block model described in Table 11-7 not only covers the area of the in situ Mineral Resources but also extends to the area of the leach pad. The nominal block size, measuring 10 × 10 × 5 m (l × w × h), is considered appropriate with respect to the current drill hole spacing in the leach pad area. Grade estimates used to estimate the leach pad Mineral Resources are restricted to model blocks that intersect the volume of material located on the leach pad.

The proportion of blocks that occur within the volume of material on the leach pad is also calculated and stored within the model as individual percentage items. These values are used as weighting factors to determine the volume (tonnage) of Mineral Resources located on the leach pad.

11.2.2.7	Interpolation Parameters

The block model grades for gold, silver, copper, lead, zinc and the ratio of AuCN/AuTotal were estimated using OK. The results of the OK estimation were compared with the Hermitian Polynomial Change of Support model (also referred to as the Discrete Gaussian Correction described previously in Section 11.2.1.10 of this report).

The Illinois Creek OK model for the leach pad Mineral Resources was generated with a relatively limited number of samples to match the change of support or Herco (Hermitian Correction) grade distribution. This approach reduces the amount of smoothing or averaging in the model, and, while there may be some uncertainty on a localized scale, this approach produces reliable estimates of the recoverable grade and tonnage for the overall deposit.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The estimation parameters for the various elements in the Mineral Resource block model are shown in Table 11-12. All grade estimations use length-weighted composite drill hole sample data.

Table 11-12:	Interpolation Parameters for Leach Pad Area Mineral Resources

Element	Search Ellipse Range (m)			Number of Composites			Comments
	X	Y	Z1	Min/block	Max/block	Max/hole
Gold	100	100	7	3	20	5	1 DH per Octant
Silver	100	100	7	3	20	5	1 DH per Octant
Copper	100	100	7	3	20	5	1 DH per Octant
Lead	100	100	7	3	20	5	1 DH per Octant
Zinc	100	100	7	3	20	5	1 DH per Octant
Ratio AuCN/AuTotal	100	100	7	3	20	5	1 DH per Octant

Note. 1 The vertical search range is relative to the interpreted trend of the mineralized zone. DH = drill hole.

11.2.2.8	Validation

The results of the modeling process were validated using several methods. These include a thorough visual review of the model grades in relation to the underlying drill hole sample grades, comparisons with the change of support model, comparisons with other estimation methods and grade distribution comparisons using swath plots.

Visual Inspection

A detailed visual inspection of the block model was conducted in both section and plan to ensure the desired results following interpolation. The estimated gold, silver, copper, lead and zinc grades in the leach pad area appear to be valid representations of the underlying drill hole sample data. Examples of the distribution of gold and silver grades in model blocks compared to the drill hole sample data are shown in several selected vertical cross sections oriented at an azimuth of 340 degrees in Figure 11-25 and Figure 11-26.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-25:	Gold Grades in Drilling and Block Model in the Leach Pad Area

Source: SGI 2021.

Figure 11-26:	Silver Grades in Drilling and Block Model in the Leach Pad Area

Source: SGI 2021.

Model Checks for Change of Support

See Section 11.2.1.10 for the description of model checks for change of support.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The Herco analysis was conducted on the distribution of all five metals estimated in the block model and level of correspondence was achieved in all cases.

Examples showing the distributions of the gold and silver models are shown in Figure 11-27.

Figure 11-27: Herco Grade/Tonnage Plot for Gold and Silver Models in the Leach Pad Area

Source: SGI 2021.

Swath Plots (Drift Analysis)

See Section 11.2.1.10 for the description of swath plots.

Swath plots were generated in three orthogonal directions for all models. An example of the gold and silver distributions in north-south swaths is shown in Figure 11-28.

There is good correspondence between the models in most areas. The degree of smoothing in the OK model is evident in the peaks and valleys shown in the swath plots.

The validation results indicate that the OK model is a reasonable reflection of the underlying sample data.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-28:	Swath Plot of Gold and Silver OK and NN Models by Easting in the Leach Pad Area

Source: SGI 2021.

11.2.2.9	Mineral Resource Classification

The Mineral Resources located in the leach pad area at the Illinois Creek deposit were classified in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with the CIM Definition Standards on Mineral Resources and Mineral Reserves (May 2014). The classification parameters are defined relative to the distance between gold sample data and are intended to encompass zones of reasonably continuous mineralization that exhibit the desired degree of confidence. These parameters are based on visual observations and statistical studies. Classification parameters are based primarily on the nature of the distribution of gold data as it is the main contributor to the relative value of this polymetallic leach pile.

The following criteria were used to define leach pad Mineral Resources in the Indicated and Inferred categories.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Indicated Mineral Resources (Leach Pad)

Mineral resources in this category are areas of the leach pad where there is a consistent pattern or distribution of drill holes that are on a maximum nominal spacing of 30 m.

Inferred Mineral Resources (Leach Pad)

Mineral resources in this category include model blocks that are located within a maximum distance of 60 m from a drill hole.

A domain was interpreted that encompasses model blocks that are included in the Indicated category. This step ensures consistency of classification across the deposit. The remainder of the leach pile material that is not included in the Indicated category is included in the Inferred resource category.

At this stage of Project evaluation, there are no Mineral Resources on the leach pad that can be included in the Measured category.

11.2.3	Summary Illinois Creek In Situ and Leach Pad Mineral Resource Estimate

S-K 1300 defines a mineral resource as: “[A] concentration or occurrence of material of economic interest, in or on the Earth’s crust in such form, grade or quality and quantity, that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location, or continuity that with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”

The requirement with respect to “reasonable prospects for economic extraction” generally implies that quantity and grade estimates meet certain economic thresholds and that mineral resources are reported at an appropriate cut-off grade that takes into account extraction scenarios and processing recovery. It is assumed that the in situ Mineral Resources would be mined using open pit extraction methods. It is also assumed that there would be no selectivity (i.e., no cut-off grade threshold) of the material located in the leach pad area and that all the material currently located on the leach would be treated with cyanide leaching solution.

Reasonable prospects for economic extraction of the in situ Mineral Resources were tested by constraining it within a floating cone pit shell with the following parameters (US$):

•	Mining (open pit)	$2.50/t

•	Processing	$10/t

•	G&A	$4/t

•	Gold price	$1,600/oz

•	Silver price	$20/oz

•	Gold process recovery	92%

•	Silver process recovery	65%

•	Copper process recovery	0% (no CN-leach recovery of copper)

•	Pit slope	45 degrees

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

These metal prices and mining costs were derived by reviewing current industry disclosures of similar projects.

Based on the metal prices and recoveries listed here, recoverable gold equivalent (AuEqR) grades are calculated using the following formula:

AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65)

The pit shell is generated using a floating cone algorithm based on the recoverable AuEq block grades. There are no adjustments for mining recoveries or dilution. This test indicates that some of the deeper mineralization may not be economic due to the increased waste-stripping requirements. It is important to recognize that discussions surrounding surface mining parameters are used solely to test the “reasonable prospects for economic extraction,” and they do not represent an attempt to estimate mineral reserves. There are no mineral reserves estimated for this Project. These preliminary evaluations are used to prepare a Mineral Resource Statement and to select appropriate reporting assumptions.

The estimate of in situ Mineral Resources, contained within the $1,600/oz Au pit shell, is shown in Table 11-13. Based on the assumed metal prices, operating costs and projected metallurgical recoveries, the base case cut-off grade for mineral resources is estimated to be 0.35 g/t AuEqR. Note that the average SG of the in situ Mineral Resources is 2.52.

The estimate of Mineral Resources located on the leach pad is shown in Table 11-14. It is assumed that all of the material currently located on the leach pad exhibits reasonable prospects for eventual economic extraction considering the same prices and costs used for the floating cone analysis above. It is also assumed that there will be no selective mining and that the whole volume of material on the pad will be processed using leaching solutions. Therefore, Mineral Resources located on the leach pad are presented at a zero-cut-off grade.

The combined Mineral Resources for the Illinois Creek Project are shown in Table 11-15.

There are no known factors related to environmental, permitting, legal, title, taxation, socio- economic, marketing, political or other relevant factors which could materially affect the Mineral Resource. Mineral Resources in the Inferred category have a lower level of confidence than that applied to Mineral Resources in the Indicated category, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonable to expect that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-13:	Mineral Resource Estimate for Illinois Creek In Situ Mineral Resources – July 21, 2021

Class	Tonnes (Mt)	Average Grade				Contained Metal				Metallurgical Recoveries
		AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	7.4	1.39	0.98	32.7	111.1	331	234	7.8	26.5	92	65
Inferred	3.1	1.47	1.02	35.9	117.5	148	102	3.6	11.8	92	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     In Situ Mineral Resources are constrained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 92% metallurgical recovery Au, 65% metallurgical recovery Ag and an average pit slope of 45 degrees. The cut-off grade for resources considered amenable to open pit extraction methods is 0.35 g/t AuEqR. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t). The formula for AuEqR is AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65)

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

5.     Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

6.     Totals may not add due to rounding.

Table 11-14:	Mineral Resource Estimate for Leach Pad Mineral Resources – July 21, 2021

Class	Tonnes (Mt)	Average Grade				Contained Metal				Metallurgical Recoveries
		AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	1.30	1.00	0.44	44.3	79.5	41.8	18.6	1.9	3.4	92	65
Inferred	0.15	0.90	0.37	42.6	72.2	4.4	1.8	0.2	0.3	92	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     It is assumed that the entire volume of the material on the leach pad will be processed and therefore, no selectivity is possible, and the Mineral Resources are presented at a zero-cut-off grade. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t).

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

5.     Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

6.     Totals may not add due to rounding.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

It is assumed that the entire volume of the material on the leach pad will be processed and therefore, no selectivity is possible, and the Mineral Resources are presented at a zero-cut-off grade. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag.

Table 11-15:	Mineral Resource Estimate for Combined Illinois Creek In Situ and Leach Pad Mineral Resources – July 21, 2021

Class	Tonnes (Mt)	Average Grade				Contained Metal				Metallurgical Recoveries
		AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)	Au (%)	Ag (%)
Indicated	8.7	1.33	0.90	34.4	106.4	373	253	9.6	29.8	92	65
Inferred	3.3	1.44	0.99	36.2	115.4	152	104	3.8	12.1	92	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     In Situ Mineral resources are stated as contained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 92% metallurgical recovery Au, 65% metallurgical recovery Ag and an average pit slope of 45 degrees. AuEq and AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t). The cut-off grade for resources considered amenable to open pit extraction methods is 0.35 g/t AuEqR. The formula for AuEqR is AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65).

3.     It is assumed that the entire volume of the material on the leach pad will be processed and therefore, no selectivity is possible, and the Leach Pad Mineral Resources are presented at a zero-cut-off grade.

4.     Metal prices are based on industry consensus long term pricing.

5.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.

6.     Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

7.     Totals may not add due to rounding.

The distribution of the in situ base case Mineral Resource within the $1,600/oz Au pit shell as well as the material in the leach pad area is shown from a series of isometric viewpoints in Figure 11-29 and Figure 11-30.

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Figure 11-29:	Isometric View of Base Case Mineral Resources (North)

Source: SGI 2021.

Figure 11-30:	Isometric View of Base Case Mineral Resources (South)

Source: SGI 2021.

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Sensitivity of In Situ Mineral Resources to Gold Price

The sensitivity of the in situ Mineral Resources to varying gold prices is demonstrated by listing Mineral Resources contained within pit shells generated at each defined metal price, and with cut-off grades that are determined based on the gold price and the operating costs and process recovery factors listed previously. The results are summarized in Table 11-16.

There is relatively little change in the volume of Mineral Resources in the Indicated category with changing gold price. This is because the majority of Indicated class model blocks occur within the base case pit shell, and there is little difference in the size of other pit shells generated using lower gold prices. The volume of Mineral Resources in the Inferred category is more variable, with a significant increase in the depth extent of the pit shell and the size of the mineral resource, when the gold price reaches $1,900/oz.

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Table 11-16:	Sensitivity of In Situ Mineral Resources to Gold Price

Gold Price ($/oz)	Cut-off Grade AuEq (g/t)	Tonnes (M)	Average Grade				Contained Metal
			AuEq (g/t)	Au (g/t)	Ag (g/t)	AgEq (g/t)	AuEq (koz)	Au (koz)	Ag (Moz)	AgEq (Moz)
Indicated
1,200	0.46	6.1	1.57	1.13	35.4	125.8	308	221	6.9	24.6
1,300	0.43	6.54	1.51	1.08	34.6	121.0	318	227	7.3	25.5
1,400	0.4	6.85	1.47	1.04	33.9	117.1	323	230	7.5	25.9
1,500	0.37	7.18	1.42	1	33.2	113.2	328	232	7.7	26.3
Base Case 1,600	0.35	7.4	1.39	0.98	32.7	111.1	331	234	7.8	26.5
1,700	0.33	7.6	1.37	0.96	32.2	109.0	334	235	7.9	26.7
1,800	0.31	7.81	1.34	0.94	31.7	106.9	336	236	8	26.9
1,900	0.29	8.08	1.31	0.92	31.1	104.7	339	238	8.1	27.1
2,000	0.28	8.21	1.29	0.91	30.8	103.6	340	239	8.1	27.2
Inferred
1,200	0.46	1.53	1.65	1.16	39.1	131.9	81	57	1.9	6.5
1,300	0.43	2.11	1.61	1.13	38.3	128.7	109	77	2.6	8.8
1,400	0.4	2.44	1.54	1.07	38.2	123.8	121	84	3	9.7
1,500	0.37	2.74	1.5	1.04	36.9	120.1	132	92	3.3	10.7
Base Case 1,600	0.35	3.13	1.47	1.02	35.9	117.5	148	102	3.6	11.8
1,700	0.33	3.51	1.43	1	34.9	114.9	162	112	3.9	12.9
1,800	0.31	3.85	1.4	0.97	34.2	111.8	173	120	4.2	13.8
1,900	0.29	6.39	1.33	0.93	31.9	106.3	273	191	6.5	21.8
2,000	0.28	7.19	1.3	0.91	31.7	104.5	301	209	7.3	24.0

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Note: The estimates in Table 11-16 are constrained within individual pit shells generated using the defined gold prices, and using cut-off grades that are calculated based on the projected operating costs, process recoveries and varying metal prices (gold price varies from $1,200/oz to $2,000/oz at $1,000/oz increments, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4/t, 92% metallurgical recovery Au, 65% metallurgical recovery Ag and an average pit slope of 45 degrees). The base case gold price is $1,600/oz with a cut-off grade of 0.35 g/t AuEqR. AuEq and AgEq values are based on gold and silver values using metal prices of US$1,600/oz Au, and US$20/oz Ag. The formulas for AuEq and AgEq are AuEq (g/t) = Au (g/t) + 0.0125 x Ag (g/t) and AgEq (g/t) = Ag (g/t) + 80.0 x Au(g/t). The formula for AuEqR is AuEqR = (Au g/t × 0.92) + (Ag g/t × 0.0125 × 0.65)

Mineral resources are not mineral reserves because the economic viability has not been demonstrated.

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11.3	Waterpump Creek

In the opinion of the QP, the Mineral Resource estimate reported herein is a reasonable representation of the mineralization found at the Waterpump Creek Deposit at the current level of sampling. The Mineral Resources were estimated in conformity with generally accepted CIM Estimation of Mineral Resources and Mineral Reserves Best Practices Guidelines (November 29, 2019) and are classified and reported in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions.

Mineral Resources are not Mineral Reserves, and they do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves upon application of modifying factors.

Estimations are made from 3D block models based on geostatistical applications using commercial mine planning software (MinePlan® v16.0.5). The project limits are based in the UTM coordinate system (NAD83) using a nominal block size measuring 15 m × 15 m × 3 m (L x W x H).

The Mineral Resource estimate was generated using drill hole sample assay results and the interpretation of a geological model which relates to the spatial distribution of gold, silver and copper. Interpolation characteristics were defined based on the geology, drill hole spacing, and geostatistical analysis of the data.

The Mineral Resources were classified according to their proximity to the sample data locations.

These are the first estimates of Mineral Resources produced for the Waterpump Creek deposit.

11.3.1	Available Data

In August 2023, WACG provided the drill hole sample data for the Waterpump Creek deposit. Since that time, there has been no additional exploration in the area of in situ Mineral Resources.

The data comprised a series of ASCII files (.csv spreadsheet) containing collar locations, down- hole survey results, geologic information and assay results for a total of 88 drill holes representing 16,125 m of drilling. The geology domains were built using Leapfrog software and were received by LGGC as dxf files.

Drilling on the Waterpump Creek deposit was conducted between 1983 and 2023 with 45 holes drilled between 1983 and 2006 and 43 holes between 2021 and 2023. Drill holes penetrate the north south trending Waterpump Creek deposit over a strike length of 750 m and to depths that exceed 400 m below surface.

In the Waterpump Creek sample database, a total of 7,386 individual samples were analyzed for silver, lead and zinc content.

The distribution of silver grades in drill holes that are proximal to the Waterpump Creek deposit is shown in plan view in Figure 11-31 and in long section in Figure 11-32, for lead in Figure 11-33 and Figure 11-34 and for zinc in Figure 11-35 and Figure 11-36.

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Figure 11-31:	Plan View of Silver Grades in Drilling, Ag g/t

558000 E
558200 E
558400 E
N
S
7105400 N
7105300 N
7105200 N
7105100 N
7105000 N
7104900 N
Ag g/t
Value
Line Color
<0
0
25
50
100
250
500
750
1000
3000
5000
Meters
0
50
100
200
300

Source: LGGC 2024.

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Figure 11-32:	Long Section View of Silver Grades in Drilling, Ag g/t

Source: LGGC 2024.

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Figure 11-33:	Plan View of Lead Grades in Drilling, Pb %

558000 E
558200 E
558400 E
N
7105400 N
7105300 N
7105200 N
7105100 N
7105000 N
7104900 N
Pb%
Value
Line Color
<0.001
0.001
0.1
0.5
0.75
1
2.5
5
7.5
10
20
100
0
50
100
200
300
Meters

Source: LGGC 2024.

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Figure 11-34: Longitudinal Section View of Lead Grades in Drilling, Pb %

Source: LGGC 2024.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-35:	Plan View of Zinc Grades in Drilling, Zn %

N
558000 E
558200 E
558400 E
7105400 N
7105300 N
7105200 N
7105100 N
7105000 N
7104900 N
Zn%
Value
Line Color
<0.001
0.001
0.1
0.5
0.75
1
2.5
5
7.5
10
20
100
Meters
0
50
100
200
300

Source: LGGC 2024.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Figure 11-36:	Long Section View of Zinc Grades in Drilling, Zn %

Source: LGGC 2024.

As shown in Figure 11-31 through Figure 11-36, it is not uncommon to have drill hole intervals that have no associated assay data, especially outside of areas of mineralization. Mineralized zones were sampled while hanging wall and footwall zones were more selectively sampled. Areas not sampled were assigned a zero grade for each element.

Individual sample intervals range from a minimum of 0.04 m to a maximum of 6.2 m and average 1.50 m long.

Bulk density (BD) data for the Waterpump Creek deposit were reviewed. The database contains 1,146 test results and LGGC averaged the data by the different geology domains. The averaged results were used to estimate the tonnage in the resource estimation as per Table 11-17.

Table 11-17: Averaged Bulk Density Results by Domain

Domain	No.	Mean	CV	Minimum	Q25	Q50	Q75	Maximum
Waste Domains		2.68
100	489	2.67	0.06	2.06	2.59	2.71	2.76	4.11
150	37	2.68	0.03	2.53	2.64	2.68	2.72	2.81
500	337	2.7	0.04	2.1	2.65	2.71	2.77	3.41
Mineralized Domains
600(630, 640, 655)	98	3.02	0.17	2.22	2.63	2.83	3.43	4.41
620	1	2.24	Used 3.0
665	184	3.67	0.11	2.52	3.43	3.62	3.83	6.24

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BD values within the estimated domains (600, 620, and 665) range from 2.24 to 3.67 and average 3.34 (excluding the 2.24 from the single result for domain 620). With only one measurement in the 620 domain, LGGC applied a BD value of 3.0 to this domain.

A topographic surface was derived from a LIDAR survey over the area and was provided in the UTM coordinate metric units.

Geologic information, derived from observations during logging, provided lithology code designations for the various rock units present on the Waterpump Creek deposit area.

The statistical properties for silver, lead and zinc of each mineralized domain at the Waterpump Creek deposit are summarized in Table 11-18.

Table 11-18: Summary of Basic Statistics of Assay Data by Mineralized Domains

Element	Domain	No.	Mean	CV	Minimum	Maximum
Ag	620	267	169.58	2.25	0.2000	3140.60
Pb	620	267	8.13	1.95	0.0001	72.44
Zn	620	267	4.99	1.69	0.0050	43.34
Ag	630(600)	32	140.35	1.63	4.9000	940.00
Pb	630(600)	32	4.66	1.67	0.1150	31.72
Zn	630(600)	32	4.68	1.37	0.0208	28.40
Ag	640(600)	207	77.73	1.89	0.2500	977.00
Pb	640(600)	207	3.05	1.72	0.0009	32.87
Zn	640(600)	207	5.20	1.09	0.0165	31.78
Ag	655(600)	19	86.95	1.28	3.0000	395.00
Pb	655(600)	19	2.55	1.13	0.0721	9.69
Zn	655(600)	19	2.71	1.09	0.2550	16.80
Ag	665	295	227.04	1.56	0.2500	2670.00
Pb	665	295	7.39	1.39	0.0050	71.10
Zn	665	295	10.11	0.99	0.0200	57.70

Note: Original assay data are weighted by sample length. The data used in Table 11-18 are restricted to assay data in the mineralized domains used for the resource estimate.

11.3.2	Compositing

Compositing the drill hole samples helps standardize the database for further statistical evaluation. This step eliminates any effect that inconsistent sample lengths might have on the data.

To retain the original characteristics of the underlying data, a composite length was selected that reflects the average, original sample length. The generation of longer composites can result in some degree of smoothing which could mask certain features of the data.

A composite length of 1.5 m was selected for the Waterpump Creek deposit, reflecting the fact that the vast majority of samples were collected on 1.5 m intervals.

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Drill hole composites are length-weighted and were generated down-the-hole; this means that composites begin at the top of each hole and are generated at 1.5 m intervals down the length of the hole.

11.3.3	Mineralized Domains at Waterpump Creek Deposit

WAM provided the domain solids based on the logged geology codes and mineralized domains. LGGC found them to be reasonable representations of the underlying geology and appropriate for use in the Mineral Resource estimation (Figure 11-37 and Figure 11-38).

Figure 11-37:	Plan View of Mineralized Domains at Waterpump Creek Deposit

Source: LGGC 2024.

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Figure 11-38:	Long Section View of Mineralized Domains at Waterpump Creek Deposit

Source: LGGC 2023.

As there were too few composites for mineral estimation in domains 630 and 655, the data from these domains were combined with domain 640 and the combined code assigned was 600 (Table 11-19).

Table 11-19:	Lithology and Mineralized Domains with Corresponding Codes

Geology Solids	Code
Schist	100
Lower Schist	150
Dolomite	500
North Min oxide	620
Oxide Pyrite	630 (600)
Oxide Sulfide	640 (600)
Pyrite	655 (600)
Sulfide	665

The summary statistics of the composited data within the mineralized domains is included in Table 11-20.

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Table 11-20:	Summary of Basic Statistics of 1.5 m Composites by Mineralized Domains

Element	Domain	No.	Mean	CV	Minimum	Maximum
Ag	620	199	155.62	2.10	0.0800	2097.67
Pb	620	199	7.46	1.91	0.0001	69.60
Zn	620	199	4.52	1.65	0.0040	41.32
Ag	630(600)	13	147.14	1.99	17.6900	1153.33
Pb	630(600)	13	5.54	1.47	1.1347	32.93
Zn	630(600)	13	4.32	1.03	0.0420	14.50
Ag	640(600)	121	72.73	2.35	0.2500	1325.30
Pb	640(600)	121	2.57	2.01	0.0009	36.65
Zn	640(600)	121	5.06	1.13	0.0437	27.99
Ag	655(600)	41	106.65	2.13	0.9200	1466.80
Pb	655(600)	41	3.18	1.86	0.0196	38.25
Zn	655(600)	41	4.51	0.85	0.2530	15.51
Ag	665	178	226.38	1.10	1.3400	1556.00
Pb	665	178	7.32	0.98	0.0140	37.56
Zn	665	178	10.17	0.87	0.0620	45.13

11.3.4	Exploratory Data Analysis

Exploratory data analysis (EDA) involves the statistical summarization of the database to better understand the characteristics of the data that may control grade. One of the main purposes of this exercise is to determine whether there is evidence of spatial distinctions in grade which may require the separation and isolation of domains during interpolation. The application of separate domains prevents unwanted mixing of data during interpolation, and, therefore, the resulting grade model will better reflect the unique properties of the deposit. However, applying domain boundaries in areas where the data are not statistically unique may impose a bias in the distribution of grades in the model.

Comparison of silver, lead and zinc grades contained inside versus outside of each mineralized domain were reviewed and showed that the distribution of silver, lead and zinc is more distinct inside the domains than the surrounding schist and dolomite domains.

11.3.5	Evaluation of Outlier Grades

Histograms and probability plots for the distribution of silver, lead and zinc were reviewed to identify the presence of anomalous outlier grades in the assay and composited (1.5 m) data. Examples of these plots are included in Figure 11-39 for domain 665. Following a review of the physical location of potentially erratic samples in relation to the surrounding sample data, it was decided that these would be controlled during block grade interpolations using the application of outlier limitations. An outlier limitation controls the distance of influence of samples above a defined grade threshold. During grade interpolations, samples above the outlier thresholds are limited to a maximum distance of influence of 45 m. The grade thresholds for silver, lead and zinc are shown in Table 11-21.

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Figure 11-39:	Histogram/Probability Plots of 1.5 m Composites for Ag g/t, Pb%, and Zn% in Domain 665

Source: LGGC 2024.

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Table 11-21:	Outlier Limitation Grade Thresholds and Range by Domain

Element	Domain	Outlier Limit	Outlier Range
Silver (g/t)	620	1100	45 m
	600	200	45 m
	665	1100	45 m
Lead (%)	620	40	45 m
	600	10	45 m
	665	33	45 m
Zinc (%)	620	25	45 m
	600	12	45 m
	665	40	45 m

Note: Table 11-21 reflects 1.5 m composited drill hole data.

11.3.6	Variography

The degree of spatial variability in a mineral deposit depends on both the distance and direction between points of comparison. Typically, the variability between samples increases as the distance between those samples increases. If the degree of variability is related to the direction of comparison, then the deposit is said to exhibit anisotropic tendencies which can be summarized with the search ellipse. The semi-variogram is a common function used to measure the spatial variability within a deposit.

The components of the variogram include the nugget, the sill, and the range. Often samples compared over very short distances, even samples compared from the same location, show some degree of variability. As a result, the curve of the variogram often begins at some point on the y-axis above the origin: this point is called the nugget. The nugget is a measure of not only the natural variability of the data over very short distances but also a measure of the variability which can be introduced due to errors during sample collection, preparation, and the assay process.

The amount of variability between samples typically increases as the distance between the samples increases. Eventually, the degree of variability between samples reaches a constant, maximum value: this is called the sill, and the distance between samples at which this occurs is called the range.

In this report, the spatial evaluation of the data was conducted using a correlogram rather than the traditional variogram. The correlogram is normalized to the variance of the data and is less sensitive to outlier values, generally giving better results.

Variograms were created using the commercial software package Sage 2001© developed by Isaaks & Co.

Multidirectional variograms for silver, lead and zinc were generated from the distributions of data located inside the combined mineralized domains. The variograms for each element are summarized in Table 11-22.

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Table 11-22:	Variogram Parameters

Element	Nugget	Sill 1	Sill 2	1st Structure			2nd Structure
				Range (m)	Azimuth (°)	Dip	Range (m)	Azimuth (°)	Dip
Silver	0.308	0.399	0.293	85.4	153	-38	71.4	65	2
	Spherical			22.3	44	-23	191.5	335	10
				3	111	44	18.1	164	80
Lead	0.136	0.238	0.626	82.2	14	-2	69.8	80	6
	Spherical			36	258	19	161.9	345	40
				4.1	99	71	12.5	177	49
Zinc	0.115	0.480	0.405	75.2	181	-2	117.7	58	2
	Spherical			25.9	90	-27	202.2	326	37
				4.7	95	63	20.1	150	53

Note: Correlograms were conducted on 1.5 m composite sample data and reported in vertical order of X, Y, Z axis.

11.3.7	Model Setup and Limits

A block model was initialized in MinePlan®, and the dimensions are defined in Table 11-23. The selection of a nominal block size measuring 15 × 15 × 3 m (L × W × H) is considered appropriate with respect to the current drill hole spacing as well as the selective mining unit (SMU) size typical of an operation of this type and scale.

Table 11-23:	Block Model Limits

Direction	Minimum	Maximum	Block Size (m)	# of Blocks
X (east)	557,700	558,600	15	60
Y (north)	7,104,500	7,105,805	15	87
Z (elevation)	-300	216	3	172

Blocks in the model were coded with the mineralized domain codes and percents of each domain within a block. Each mineralized domain is interpolated into the block within its boundary and then the block grade is combined using weight averaging of percent of each domain within a block.

The proportion of blocks that occur below the topographic surface is also calculated and stored within the model as individual percentage items.

11.3.8	Interpolation Parameters

The in situ block model grades for silver, lead and zinc were estimated using OK.

The estimation parameters for the various elements in the Mineral Resource block model are shown in Table 11-24. All grade estimations use length-weighted composite drill hole sample data.

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Table 11-24:	Interpolation Parameters for In Situ Mineral Resources – Waterpump Creek

Element	Domain	Search Ellipse Range (m)	Min No. Comps	Max No Comps	Max No. Comps per DDH
Silver	600	300	3	12	2
	620	300	4	20	3
	665	300	3	12	2
Lead	600	300	3	12	2
	620	300	4	20	3
	665	300	3	12	2
Zinc	600	300	4	20	3
	620	300	4	20	3
	665	300	4	20	3

11.3.8.1	Validation

The results of the modeling process were validated using several methods. These include a thorough visual review of the model grades in relation to the underlying drill hole sample grades, comparisons with other estimation methods and grade distribution comparisons using swath plots.

Visual Inspection

A detailed visual inspection of the block model was conducted in both sections and plans to ensure the desired results following interpolation. This includes confirmation of the proper coding of blocks within the grade probability shell domains. The estimated silver, lead and zinc grades in the model appear to be valid representations of the underlying drill hole sample data. Examples of the distribution of silver, lead and zinc grades in model blocks compared to the drill hole composite data are shown in several selected vertical, north-south cross sections (looking west) in Figure 11-40, Figure 11-41, and Figure 11-42.

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Figure 11-40:	Grades in Drilling and Block Model, Section 558240E, Domains 600 and 665

Source: LGGC 2024.

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Figure 11-41:	Grades in Drilling and Block Model, Section 558255E, Domains 600 and 665

Source: LGGC 2024.

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Figure 11-42:	Grades in Drilling and Block Model, Section 558270E, Domains 600 and 665

Source: LGGC 2024.

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Swath Plots (Drift Analysis)

A swath plot is a graphical display of the grade distribution derived from a series of bands, or swaths, generated in several directions through the deposit. Grade variations from the OK model are compared using the swath plot to the distribution derived from the inverse distance (ID2) and declustered nearest neighbor (NN) grade models.

On a local scale, the NN model does not provide reliable estimations of grade, but, on a much larger scale, it represents an unbiased estimation of the grade distribution based on the underlying data. Therefore, if the OK and ID2 models are unbiased, the grade trends may show local fluctuations on a swath plot, but the overall trend should be similar to the NN distribution of grade.

Swath plots were generated in three orthogonal directions for all models. An example of the silver, lead, and silver equivalent distributions in east-west swaths is shown in Figure 11-43.

There is good correspondence between the models in most areas. The degree of smoothing in the OK and ID2 models is evident in the peaks and valleys shown in the swath plots. Areas where there are large differences between the models tend to be the result of “edge” effects, where there is less available data to support a comparison.

The validation results indicate that the OK model is a reasonable reflection of the underlying sample data.

Figure 11-43:	Swath Plot of Gold and Silver OK and NN Models by Easting for All Domains

Source: LGGC 2024.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

11.3.9	Mineral Resource Classification

Mineral resources in the Inferred category include model blocks that are located within a maximum distance of 100 m from a drill hole.

A domain has been interpreted that encompasses model blocks that are included in the Inferred category. This step insures consistency of classification across the deposit.

Mineral Resources are defined in S-K 1300 as: “[A] concentration or occurrence of material of economic interest, in or on the Earth’s crust in such form, grade or quality and quantity, that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location, or continuity that with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”

11.3.10	Summary of Waterpump Creek In Situ Mineral Resources

The requirement with respect to “reasonable prospects for economic extraction” generally implies that quantity and grade estimates meet certain economic thresholds and that mineral resources are reported at an appropriate cut-off grade that takes into account extraction scenarios and processing recovery. It is assumed that the in situ Mineral Resources would be mined using underground extraction methods for the deeper zones 600 (sulfide/oxide mix) and 665 (sulfide zone) and by open pit extraction methods for the shallower north oxide zone 620.

11.3.10.1	Underground Extraction: Zones 600 and 665

Reasonable prospects for economic extraction of the in situ Mineral Resources have been assessed using the following inputs (US$):

•	Mining (underground)	$65/t

•	Processing	$35/t

•	G&A	$15/t

•	Silver price	$24/oz

•	Lead price	$1/lb

•	Zinc price	$1.3/lb

•	Silver process recovery	75%

•	Lead process recovery	70%

•	Zinc process recovery	84%

These metal prices and mining costs were derived by reviewing current industry disclosers of similar projects.

The AgEqR reporting cut-off grade for zone 665 was based on the metal prices and recoveries listed above using recovered silver equivalent formula:

AgEqR = (Ag g/t x 0.75) + (Pb%/100 × 1998.99) + (Zn%/100 × 3118.47)

The silver equivalent block grades for zone 665 were calculated assuming full metal recoveries using the silver equivalent formula:

AgEq=Ag g/t + (Pb%/100 × 2855.7) + (Zn%/100 × 3712.5)

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

The zinc equivalent block grades for zone 665 were calculated assuming full metal recoveries using the zinc equivalent formula:

ZnEq=Zn% + (Pb% × 0.769) + (Ag g/t × 0.027)

The estimates of in situ underground Mineral Resources for zones 665 and 660 are shown in Table 11-25. Based on the assumed metal prices, operating costs and projected metallurgy recoveries, Zone 665 is reported using an AgEqR cutoff of 200 g/t. Zone 600 uses a 200 g/t Ag cut-off grade, which assumes no recovery of Zn or Pb from the mixed oxide/sulfide zone.

The QPs are not aware of any known factors related to environmental, permitting, legal, title, taxation, socio-economic, marketing factors which could materially affect the Mineral Resource. Mineral Resources in the Inferred category have a lower level of confidence than that applied to mineral resources in the Indicated category, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonable to expect that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

Table 11-25:	In Situ Underground Mineral Resource Estimate at Waterpump Creek Deposit Declared using 200 g/t AgEqR Cut-off for the Mixed Oxide/Sulfide (600) and Sulfide (665) Domains – Effective February 20, 2024

Domain	Cut-off (g/t)	Tonnes	Metal Grades					Contained Metal
			Ag (g/t)	Pb (%)	Zn (%)	AgEq (g/t)	ZnEq (%)	Ag (Moz)	AgEq (Moz)	Pb (Mlb)	Zn (Mlb)	ZnEq (Mlb)
600	Ag 200	40,000	302	-	-	-	-	0.3	-	-	-	-
665	AgEqR 200	2,380,000	279	9.87	11.28	980	26.4	21.4	74.9	517.3	591.2	1383

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     Mineral Resources are stated based on estimated recoveries of 75% Ag, 70% Pb, and 84% Zn and metal pricing of US$24/oz Ag, US$1.30/lb Zn, and US$ 1.00/lb Pb. The formulas for AgEq and ZnEq based on the above metal prices are AgEq (g/t) = Ag (g/t) + 28.56 x Pb (%) + 37.12 x Zn (%) and ZnEq (%) = Zn (%) + Pb (%) x 0.7692 + Ag (g/t) x 0.0269. The cut-off grade for resources considered amenable to underground extraction methods is 200 g/t AgEq and includes recoveries in the calculations: AgEq(recovery) = Ag (g/t) x 75% + 28.56 x Pb (%) x 70% + 37.12 x Zn (%) x 84%.

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

5.     Totals may not add due to rounding.

The effective date of the Mineral Resource is February 20, 2024. The QP for the Mineral Resource is Bruce Davis, FAusIMM.

High-grade samples were restricted using an outlier strategy for Ag at 1100 ppm, Pb at 33% and Zn at 40% for zone 665 and Ag at 200, Pb at 10% and Zn at 12% for 45 m from the composite.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

AgEqR reporting cut-off grade calculation is based on estimated recoveries from preliminary metallurgical test work of 75% Ag, 70% Pb, and 84% Zn and metal prices of US$24.00/oz Ag, US$1.00/lb Pb, and US$1.30/lb Zn and cost inputs suitable for underground extraction method. The AgEq and ZnEq grade calculations are based on the same metal prices and assume full metal recovery.

The sensitivity of the in situ underground Mineral Resources to varying silver, lead and zinc prices is demonstrated by listing Mineral Resources using different cut-off grades. The results are summarized in Table 11-26.

Table 11-26:	In Situ Underground Mineral Resource Estimate at Waterpump Creek Deposit Reported using Comparative AgEqR Cut-offs

Domain	Ag Cut-off (g/t)	Tonnes	Ag (g/t)	Pb (%)	Zn (%)	Ag (Moz)
600	100	90,000	206	5.76	4.86	0.6
600	150	60,000	249	6.85	4.59	0.5
600	200	40,000	302	8.23	4.85	0.3
600	250	20,000	351	9.24	4.96	0.2
600	300	10,000	389	9.38	5.54	0.2
600	400	-	-	-	-	-

Domain	AgEqR Cut-off (g/t)	Tonnes	Ag (g/t)	Pb (%)	Zn (%)	AgEq (g/t)	ZnEq (%)	Ag (Moz)	AgEq (Moz)	Pb (Mlb)	Zn (Mlb)	ZnEq (Mlb)
665	100	2,390,000	278	9.83	11.24	976	26.3	21.4	75	517.7	592	1,384.70
665	150	2,390,000	279	9.84	11.25	977	26.3	21.4	75	517.6	591.9	1,384.40
665	200	2,380,000	279	9.87	11.28	980	26.4	21.4	74.9	517.3	591.2	1,383.30
665	250	2,370,000	280	9.9	11.31	983	26.5	21.3	74.8	516.7	590.2	1,381.20
665	300	2,340,000	283	9.99	11.38	991	26.7	21.3	74.5	515.4	586.9	1,375.80
665	400	2,270,000	289	10.21	11.52	1008	27.1	21	73.5	510.3	575.9	1,356.70
665	500	2,180,000	294	10.42	11.67	1025	27.6	20.6	71.8	500.9	560.8	1,326.60
665	600	2,040,000	301	10.71	11.84	1047	28.2	19.8	68.7	481.8	533	1,268.20
665	800	1,110,000	323	11.69	12.82	1133	30.5	11.6	40.5	286.7	314.2	748.1
665	1000	70,000	446	15.16	15.97	1471	39.6	0.9	3.1	22.1	23.3	57.8

11.3.10.2	Open Pit Extraction: North Oxide Zone (Domain 620)

Reasonable prospects for eventual economic extraction of the open pit extraction of in situ Mineral Resources have been assessed using the following inputs (US$):

•	Mining (open pit)	$2.50/t

•	Processing	$10/t

•	G&A	$4/t

•	Silver price	$24/oz

•	Silver process recovery	75%

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

These metal prices and mining costs were derived by reviewing current industry disclosers of similar projects.

The silver reporting cut-off grade and a resource reporting pit shell were based on the silver metal prices, mining inputs and recoveries listed above.

The estimates of in situ open pit Mineral Resources are shown in Table 11-27. Based on the assumed silver prices, operating costs and projected metallurgical recovery, the base case cut-off grade for Mineral Resources is estimated to be 40 g/t Ag.

Table 11-27:	In Situ Open Pit Mineral Resource Estimate at Waterpump Creek Deposit Declared using 40 g/t Ag Cut-off for the North Oxide Domain (620) – February 1, 2024

Domain	Ag Cut-off (g/t)	Tonnes	Ag (g/t)	Ag (Moz)	Metallurgical Recovery (%)
620	40	720,000	150	3.5	65

Notes:

1.     The definitions for Mineral Resources in S-K 1300, which are consistent with CIM (2014) definitions, were followed for Mineral Resources.

2.     Mineral Resources are stated as contained within a pit shell developed using metal prices of US$1,600/oz Au and US$20/oz Ag, mining costs of US$2.50/t, processing costs of US$10/t, G&A cost of US$4.00/t, 65% metallurgical recovery Ag, and an average pit slope of 45 degrees. AgEq values are based only on gold and silver values using metal prices of US$1,600/oz Au and US$20/oz. The cut-off grade for resources considered amenable to open pit extraction methods is 40 g/t AgEq.

3.     Metal prices are based on industry consensus long term pricing.

4.     Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. Mineral Resources in the Inferred category have a lower level of confidence than that applied to Indicated Mineral Resources, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

5.     Totals may not add due to rounding.

The effective date of the Mineral Resource is February 1, 2024. The QP for the Mineral Resource is Bruce Davis, FAusIMM.

High-grade samples were restricted using an outlier strategy for Ag at 1100 ppm, Pb at 40% and Zn at 25% for 45 m from the composite.

Ag reporting cut-off grade calculation is based on estimated recoveries from preliminary metallurgical test work of 75% Ag, metal prices of US$24.00/oz Ag, and cost inputs suitable for open pit extraction method (mining cost US$2.5/t, Processing and G&A US$14/t, pit slope 45°).

The sensitivity of the open pit in situ Mineral Resources to varying silver prices is demonstrated by listing Mineral Resources using different cut-off grades. The results are summarized in Table 11-28.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-28:	In Situ Mineral Resource Estimate at Waterpump Creek Deposit Reported using Comparative AgEq Cut-offs

Ag Cut-off	Tonnes	Ag (g/t)	Ag (Moz)
0	760,000	143	3.52
20	760,000	143	3.52
40	720,000	150	3.48
60	580,000	174	3.25
80	470,000	198	3.01
100	400,000	218	2.8
150	260,000	271	2.24
200	170,000	326	1.75
300	80,000	415	1.04

11.3.10.3	Total Open Pit and Underground Mineral Resources

The combined underground and open pit Mineral Resource estimate results are reported in Table 11-29.

11.4	QP’s Mineral Resources Opinion

The QP is not aware of any known factors related to environmental, permitting, legal, title, taxation, socio-economic, marketing factors which could materially affect the Mineral Resources. Mineral Resources in the Inferred category have a lower level of confidence than that applied to Mineral Resources in the Indicated category, and, although there is sufficient evidence to imply geologic grade and continuity, these characteristics cannot be verified based on the current data. It is reasonable to expect that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 11-29:	In Situ Mineral Resource Estimate at Waterpump Creek Deposit Reported for Underground and Open Pit Extraction Methods

Domain	Mining Method	Cut-off	Cut-off Grade	Tonnes	Ag (g/t)	Pb (%)	Zn (%)	AgEq (g/t)	ZnEq (%)	Ag (Moz)	AgEq (Moz)	Pb (Mlb)	Zn (Mlb)	ZnEq (Mlb)
620	OP	Ag	40 g/t	720,000	150	-	-	-	-	3.5	-	-	-	-
600	UG	Ag	200 g/t	40,000	302	-	-	-	-	0.3	-	-	-	-
665	UG	AgEqR	200 g/t	2,380,000	279	9.87	11.28	980	26.4	21.4	74.9	517.3	591.2	1,383.30
All	OP & UG			3,140,000	250	-	-	-	-	25.2	-	-	-	-

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

11.5	Mineral Resource Reporting

11.5.1	Sources of Uncertainty

Any sampling process generates error. For instance, the interpretation of geology from a core sample may not reflect the geology relatively close to where the sample was taken. Assays from that piece of core may be different than the amount of mineral in the whole piece of core. The sampling, handling, and processing techniques employed to collect and process the Illinois Creek and Waterpump Creek datasets are designed to produce representative and unbiased sample results. This means that while sampling error is minimized, it cannot be eliminated.

Variability in the sample data is an expression of the accumulated sampling errors from all sources. That variation is captured by the estimation variance produced from the least squares estimation technique used to estimate resources. Estimation variance for Indicated resources implies a 90% confidence limit for total contained metal is ±10%. A global 90% confidence interval for Inferred resources contained metal is ±20%.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

12.0	Mineral Reserve Estimates

The Illinois Creek Project is an early exploration project; there are currently no Mineral Reserves estimated at the Project.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

13.0	Mining Methods

This section is not applicable.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

14.0	Processing and Recovery Methods

This section is not applicable.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

15.0	Infrastructure

This section is not applicable.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

16.0	Market Studies

This section is not applicable.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

17.0	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups

This section is not applicable.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

18.0	Capital and Operating Costs

This section is not applicable.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

19.0	Economic Analysis

This section is not applicable.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

20.0	Adjacent Properties

No properties controlled by any third parties are adjacent to the Illinois Creek property. WAM is actively exploring its other properties in the Illinois Creek mining district which are referenced in sections 4.2 and 7.4.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

21.0	Other Relevant Data and Information

No additional information or explanation is necessary to make this TRS understandable and not misleading.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

22.0	Interpretation and Conclusions

Based on the evaluation of the data available from the Illinois Creek Project, the QPs responsible for this TRS conclude the following:

•	The effective date of this TRS is January 31, 2025. The Illinois Creek Property consists of 241 contiguous State of Alaska mining claims and one Uplands Mining Lease, which are part of a larger mineral tenure package totaling 390 mining claims covering 29,759 ha.

•	WAM, through its 100% owned WAC&G and Piek subsidiaries, holds a 100% interest in the Property. WAC&G also maintains a 100% ownership of four additional properties in the Illinois Creek mining district including the Round Top, Honker, Khotol Ridge, and Pawprint claims.

•	The Illinois Creek Au/Ag/Cu oxide deposit is characterized as a CRD, with zones of predominantly massive sulfides pervasively oxidized to depths approaching 400 m below surface. The remaining iron-oxide gossans contain appreciable amounts of gold, silver, and copper plus minor amounts of lead and zinc.

•	Exploration on the Property began in the early 1980s. In the late 1990s and early 2000s, there was limited production, and exploration was halted due to falling metal prices and corporate financial difficulties for the operators at that time.

•	The Illinois Creek deposit is estimated to contain 7.4 Mt of in situ Mineral Resources in the Indicated category at a grade of 0.98 g/t Au and 32.7 g/t Ag plus 3.1 Mt of Inferred in situ Mineral Resources at an average grade of 1.02 g/t Au and 35.9 g/t Ag. These Mineral Resources are constrained within a pit shell generated using a gold price of US$1,600/oz and a silver price of US$20/oz and summarized using a base case cut-off grade of 0.35 g/t AuEqR.

•	A leach pad area on the Property contains a volume of mineralized material that was stacked during previous mining activities and leached intermittently from 1997 through mine closure. During the summer of 2020, WAC&G drilled and sampled the leach pile. It is estimated to contain 1.3 Mt of Indicated Mineral Resources at a grade of 0.44 g/t Au and 44.3 g/t Ag and 0.15 Mt of Inferred Mineral Resources at a grade of 0.37 g/t Au and 42.6 g/t Ag.

•	Exploration from 2021 through 2023 has largely focused on advancing the Waterpump sulfide mineralization first discovered by Anaconda in 1983. Drilling in 2021, 2022, and 2023 by WAM has encountered high-grade massive and semi-massive sulfide mineralization with important Ag, Pb, Zn grades. Initial metallurgical investigation of the sulfide mineralization has begun with a series of composites delivered to ALS in Kamloops, British Columbia.

•	Drilling in 2024 focused on exploring for extensions of the two resource areas.

o	The Warms Springs drilling tested 1.5 km east of the Illinois Creek oxide Mineral Resource and intersected scattered sulfide and oxide Au-Ag-Pb-Zn mineralization within a large (~750 m) alteration halo.

o	Drilling at the LH prospect, which lies 2.2 km south-southeast of the Waterpump Creek Mineral Resource, intersected local gossan zones with minor Ag-Pb-Zn enrichment.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

•	Drilling at Waterpump Creek through 2023 has outlined primary sulfide CRD mineralization along 495 m of strike length with possible widths varying from 25 m to 75 m, and with thicknesses varying from 5 m to over 100 m.

•	The Waterpump Creek deposit is estimated to contain 2.38 Mt of sulfide Mineral Resource in the Inferred category at a grade of 279 g/t Ag, 9.87% Pb, and 11.28% Zn and 0.04 Mt of mixed (oxide/sulfide) Mineral Resource material in the Inferred category at a grade of 302 g/t Ag, all of which is amenable to underground extraction, and 0.72 Mt of oxide Mineral Resource amenable to open pit extraction in the Inferred category at a grade of 150 g/t Ag.

•	Preliminary metallurgical work indicates that the highly oxidized rocks are amenable to relatively low-cost leaching extraction of gold and silver using cyanide solutions. No test work has been completed for Pb and Zn recoveries for the oxidized rocks at Waterpump Creek.

•	There are no known factors related to metallurgical, environmental, permitting, legal, title, taxation, socio-economic, marketing, or political issues which could materially affect the Mineral Resource estimates.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

23.0	Recommendations

Based on the evaluation of the data available from the Project, the QPs recommend the following two-phase program shown in Table 23-1.

The total estimated direct program costs are approximately US$11.0 million for Phase 1 and US$15.5 million for Phase 2, which includes site costs such as camp support, overhead and other indirect costs, excluding corporate G&A costs.

Phase 2 is contingent on positive drill results at either Waterpump Creek, Warm Springs, or elsewhere. A sufficient mineral inventory will need to be established before proceeding to in-fill drilling and an Initial Assessment.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Table 23-1:	Recommendations for the Illinois Creek Project with Proposed Budgets

Phase 1
Item	Description	Metrics	Estimated Cost (US$)
Exploration Drilling - WPC/LH	Continued exploration and extension drilling of the WPC mineralization to expand the Mineral Resource to both the south and to the north along the Waterpump Creek structure.	Minimum of 7,500m of core drilling and 15 holes	$6.0 M
Exploration Drilling - Warm Springs and other	Follow-up drilling of the Warm Springs target and initial drilling of the numerous targets recognized in the 2024 geophysical program.	Minimum of 6,000m of core drilling and 12 holes	$4.8 M
Environmental Base Line Studies	Continued environmental baseline monitoring studies to support environmental and permitting activities.		$0.2 M
Total Phase 1 Cost			$11.0 M
Phase 2
Item	Description	Metrics	Estimated Cost
In-Fill Drilling -WPC	In-fill drilling to convert the majority of current resource and portion of any exploration success in Phase 1 to indicated to support an initial assessment.	Minimum of 12,000m of drilling and 35 holes	$9.6 M
Geotech Investigation - WPC	Complete oriented Geotech drilling.	Minimum of 2,500m of drilling and 8 holes plus physical property test work	$2.7 M
Metallurgical Test Work -WPC	Complete PQ drilling to attain bulk samples and complete variability and Lock cycle flotation metallurgical test work to de-risk program.	4 PQ drill holes (1,500m) and test work	$2.2 M
Continued and Additional Environmental base line studies	Continue the Phase 1 studies and commence additional studies (ARD, water quality) to support an initial assessment.		$0.5 M
Initial Assessment			$0.5 M
Total Phase 2 Cost			$15.5 M

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

24.0	References

Aerodat, Ltd., 1984, Report on the Combined Helicopter Borne Magnetic, Electromagnetic and VLF Survey Illinois Creek Area, private report prepared for the Anaconda Mining Company.

Alaska Biological Research, Inc. (ABR), 1995, Soil Survey of Proposed Illinois Creek Mine Site. Alaska Biological Research, Inc. (ABR), 1995, Wetlands Survey of the proposed Illinois Creek Mine and Barge Site.

Alaska Department of Fish and Game, 1995, Illinois Creek Gold Mine Project Fisheries Study, November 1995.

Alaska State claims, 2019, Alaska Department of Natural Resources website: dnr.alaska.gov/. Aurora Geosciences, 2005, induced Polarization Survey of the Khotol Grid, Illinois Creek Mine, report prepared for the Alaska Gold Company.

Bennett, S., Lamborn, J., McLeod, R. and Iannacchione, M., 1998, Ore Reserve Update, Illinois Creek Mine, private report prepared for USMX, Inc., April 10, 1998.

Brewer N.A., 1981, Honker Project Summary, Internal Anaconda Mining Company memo. Brewer N.A., 1982, 1981 Annual Summary Report, Illinois Creek Project, Anaconda Mining Company.

Brewer N.A. and Millholland, M.A., 1982, 1981 and 1982 Summary Report, Illinois Creek Project, Anaconda Mining Company.

Derry, Michener, Booth and Wall (DMBW), 1998, Reserve Audit of the Illinois Creek Gold Mine, West Central Alaska, private report prepared for Dakota Mining.

Dimo, G., 1980, The Illinois Creek Cu-Ag-Pb-Zn Prospect, Nulato A-4 Quadrangle, Alaska, Anaconda Mining Company report.

Edcon, 1983, Acquisition and Processing Helicopter Supported Gravity Survey, Southern Kaiyuh Mountains, Alaska, private report prepared for the Anaconda Mining Company.

Edcon, 2004, Illinois Creek Gravity Survey, Southern Kaiyuh Mountains Alaska, private report prepared for NovaGold Inc.

Engelhardt, P.R., and Garcia, L.J., 1984, Summary of Illinois Creek Metallurgical Test Results, Anaconda internal memo, March 7, 1984.

Engelhardt, P.R., Garcia, L.J., and Norrigran, D.A., 1984, Summary of the Flotation and Gravity Characteristics of the Waterpump Creek Mineralization, Anaconda internal memo, March 14, 1984.

Flanigan, B.P., 1994, Genesis and mineralization of ore deposits in the Illinois Creek region, west-central, Alaska: University of Alaska Fairbanks, M.S. thesis, 125 p.

Fluor Daniel, 1996, Audit of the Illinois Creek Mine, private report prepared for USMX.

Gillerman, V.S. and Brewer, N.A., 1985, 1984 report on the Illinois Creek Project Volumes I–III, Anaconda Mining Company.

Goldmor Group, Ltd., 1990, Illinois Creek Project 1990 Field Season report, private report prepared for CIRI.

Kilty, K. and McDermott, M.M., 1981, Aeromagnetic Survey of the Kaiyuh Hills, prepared by Ertec Airborne Systems for the Anaconda Mining Company.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Kirkham, R.A. and Apel, R.A., 1993, Results of the 1993 Exploration Program at the Illinois Creek Project, West Central Alaska, private report prepared for Echo Bay Exploration, December 1993.

Lamborn, J., 1997, Illinois Creek Geology and Exploration Potential, private report prepared for USMX, January 2, 1997.

McClintock Land Associates, Inc. (MLA), 1992, Illinois Creek Drill Grid Survey, 1992, private report prepared for North Pacific Mining Company.

McClintock Land Associates, Inc. (MLA), 1994, Illinois Creek Drill Grid Survey, 1994, private report prepared for USMX.

McDermott, M.M., 1981, Geophysical Project Summary, Internal Anaconda memo.

McDermott, M.M., 1984, Geophysical Interpretation of the Illinois Creek Belt, Internal Anaconda memo.

McClelland Laboratories Inc., 1990, Preliminary Cyanidation Test Work – Illinois Creek Cuttings Composites, March 15, 1990.

McClelland Laboratories Inc., 1990, Column Leach Test Work – Illinois Creek, June 29, 1990. McClelland Laboratories Inc., 1991, Report on Direct Cyanidation of Agglomerate Strength and Stability Test Illinois Creek Bulk Ore Samples, November 11, 1991.

McClelland Laboratories Inc., 1995, Metallurgical Environmental Test Work and Analyses Illinois Creek Core and Bulk Composites, July 10, 1995.

Miller, J.K., 1982, Sampling Procedures, internal Anaconda Minerals memorandum, May 25, 1982.

Moore and Box, 2016, Age, Distribution and Style of Deformation in Alaska North of 60 degrees; Implications for the Assembly of Alaska, Tectonophysics, Volume 691, pgs. 133-170.

Morsell, 1991 and 1994, Illinois Creek Gold Mine Project Aquatic Resources Analysis.

MRDI and Viceroy Resource Corporation, 2000, Audit of Database, Revision of Resource Model and Statement of Mining Costs and Reserves, report prepared by MRDI for Viceroy Resource Corporation.

North Pacific Mining Corporation (NPMC), 1991, Illinois Creek Annual Report, North Pacific Mining Company.

NPMC, Hughes, R. and Smith, M., 1993, Illinois Creek Transportation Study, report prepared for AIDEA under contract 92-018.

NPMC, 1994, Illinois Creek Project Summary, private report prepared by the North Pacific Mining Corporation, January 1994.

Northern Land Use Research (NLUR), 1995, Illinois Creek Gold Mine Project Archaeological Survey Kaiyuh Hills, Alaska, September 1995.

Rossi and Deutsch, Mineral Resource Estimation, Dordrecht, London, Springer, 2014. RTR, Inc., 1995, Illinois Creek Gold Mine Project profile, February 1995.

Salek, H., 1984a, Mineralogical and Alteration Study of Samples from the Waterpump Creek Prospect, Alaska, internal Anaconda memo.

Salek, H., 1984b, Mineralogy and Gold/Silver Occurrence Studies of Samples from the Illinois Creek Project, Alaska, internal Anaconda memo.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

Salisbury & Associates, Inc., 1989, Illinois Creek Project, Geologic Reserve Estimates, private report prepared for the Goldmor Group, Ltd., February 7, 1989.

SRK Consulting, 1995, Illinois Creek Project Assessment of Acid Generating Potential.

Teller, S.D., 1984, 1983 Waterpump Creek Interim Report, Volume I to III, Internal report for the Anaconda Mining Company.

Teller S.D., and Wilson, G.E.,1985, 1984 Waterpump Creek Prospect, Illinois Creek Property, Volume I to III, Internal report for the Anaconda Mining Company.

Tolbert, 1992, Appendix A, Illinois Creek Project, NPMC’s Efforts in Creating a Geologic Resource Model, in Salisbury and Dietz, 1992, Illinois Creek Project, Geologic Reserve Estimate and Preliminary Mine Reserve Estimate, 1992, private report for NPMC.

TRC Environmental Corporation, 1995, USMX Illinois Creek Project, Alaska Air Quality Permit Application.

United States Mining Corporation (USMX), 1994, 1994 Year End Report, Illinois Creek Project, Alaska, USMX report prepared for NPMC.

USMX, 1996a, Illinois Creek Project Feasibility Study, private report prepared by USMX, Inc., February 22, 1996.

USMX, 1996b, Consolidated Permit Application, Volume I, Application.

USMX, 1996c, Consolidated Permit Application, Volume II, Hydrogeology Report: Pollution Prevention Plan.

USMX, 1996d, Consolidated Permit Application, Volume III, Heap Leach Design Report.

USMX, 1996e, Consolidated Permit Application, Volume IV, Ore and Waste Rock Characterization Report, Assessment of Acid Generating Potential Report, and Reclamation Plan.

U.S. Census, 2017, Population of Galena, Kaltag and Nulato, Alaska; www.census.gov. Western Regional Climate Center, 2019, Alaska Climate Summaries: wrcc@dri.edu.

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Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

25.0	Reliance on Information Provided by the Registrant

This TRS has been prepared by the QPs for WAM. The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to the QPs at the time of preparation of this TRS.

•	Assumptions, conditions, and qualifications as set forth in this TRS.

•	Data, reports, and other information supplied by WAM and other third-party sources.

For the purpose of this TRS, the QPs have relied on information provided by WAM’s management team for matters related to the legal aspects of mineral tenure and mining rights permits, surface rights, royalties, agreements and encumbrances relevant to this report in the Summary and Section 3 of the TRS.

Active State of Alaska claims and their ownership have been verified at the Alaska Department of Natural Resources website dnr.alaska.gov/ on September 4, 2023.

The QPs have not researched property title or mineral rights for the Illinois Creek Property as we consider it reasonable to rely on WAM’s management team as it is responsible for maintaining this information.

The QPs have taken all appropriate steps, in their professional opinion, to ensure that the above information from WAM is sound.

Except as provided by applicable laws, any use of this TRS by any third party is at that party’s sole risk.

Signature Date:April 30, 2025	25-1

Western Alaska Minerals Corp. | Illinois Creek Project S-K 1300 Technical Report Summary

26.0	Date and Signature Page

This report titled “S-K 1300 Technical Report Summary, Illinois Creek Project, Western Alaska, USA” with an effective date of January 31, 2025, was prepared and signed by:

(Signed) Bruce Davis

Dated at Grand Junction, CO	Bruce Davis, PhD, FAusIMM
Signature Date:April 30, 2025	Bruce Davis Consulting

(Signed) Jack DiMarchi

Dated at Seattle, WA	Jack DiMarchi, C.P.G.
Signature Date:April 30, 2025	Core Geoscience LLC

(Signed) Deepak Malhotra

Dated at Lakewood, CO	Deepak Malhotra, PhD, SME(RM)
Signature Date:April 30, 2025	DM Consulting

Signature Date:April 30, 2025	26-1